Filed Pursuant to Rule 424(b)(5)
Registration No. 333-200784

The information contained in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission.

Subject to completion

Preliminary Prospectus Supplement dated February 6, 2015

PROSPECTUS    SUPPLEMENT

(To Prospectus dated December 29, 2014)

$60,000,000

Casella Waste Systems, Inc.

7.75% Senior Subordinated Notes due 2019

We are offering $60.0 million aggregate principal amount of 7.75% senior subordinated notes due 2019 (the “new notes”). The new notes offered hereby will be issued as additional notes under the indenture, dated as of February 7, 2011, pursuant to which we previously issued $325.0 million aggregate principal amount of 7.75% senior subordinated notes due 2019 (the “existing notes”). Unless the context requires otherwise, as used herein the term “notes” refers to both the new notes offered hereby and the existing notes.

The new notes offered hereby will have the same terms as the existing notes and will be fungible and treated as a single series with the existing notes, and will vote as one class with the existing notes under the indenture governing the notes. The notes will mature on February 15, 2019. We will pay interest on the new notes semi-annually in cash in arrears on February 15 and August 15 of each year, commencing on August 15, 2015. Our obligations under the notes are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by our existing and future domestic restricted subsidiaries that guarantee our existing senior revolving credit and letter of credit facility (the “Current Senior Credit Facility”) and that are expected to guarantee the new senior secured asset-based revolving credit and letter of credit facility (the “ABL Facility”) that we expect to enter into following the closing of this offering of the new notes. The notes and the guarantees are our general unsecured senior subordinated obligations and are subordinated in right of payment to all of our and the guarantors’ senior debt. In addition, the notes are structurally subordinated to all of the liabilities of any subsidiaries that are not guaranteeing the notes.

The notes will be redeemable on or after February 15, 2015, at the redemption prices specified under “Description of the Notes—Optional Redemption.” We may also redeem some or all of the notes before February 15, 2015, at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, plus a “make whole” premium. In addition, we may be required to make an offer to purchase the notes upon the sale of certain assets and upon a change of control.

The notes will not be listed on any securities exchange.

Investing in the notes involves certain risks. See “Risk Factors” beginning on page S-18.

	Per Note		Total
Public offering price (1)		%	$
Underwriting discounts and commissions		%	$
Proceeds, before expenses, to us (1)(2)		%	$

(1)	Less the amount of interest that would have accrued from the settlement date to February 15, 2015.

(2)	See “Underwriting (Conflicts of Interest).”

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the new notes to purchasers in book-entry form only through the facilities of The Depository Trust Company and its direct participants, including the Euroclear System and Clearstream Banking S.A., on or about                     , 2015.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan

Co-Managers

Comerica Securities	Raymond James

The date of this prospectus supplement is                 , 2015.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the new notes. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering of the new notes. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. The information contained in this prospectus supplement or the accompanying prospectus, or incorporated by reference herein or therein, is accurate only as of the respective dates hereof or thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of the notes. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement.

We are responsible only for the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or information contained in a free writing prospectus that we authorize to be delivered to you. This prospectus supplement and the accompanying prospectus may be used only for the purpose for which they have been prepared. No one is authorized to give you information other than that contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference into this prospectus supplement. We have not, and the underwriters have not, authorized any other person to provide you with different information. We do not, and the underwriters do not, take responsibility for any other information that others may give you.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the new notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless the context otherwise requires or as otherwise expressly stated, references in this prospectus supplement and the accompanying prospectus to “Casella,” “we,” “our,” “us” and “the Company” refer, collectively, to Casella Waste Systems, Inc., a Delaware corporation and its consolidated subsidiaries, including its wholly-owned subsidiaries and certain partially owned entities over which it has a controlling financial interest. Currency amounts in this prospectus supplement are stated in U.S. dollars.

In June 2014, we elected to change our fiscal year-end from April 30 to December 31. The change in fiscal year became effective for our fiscal year beginning January 1, 2015 and ending December 31, 2015 (the “current fiscal year”). We intend to file a Transition Report on Form 10-KT for the eight-month transition period ending December 31, 2014 (the “transition period”). References in this prospectus supplement to a fiscal year prior to the current fiscal year refer to the fiscal year ended April 30 for the applicable year. References to the “six-month period ended October 31, 2014” refer to the first and second quarters of the transition period.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding:

•	expected liquidity and financing plans;

•	expected future revenues, operations, expenditures and cash needs;

•	preliminary estimated financial results;

•	fluctuations in the commodity pricing of our recyclables, increases in landfill tipping fees and fuel costs and general economic and weather conditions;

•	projected future obligations related to final capping, closure and post-closure costs of our existing landfills and any disposal facilities which we may own or operate in the future;

•	our ability to use our net operating losses and tax positions;

•	our ability to service our debt obligations;

•	the projected development of additional disposal capacity or expectations regarding permits for existing capacity;

•	the recoverability or impairment of any of our assets or goodwill;

•	estimates of the potential markets for our products and services, including the anticipated drivers for future growth;

•	sales and marketing plans or price and volume assumptions;

•	the outcome of any legal or regulatory matter;

•	potential business combinations or divestitures; and

•	projected improvements to our infrastructure and impact of such improvements on our business and operations.

In addition, any statements contained in or incorporated by reference into this prospectus that are not statements of historical fact should be considered forward-looking statements. You can identify these forward-looking statements by the use of the words “believes”, “expects”, “anticipates”, “plans”, “may”, “will”, “would”, “intends”, “estimates” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate as well as management’s beliefs and assumptions, and should be read in conjunction with our consolidated financial statements and notes thereto incorporated by reference into this prospectus. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in the forward-looking statements. The occurrence of the events described and the achievement of the expected results depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from those set forth in forward-looking statements.

There are a number of important risks and uncertainties that could cause our actual results to differ materially from those indicated by such forward-looking statements. These risks and uncertainties include, without limitation, those detailed in the “Risk Factors” section herein beginning on page S-18. We explicitly disclaim any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as otherwise required by law. The factors discussed above are not intended to be a complete statement of all risks and uncertainties that may affect our businesses. We cannot anticipate all developments that may adversely affect our business or operations or our consolidated results of operations or financial condition.

SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in the notes. You should read carefully this entire prospectus supplement and accompanying prospectus, including the “Risk Factors” section herein. To the extent the information in this prospectus supplement is inconsistent with the information in the accompanying prospectus or information incorporated by reference herein, you should rely on the information in this prospectus supplement.

Casella Waste Systems, Inc.

Overview

Founded in 1975 with a single truck, Casella is a regional, vertically-integrated solid waste services company. We provide resource management expertise and services to residential, commercial, municipal and industrial customers, primarily in the areas of solid waste collection and disposal, transfer, recycling and organics services. We provide integrated solid waste services in six states: Vermont, New Hampshire, New York, Massachusetts, Maine and Pennsylvania, with our headquarters located in Rutland, Vermont.

As of the date of this prospectus supplement, we owned and/or operated 35 solid waste collection operations, 44 transfer stations, 18 recycling facilities, nine Subtitle D landfills, four landfill gas-to-energy facilities and one landfill permitted to accept construction and demolition materials.

Strategy

Our goal is to build a sustainable and profitable company by providing exemplary service to our customers, while operating safe and environmentally sound facilities. In addition, over the last several years many of our customers have been seeking to reduce their environmental footprint by increasing their recycling rates, diverting organics out of the waste stream into beneficial use processes and exploring emerging methods to transform traditional waste streams into renewable resources. Since our founding, our business strategy has been firmly tied to creating a sustainable resource management model and we continue to be rooted in these same tenets today. We strive to create long-term value for all stakeholders, which include customers, employees, communities and shareholders.

Our key objective is to maximize long-term shareholder value through a combination of financial performance and strategic asset positioning. Annually, we complete a comprehensive strategic planning process to assess and refine our strategic objectives in the context of our asset mix and the current market environment. This process helps the management team allocate resources to a range of business opportunities in order to maximize long-term financial returns and competitive positioning.

Over the last two years, our efforts have been focused in four key areas: (1) increasing landfill returns; (2) driving additional profitability at collection operations; (3) executing our Eastern region strategy (including improving our asset mix through selective asset sales of underperforming operations, expanding and modifying our landfill permits, integrating Bestway Disposal Services and BBI Waste Services, which we acquired in fiscal year 2012, expanding and winning key new municipal contracts and driving operational efficiencies and improved integration across our footprint); and (4) differentiating our business by providing resource solutions. We plan to continue execution of these key strategies in the current fiscal year.

Recent Developments

Preliminary Financial Results

We plan to release financial results for the eight-month transition period ended December 31, 2014 (“transition period 2014”) on February 25, 2015. We are providing the following preliminary estimated financial results ahead of such release. However, these results are subject to adjustment since the audit of our consolidated financial statements has not yet been completed for transition period 2014:

•	Revenues are expected to be approximately $368.4 million for transition period 2014, as compared to the previously disclosed guidance range of between $356.0 million and $366.0 million for the same period, and as further compared to revenues of $340.1 million for the eight months ended December 31, 2013.

•	Adjusted EBITDA* is expected to be between approximately $74.0 million and $75.0 million for transition period 2014, as compared to the previously disclosed guidance range of between $71.0 million and $75.0 million for the same period, and as further compared to Adjusted EBITDA* of $73.0 million for the eight months ended December 31, 2013.

•	Capital expenditures are expected to be approximately $55.0 million for transition period 2014, as compared to the previously disclosed guidance range of between $52.0 million and $55.0 million for the same period.

We are also providing preliminary estimated financial results for the 12 months ended December 31, 2014:

•	Revenues are expected to be approximately $525.9 million for the 12 months ended December 31, 2014.

•	Adjusted EBITDA* is expected to be between approximately $96.0 million and $97.0 million for the 12 months ended December 31, 2014.

•	Free Cash Flow* is expected to be between approximately ($10.2) million and ($9.2) million for the 12 months ended December 31, 2014.

These preliminary estimated financial results have been prepared by and are the responsibility of management. Neither our independent registered public accounting firm nor any other independent registered public accounting firm has audited, reviewed or compiled, examined or performed any procedures with respect to the preliminary estimated financial results, nor have they expressed any opinion or any other form of assurance on the preliminary estimated financial results. These preliminary estimated financial results, and the financial information relating to December 31, 2014 and the 2014 transition period included below, may be subject to adjustment as a result of completion of the audit of our financial statements.

Following is a reconciliation, in the form of a range (except for the eight months ended December 31, 2013), of Adjusted EBITDA* to Net Loss ($ in millions):

	Twelve Months Ended December 31, 2014		Eight Months Ended December 31,
			2014		2013
	Low End	High End	Low End	High End
Net Loss	$(29.4)	$(24.7)	$(6.2)	$(1.4)	$(4.1)
Income from discontinued operations, net	—	—	—	—	(0.3)
Loss on disposal of discontinued operations, net	—	—	—	—	0.4
Provision for income taxes	1.6	1.0	1.0	0.4	1.2
Other income, net	(0.4)	(0.5)	(0.4)	(0.6)	(0.5)
Interest expense, net	38.5	37.5	25.9	25.0	25.2
(Income) expense from divestiture, acquisition and financing costs	(0.5)	(0.6)	(0.5)	(0.6)	0.1
Severance and reorganization costs	0.5	0.4	—	—	0.2
Environmental remediation charge	1.0	0.9	1.0	0.9	0.4
Depreciation and amortization	61.6	60.7	42.0	41.0	40.6
Fiscal year-end transition costs	0.6	0.5	0.6	0.5	—
Asset impairment charge	7.5	7.5	—	—	—
Gain on settlement of acquisition related contingent consideration	(1.1)	(1.1)	—	—	—
Development project charge	1.4	1.4		—	—
Depletion of landfill operating lease obligations	10.9	10.5	8.0	7.6	7.0
Interest accretion on landfill and environmental remediation liabilities	3.8	3.5	2.6	2.2	2.8

Adjusted EBITDA*	$96.0	$97.0	$74.0	$75.0	$73.0

Following is a reconciliation, in the form of a range, of Free Cash Flow* to Net Cash Provided by Operating Activities ($ in millions):

	Twelve Months Ended December 31, 2014
	Low End	High End
Net Cash Provided by Operating Activities	$61.0	$63.2
Capital expenditures	(66.7)	(67.7)
Payments on landfill operating lease contracts	(5.4)	(5.5)
Proceeds from sale of property and equipment	0.9	0.8

Free Cash Flow *	$(10.2)	$(9.2)

*	Non-GAAP Financial Measures

In addition to disclosing financial results prepared in accordance with Generally Accepted Accounting Principles in the United States (GAAP), we also disclose earnings before interest, taxes, depreciation and amortization, adjusted for accretion, depletion of landfill operating lease obligations, gain on sale of assets, development project charge write-offs, legal settlement costs, tax settlement costs, bargain purchase gains, asset impairment charges, environmental remediation charges, severance and reorganization costs, (income) expenses from divestiture, acquisition and financing costs, gains on the settlement of acquisition related contingent consideration, fiscal year-end transition costs, as well as losses on divestiture (Adjusted EBITDA), which is a non-GAAP measure. We also disclose Free Cash Flow, which is defined as net cash provided by operating activities, less capital expenditures (excluding acquisition related capital expenditures), less payments on landfill operating leases, less assets acquired through financing leases, plus proceeds from the sale of property and equipment, plus contributions from non-controlling interest holders, which is a non-GAAP measure. Adjusted EBITDA is reconciled to net income (loss) as presented above, while Free Cash Flow is reconciled to net cash provided by operating activities as presented above.

We present Adjusted EBITDA and Free Cash Flow because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of our results. Management uses these non-GAAP measures to further understand our “core operating performance.” We believe our “core operating performance” is helpful in understanding our ongoing performance in the ordinary course of operations. We believe that providing Adjusted EBITDA and Free Cash Flow to investors, in addition to corresponding income statement and cash flow statement measures, affords investors the benefit of viewing our performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business has performed. We further believe that providing this information allows our investors greater transparency and a better understanding of our core financial performance. In addition, the Current Senior Credit Facility, the indenture governing the notes and the ABL Facility, if consummated, use EBITDA (with additional adjustments) to measure our compliance with covenants such as interest coverage, leverage and debt incurrence.

Non-GAAP financial measures are not in accordance with or an alternative for GAAP. Adjusted EBITDA and Free Cash Flow should not be considered in isolation from or as a substitute for financial information presented in accordance with GAAP, and may be different from Adjusted EBITDA and Free Cash Flow presented by other companies.

ABL Facility

We expect to enter into the ABL Facility following the closing of this offering of the new notes. We intend to use initial borrowings under the ABL Facility, together with the net proceeds of this offering of the new notes, to refinance the Current Senior Credit Facility. Certain financial institutions, including affiliates of certain of the underwriters of this offering of the new notes, have provided commitments on the terms and subject to the conditions stated in their letters, which commitments, in the aggregate, equal or exceed the minimum targeted size of the ABL Facility. We believe that agreement in principle has been reached with the lenders on the terms and conditions for the ABL Facility. The ABL Facility is expected to become effective upon the final approval by us and the lenders, subject to definitive agreements and our satisfaction of customary closing conditions, including our delivery of title insurance for mortgaged properties and a borrowing base report showing that the sum of availability under the ABL Facility (the borrowing base minus outstanding borrowings and letters of credit) plus up to $6.0 million of unused restricted cash comprised of proceeds of the New York Bonds is not less than $32.5 million after giving effect to the initial funding. Prior to the effectiveness of the ABL Facility, we intend to apply the net proceeds from this offering of the new notes to reduce borrowings under the Current Senior Credit Facility.

We cannot assure you that the ABL Facility will become effective or, if it becomes effective, on what terms. The closing of this offering of the new notes is not contingent upon the effectiveness of the ABL Facility. The effectiveness of the ABL Facility is expected to be contingent upon the closing of this offering of the new notes. See “Description of Certain Indebtedness—ABL Facility” for further detail.

Sale of Assets

We are currently negotiating a transaction to sell certain assets of the Casella-Altela Regional Environmental Services, LLC (“CARES”) water treatment facility. We have a 51% ownership interest in CARES and consolidate the assets, liabilities and results of operations of CARES into our consolidated financial statements. At April 30, 2014, we determined that certain assets of CARES were no longer operational and initiated a plan to shut down the operations of CARES, resulting in an impairment charge of $7.5 million. The remaining book value of the assets of CARES at December 31, 2014 was $0.7 million. We are currently negotiating to sell the remaining assets of CARES for total consideration of $3.5 million, resulting in a gain on sale of assets of up to $2.8 million, 49% of which will be attributable to our noncontrolling interest partner. In connection with this transaction, we also plan to sell certain wholly-owned equipment and real estate to the same buyer for total consideration of $1.1 million, resulting in a gain on sale of assets of up to $1.1 million. We expect to complete this transaction in the first quarter of fiscal year 2015. The foregoing description of the CARES transaction is an overview of the transaction as currently anticipated and is subject to execution and delivery of definitive documentation. We cannot assure you that the CARES transaction will be consummated and, if consummated, on what terms.

Southbridge Landfill Environmental Remediation Settlement

As previously reported, on or about August 24, 2013, we experienced the movement of stockpiled earth at our Southbridge landfill in Southbridge, Massachusetts. The stockpiled materials consisted of soil removed and relocated to create space for the construction of additional landfill airspace at the landfill. The earth had been relocated and stored during the fall, winter and spring construction seasons of fiscal year 2013. The movement caused some of the stockpiled earth to enter wetlands on property owned by us.

We have reached agreement on the terms of a Consent Judgment with the Massachusetts Attorney General (“MAAG”), which was approved by the Superior Court of Massachusetts on December 10, 2014. The settlement requires us to pay a civil penalty of $0.2 million to the MAAG (with fifty thousand dollars suspended pending satisfactory completion of remediation at the Southbridge landfill, which work has been satisfactorily completed) and twenty thousand dollars to the Town of Charlton, where the affected wetlands were located. This matter is now closed with respect to the MAAG, other than on-going compliance.

We anticipate that the execution of the remediation plan, including resolution of the MAAG matter as discussed above and related matters outside the scope of the MAAG matter, will involve remediation costs of approximately $3.6 million, and that such costs could be higher if actual costs exceed estimates. Of such $3.6 million, we have incurred costs of approximately $3.4 million as of December 31, 2014, and anticipate spending an additional approximately $0.2 million for final site work completion. We have provided our insurer with notice of the plan. We have entered into settlement agreements and releases with the contractor and technical advisor that provided services at the site and with our insurance company. The contractor, Casella Construction, Inc. (“CCI”), which continued to perform work for us at the Southbridge landfill to assist in the remediation of the site, has agreed to contribute $0.7 million in cash and non-compensable services. CCI is owned by John Casella, our Chief Executive Officer and Chairman of our Board of Directors, and Doug Casella, a member of the Company’s Board of Directors. The technical advisor, Geosyntec Consultants, Inc. (“GCI”) has agreed to contribute $1.3 million to our costs in cash. Our insurer, Steadfast Insurance Company (“Steadfast”) has contributed $0.2 million to our costs in cash, and waived its rights of subrogation against all third parties. Accordingly, we believe that the residual loss to us will be approximately $1.4 million, including the resolution of the MAAG matter as discussed above, and after undertaking certain additional site work outside the scope of the MAAG matter and accounting for contributions from CCI, GCI, and Steadfast. Accordingly, we have recorded a charge of $1.0 million in transition period 2014 as an environmental remediation charge. We had previously recorded a charge of $0.4 million in fiscal year 2014 as an environmental remediation charge.

Completion of Biofuels Site Improvements

In the two months ended December 31, 2014, we have recorded $0.6 million of income associated with KTI Biofuels, Inc. (“Biofuels”), a construction and demolition material processing facility located in Lewiston, Maine, that we divested in the first quarter of fiscal year 2014. In connection with the divestiture, we agreed to complete certain site improvements at Biofuels, which improvements were completed in December 2014. The income is the result of unwinding excess remaining reserves to complete the site improvements.

Corporate Information

Casella Waste Systems, Inc., is a Delaware corporation. Our principal executive offices are located at 25 Greens Hills Lane, Rutland, Vermont, and our telephone number is (802) 775-0325. Our website address is www.casella.com. The information on our website is not a part of this prospectus.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that may be important to you and is subject to important limitations and exceptions. For a more complete understanding of the notes, please read “Description of the Notes.” The summary below describes the principal terms of the notes. In this “Summary—The Offering” section, “Casella,” “we,” “our,” “us” and “the Company” refers to Casella Waste Systems, Inc. only and not to any of its subsidiaries.

Issuer	Casella Waste Systems, Inc.

Notes Offered	$60.0 million aggregate principal amount of 7.75% senior subordinated notes due 2019. The new notes are being offered as additional notes under an indenture dated as of February 7, 2011, pursuant to which we previously issued $325.0 million aggregate principal amount of 7.75% Senior Subordinated Notes due 2019. The new notes offered hereby will have the same terms as the existing notes and will be fungible and treated as a single series with the existing notes, and will vote as one class with the existing notes under the indenture governing the notes.

Issue Price	% less the amount of interest that would have accrued from the settlement date to February 15, 2015.

Maturity Date	February 15, 2019.

Interest	Interest on the notes accrues at a rate of 7.75% per annum, payable semi-annually in cash in arrears on February 15 and August 15 of each year. The first interest payment date for the new notes will be August 15, 2015. The new notes will not be entitled to interest for the period from the settlement date to February 15, 2015, because the settlement date will occur after the record date for the February 15, 2015 interest payment date. The issue price reflects a deduction for the amount of interest that would have accrued from the settlement date to February 15, 2015.

Guarantees	The notes are fully and unconditionally guaranteed on a senior subordinated basis by our existing and future domestic restricted subsidiaries that guarantee the Current Senior Credit Facility and that are expected to guarantee the ABL Facility that we expect to enter into following the closing of this offering of the new notes. For more details, see “Description of Certain Indebtedness—ABL Facility”, “Description of the Notes” and “Use of Proceeds.”

Ranking	The notes and the guarantees are our and the guarantors’ general unsecured senior subordinated obligations and:

•	are subordinated in right of payment to our and the guarantors’ existing and future senior indebtedness, including the Current Senior Credit Facility (and, if consummated, the ABL Facility);

•	rank pari passu in right of payment with any of our and the guarantors’ existing and future senior subordinated indebtedness;

•	are structurally subordinated to all of the liabilities of our subsidiaries that are not guaranteeing the notes; and

•	rank senior in right of payment to any of our and the guarantors’ future indebtedness that expressly provides that it is junior in right of payment to the notes.

As of October 31, 2014, we had approximately $200.1 million aggregate principal amount of senior indebtedness (excluding $27.1 million of outstanding letters of credit issued under the Current Senior Credit Facility) and an additional $56.1 million of unused commitments under the Current Senior Credit Facility. As of October 31, 2014, assuming the Transactions (defined below) had been consummated on that date, we and the guarantors would have had approximately $153.4 million aggregate principal amount of senior indebtedness (excluding $27.1 million of outstanding letters of credit expected to be issued under the ABL Facility) and an additional $48.4 million of unused availability under the ABL Facility based on an estimated borrowing base at December 31, 2014 of approximately $148.0 million. As of October 31, 2014, our non-guarantor subsidiaries would have had no indebtedness other than intercompany indebtedness. See “Description of Certain Indebtedness” and “Description of the Notes—Subordination.” As used in this prospectus supplement, the term “Transactions” shall refer to, collectively, (i) this offering of the new notes, (ii) the execution and initial funding of the ABL Facility, (iii) the sale of the New York State Environmental Facilities Corporation Solid Waste Disposal Revenue Bonds (Casella Waste Systems, Inc. Project) Series 2014 (the “New York Bonds”) and the application of $18.1 million of the net proceeds therefrom to repay borrowings under the Current Senior Credit Facility, and (iv) the application of net proceeds from this offering of the new notes, together with initial borrowings under the ABL Facility, to refinance the Current Senior Credit Facility, in each case after payment of estimated transaction costs, fees and expenses in connection therewith.

Optional Redemption	On or after February 15, 2015, we may redeem some or all of the notes at any time at the redemption prices described under “Description of the Notes—Optional Redemption” plus accrued and unpaid interest, if any, to the redemption date. We may also redeem some or all of the notes before February 15, 2015 at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, plus a “make whole” premium.

Change of Control	If we experience certain kinds of changes of control, we must offer to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest to the purchase date. For more details, see “Description of the Notes—Repurchase at the Option of Holders— Change of Control.”

Mandatory Offer to Repurchase Following Certain Asset Sales	If we sell certain assets, under certain circumstances we must offer to repurchase the notes. See “Description of the Notes—Repurchase at the Option of Holders—Asset Sales.”

Certain Covenants	The indenture governing the notes contains covenants that limit, among other things, our ability and the ability of some of our subsidiaries to:

•	incur additional debt;

•	declare or pay dividends, redeem stock or make other distributions to stockholders;

•	make investments;

•	create liens to secure indebtedness (other than senior indebtedness);

•	merge or consolidate, or sell, transfer, lease or dispose of substantially all of our assets;

•	enter into transactions with affiliates; and

•	sell or transfer certain assets.

These covenants are subject to a number of important qualifications and limitations. See “Description of the Notes—Certain Covenants.”

Absence of an Active Market for the Notes	The notes are not listed, and we do not intend to list the new notes, on any national securities exchange or quoted on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to continue to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making at any time without any notice. Their ability to make a market in the notes may be limited by Regulation M under the Exchange Act. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will exist. If an active public trading market for the notes does not exist, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Use of Proceeds	We estimate that the net proceeds from this offering of the new notes will be approximately $57.8 million, after deducting estimated expenses and underwriting discounts and commissions. We intend to use the net proceeds from this offering of the new notes, together with initial borrowings under the ABL Facility, to refinance the Current Senior Credit Facility. Prior to the effectiveness of the ABL Facility, we intend to apply the net proceeds from this offering of the new notes to reduce borrowings under the Current Senior Credit Facility. We cannot assure you that the ABL Facility will become effective or, if it becomes effective, on what terms. The closing of this offering of the new notes is not contingent upon the effectiveness of the ABL Facility. The effectiveness of the ABL Facility is expected to be contingent on the closing of this offering of the new notes. See “Description of Certain Indebtedness” and “Use of Proceeds.”

Trustee	U.S. Bank National Association

Conflicts of Interest	We intend to use the net proceeds of this offering of the new notes, together with initial borrowings under the ABL Facility, to refinance the Current Senior Credit Facility and, prior to the effectiveness of the ABL Facility, to reduce borrowings under the Current Senior Credit Facility. For more details, see “Use of Proceeds.” Bank of America, N.A., J.P. Morgan Chase Bank, N.A. and Comerica Bank, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), J.P. Morgan Securities LLC (“JPM”) and Comerica Securities, Inc. (“Comerica”), respectively, who are underwriters in this offering of the new notes, are lenders under the Current Senior Credit Facility and will receive pro rata portions of such refinancing. As a result, Bank of America, N.A., JPMorgan Chase Bank, N.A. and Comerica Bank will each receive more than 5% of the net proceeds from this offering of the new notes. Accordingly, this offering of the new notes is being made in compliance with the requirements of FINRA Rule 5121, which requires that a “qualified independent underwriter,” as defined by the FINRA rules, participate in the preparation of the prospectus and exercise the usual standards of due diligence in respect thereto. Raymond James & Associates, Inc. is assuming the responsibilities of a qualified independent underwriter in connection with the offering. We have agreed to indemnify Raymond James & Associates, Inc. against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. To comply with FINRA Rule 5121, MLPF&S, JPM and Comerica will not confirm sales to any account over which it exercises discretionary authority without the specified written approval of the transaction of the accountholder.

Risk Factors	An investment in the notes involves certain risks. You should carefully consider the risks described in the “Risk Factors” section beginning on page S-18 of this prospectus supplement, as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and the notes thereto, before making an investment decision.

Summary Consolidated Financial Data

(in thousands except for ratios)

The following tables present summary consolidated financial data as of and for each of the six-month periods ended October 31, 2014 and 2013, the twelve-month period ended October 31, 2014 and each of the fiscal years in the three-year period ended April 30, 2014. The financial data for each of the six-month periods ended October 31, 2014 and 2013 and as of October 31, 2014 have been derived from the unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2014 filed with the SEC on December 5, 2014 (the “October 31, 2014 10-Q”), which is incorporated herein by reference. The financial data for each of the fiscal years in the three-year period ended April 30, 2014 and as of April 30, 2014 and 2013 have been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2014 filed with the SEC on June 27, 2014 (the “April 30, 2014 10-K”), which is incorporated herein by reference. The balance sheet data at April 30, 2012 is derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2013 filed with the SEC on June 27, 2013. The financial data for the twelve-month period ended October 31, 2014 has been derived from the April 30, 2014 10-K and the October 31, 2014 10-Q. You should read the following tables in conjunction with our audited consolidated financial statements and related notes, our unaudited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the annual and quarterly reports for the periods presented. The results of operations for the six-month periods presented below are not necessarily indicative of the results for the transition period.

Statement of Operations Data:	Fiscal Year Ended April 30,			Six Months Ended October 31,		Twelve Months Ended October 31, 2014
	2014	2013	2012	2014	2013

Revenues	$497,633	$455,335	$467,950	$282,728	$260,854	$519,507
Operating expenses:
Cost of operations	354,592	323,014	318,068	197,057	178,962	372,687
General and administration	61,865	58,205	60,264	33,422	31,503	63,784
Depreciation and amortization	60,339	56,576	58,415	32,396	30,866	61,869
Asset impairment charge	7,455	—	40,746	—	—	7,455
Development project charge	1,394	—	131	—	—	1,394
Environmental remediation charge	400	—	—	450	150	700
Severance and reorganization costs	586	3,709	—	—	161	425
Expense from divestiture, acquisition and financing costs (1)	144	1,410	—	—	24	120
Legal settlement	—	—	1,359	—	—	—
Gain on settlement of acquisition related contingent consideration	(1,058)	—	—	—	—	(1,058)

Operating income (loss), net	11,916	12,421	(11,033)	19,403	19,188	12,131
Interest expense, net	37,863	41,429	44,966	19,005	18,881	37,987
Other (income) expense	(436)	23,501	20,111	(321)	332	(1,089)

(Loss) income from continuing operations before income taxes and discontinued operations	(25,511)	(52,509)	(76,110)	719	(25)	(24,767)
Provision (benefit) for income taxes	1,799	(2,526)	1,593	512	619	1,692

(Loss) income from continuing operations before discontinued operations	(27,310)	(49,983)	(77,703)	207	(644)	(26,459)
Discontinued operations:
Income (loss) from discontinued operations, net	284	(4,480)	(614)	—	284	—
(Loss) gain on disposal of discontinued operations, net	(378)	—	725	—	(378)	—

Net (loss) income	(27,404)	(54,463)	(77,592)	207	(738)	(26,459)

Less: Net (loss) income attributable to noncontrolling interests	(4,309)	(321)	(6)	238	(207)	(3,864)

Net loss attributable to common stockholders	$(23,095)	$(54,142)	$(77,586)	$(31)	$(531)	$(22,595)

	April 30,			October 31, 2014
Balance Sheet Data:	2014	2013	2012
Cash and cash equivalents	$2,464	$1,755	$4,534	$2,734
Total current assets	70,805	64,545	67,356	81,644
Working capital deficit (2)	(21,405)	(25,308)	(18,424)	(3,246)
Property, plant and equipment, net	403,424	422,502	414,666	406,304
Total assets	649,897	663,119	633,743	661,794
Total debt	508,019	496,205	476,765	523,778
Total liabilities	658,434	647,668	615,512	668,455
Total stockholders’ (deficit) equity	(8,537)	15,451	18,231	(6,661)

	Fiscal Year Ended April 30,			Six Months Ended October 31,		Twelve Months Ended October 31, 2014
Cash Flow Data:	2014	2013	2012	2014	2013
Capital expenditures	$45,959	$55,027	$58,363	$35,593	$27,424	$54,128
Net cash flows provided by operating activities	49,642	43,906	64,171	22,834	28,119	44,357
Net cash flows used in investing activities	(57,910)	(89,455)	(70,634)	(38,019)	(34,936)	(60,993)
Net cash flows provided by financing activities	9,008	44,947	10,229	15,279	10,216	14,071

	Actual						As Adjusted (3)
	Fiscal Year Ended April 30,			Six Months Ended October 31,		Twelve Months Ended October 31, 2014
Other Financial Data and Ratios:	2014	2013	2012	2014	2013
Cash interest expense	$35,162	$41,348	$40,710	$17,439	$17,577	$35,024	$36,031
EBITDA (4)	72,255	68,997	47,382	51,799	50,054	74,000	74,000
Adjusted EBITDA (5)	95,109	87,842	101,578	60,607	57,948	97,768	97,768
Credit Facility EBITDA (6)						101,781	101,781
Total debt (principal amount) (at period end)						525,141	536,549
Ratio of total debt (at period end) to Credit Facility EBITDA						5.2x	5.3x
Ratio of Credit Facility EBITDA to cash interest expense						2.9x	2.8x

(1)	The $24 of expense from divestiture, acquisition and financing costs for the six months ended October 31, 2013 was previously reported in general and administration expense in our October 31, 2014 10-Q.

(2)	Working capital deficit is current assets (excluding cash and cash equivalents) less current liabilities.

(3)	On an as-adjusted basis to give effect to the December 18, 2014 sale of $25,000 aggregate principal amount of the New York Bonds and the application of $18,111 of the net proceeds therefrom to repay borrowings under the Current Senior Credit Facility, the sale of the new notes offered hereby, the execution and the initial funding of the ABL Facility, and the application of the estimated net proceeds from this offering of the new notes together with estimated initial borrowings under the ABL Facility to refinance the Current Senior Credit Facility, in each case after payment of estimated transaction costs, fees and expenses and, in each case, as if it had occurred on November 1, 2013 and in the case of total debt, in each case, as if it had occurred on October 31, 2014.

(4)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization as presented in the following table.

(5)	Adjusted EBITDA is defined as EBITDA adjusted for the items listed in the table below, as well as gain on sale of assets, bargain purchase gains and (gains) losses on divestiture, which did not apply for the periods presented.

(6)	Credit Facility EBITDA is defined in the Current Senior Credit Facility as “Consolidated EBITDA” and is described in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q.

We present EBITDA and Adjusted EBITDA because we consider them important supplemental measures of our performance and we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of our results. Management uses these non-GAAP measures to further understand our “core operating performance.” We believe our “core operating performance” is helpful in understanding our on-going performance in the ordinary course of operations. We believe that providing EBITDA and Adjusted EBITDA to investors, in addition to corresponding income statement and cash flow statement measures, affords investors the benefit of viewing our performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business has performed. We further believe that providing this information allows our investors greater transparency and a better understanding of our core financial performance. In addition, the Current Senior Credit Facility, the indenture governing the notes and the ABL Facility, if consummated, use EBITDA, with additional adjustments, to measure our compliance with covenants such as interest coverage, leverage and debt incurrence (the “Credit Facility EBITDA”).

Non-GAAP financial measures are not in accordance with or an alternative for GAAP. EBITDA, Adjusted EBITDA and Credit Facility EBITDA should not be considered in isolation from or as a substitute for financial information presented in accordance with GAAP, and may be different from such non-GAAP financial measures presented by other companies.

The following is the reconciliation of EBITDA, Adjusted EBITDA and Credit Facility EBITDA to net (loss) income, the most comparable GAAP measure:

	Fiscal Year Ended April 30,			Six Months Ended October 31,		Twelve Months Ended October 31, 2014
Non-GAAP Reconciliation to Net (Loss) Income:	2014	2013	2012	2014	2013
Net (loss) income	$(27,404)	$(54,463)	$(77,592)	$207	$(738)	$(26,459)
Loss (gain) on disposal of discontinued operations, net (a)	378	—	(725)	—	378	—
(Income) loss from discontinued operations, net (b)	(284)	4,480	614	—	(284)	—
Provision (benefit) for income taxes	1,799	(2,526)	1,593	512	619	1,692
Other (income) expense, net (c)	(436)	23,501	20,111	(321)	332	(1,089)
Interest expense, net	37,863	41,429	44,966	19,005	18,881	37,987
Depreciation and amortization	60,339	56,576	58,415	32,396	30,866	61,869

EBITDA	72,255	68,997	47,382	51,799	50,054	74,000
Gain on settlement of acquisition related contingent consideration (d)	(1,058)	—	—	—	—	(1,058)
Legal settlement (e)	—	—	1,359	—	—	—
Expense from divestiture, acquisition and financing costs (f)	144	1,410	—	—	24	120
Severance and reorganization costs (g)	586	3,709	—	—	161	425
Environmental remediation charge (h)	400	—	—	450	150	700
Development project charge (i)	1,394	—	131	—	—	1,394
Asset impairment charge (j)	7,455	—	40,746	—	—	7,455
Fiscal year-end transition costs (k)	—	—	—	408	—	408
Tax settlement costs (l)	—	679	—	—	—	—
Depletion of landfill operating lease obligations	9,948	9,372	8,481	6,198	5,491	10,655
Interest accretion on landfill and environmental remediation liabilities	3,985	3,675	3,479	1,752	2,068	3,669

Adjusted EBITDA	$95,109	$87,842	$101,578	$60,607	$57,948	97,768

Equity compensation						2,403
Environmental remediation charge (h)						(700)
Fiscal year-end transition costs (k)						(408)
Other income (m)						1,143
Gain on sale of equity method investment (n)						593
Interest income (o)						367
Other adjustments as allowed by the Current Senior Credit Facility Agreement (p)						615

Credit Facility EBITDA						$101,781

(a)	Losses associated with the divestiture of Biofuels, a construction and demolition material processing facility located in Lewiston, Maine, in fiscal year 2014, and gain associated with a working capital adjustment combined with other legal expenses related to the sale of non-integrated recycling assets and select intellectual property assets in fiscal year 2012.

(b)	Represents the operational results of Biofuels, a construction and demolition material processing facility located in Lewiston, Maine, that was considered held-for-sale and included in discontinued operations beginning in fiscal year 2013.

(c)	Represents other (income) expense, net associated with historical recurring items, including earnings from equity method investments, earnings on derivative instruments and other non-operating income totaling $157 in fiscal year 2014, $7,917 in fiscal year 2013, $9,131 in fiscal year 2012, ($321) in the six months ended October 31, 2014, $332 in the six months ended October 31, 2013 and ($496) in the twelve months ended October 31, 2014, and other items including a gain on sale of equity method investment of ($593) in fiscal year 2014 and the twelve months ended October 31, 2014, losses on debt extinguishments of $15,584 in fiscal year 2013 and $300 in fiscal year 2012, and an impairment of equity method investment of $10,680 in fiscal year 2012.

(d)	Gain associated with the recovery of a portion of the purchase price holdback previously paid and the release from any potential contingent consideration obligation associated with the acquisition of an industrial service management business in fiscal year 2014.

(e)	Expense associated with the legal settlement of two claims in fiscal year 2012.

(f)	Represents costs associated with the refinancing of our senior second lien notes and legal costs associated with the divestiture of a waste-to-energy facility in Biddeford, Maine, in fiscal year 2013 and legal costs associated with an acquisition in fiscal year 2014.

(g)	Represents expenses related to employee severance, benefits and other costs as a result of realignments and workforce reductions.

(h)	Charges associated with remediation at our Southbridge landfill beginning in fiscal year 2014.

(i)	Represents costs associated with certain development projects no longer deemed viable.

(j)	Related to the divestiture of a waste-to-energy facility in fiscal year 2012 and the wind down of a joint venture that owns and operates a water and leachate treatment facility for the natural gas drilling industry in Pennsylvania in fiscal year 2014.

(k)	Costs associated with the change of our fiscal year end from April 30 to December 31 in the six months ended October 31, 2014.

(l)	Costs associated with a New York State income tax litigation matter in fiscal year 2013.

(m)	Other income included in other expense, net in our Consolidated Statements of Operations.

(n)	Gain on sale of our equity method investment associated with the sale of our 50% membership interest in US GreenFiber LLC in fiscal year 2014.

(o)	Interest income included in interest expense, net in our Consolidated Statements of Operations.

(p)	Other adjustments as allowed by the Current Senior Credit Facility include $48 of EBITDA attributable to excluded subsidiaries accounted for as noncontrolling interests, $125 of cash dividends received by an excluded subsidiary, $214 of non-deductible cash received as a part of acquisition related contingent consideration, $259 of acquired EBITDA associated with companies acquired from the beginning of the reporting period through the acquisition date, and ($31) of non-deductible severance and reorganization charges under the Current Senior Credit Facility.

RISK FACTORS

Our business is subject to a number of risks that could have a material adverse effect on our business, results of operations, financial condition and liquidity. Additional risks and uncertainties not known to us or that we view as immaterial may also impair our business operations. Any of these risks could materially and adversely affect our business, results of operations, financial condition and liquidity. You should carefully consider the following risk factors and other information contained in this prospectus, in the documents incorporated by reference in this prospectus and presented elsewhere by us from time to time before deciding whether this investment is suited to your particular circumstances.

Risks Related to Our Business

We face substantial competition in the solid waste services industry, and if we cannot successfully compete in the marketplace, our business, financial condition and results of operations may be materially adversely affected.

The solid waste services industry is highly competitive, has undergone a period of consolidation and requires substantial labor and capital resources. Some of the markets in which we compete are served by, or are adjacent to markets served by, one or more of the large national or super regional solid waste companies, as well as numerous regional and local solid waste companies. Intense competition exists not only to provide services to customers, but also to acquire other businesses within each market. Some of our competitors have significantly greater financial and other resources than we do. From time to time, competitors may reduce the price of their services in an effort to expand market share or to win a competitively bid contract. These practices may require us to reduce the pricing of our services and may result in a loss of business.

As is generally the case in our industry, some municipal contracts are subject to periodic competitive bidding. We may not be the successful bidder to obtain or retain these contracts. If we are unable to compete with larger and better capitalized companies or replace municipal contracts lost through the competitive bidding process with comparable contracts or other revenue sources within a reasonable time period, our revenues would decrease and our operating results could be materially adversely affected.

In our solid waste disposal markets, we also compete with operators of alternative disposal and recycling facilities and with counties, municipalities and solid waste districts that maintain their own solid waste collection, recycling and disposal operations. We are also increasingly competing with companies which seek to use parts of the waste stream as feedstock for renewable energy supplies. Public entities may have financial advantages because of their ability to charge user fees or similar charges, impose taxes and apply resulting revenues, access tax-exempt financing and, in some cases, utilize government subsidies.

The waste management industry is undergoing fundamental change as traditional waste streams are increasingly viewed as renewable resources, which may adversely impact volumes and tipping fees at our landfills.

As we have continued to develop our landfill capacity, the waste management industry has increasingly recognized the value of the waste stream as a renewable resource, and accordingly, new alternatives to landfilling are being developed that seek to maximize the renewable energy and other resource benefits of solid waste. These alternatives have impacted and will continue to impact the demand for landfill space, which may affect our ability to operate our landfills at full capacity, as well as the tipping fees and prices that waste management companies generally, and that we in particular, can charge for utilization of landfill space. As a result, our revenues and operating margins could be materially adversely affected due to these disposal alternatives.

The waste industry is subject to extensive government regulation, and we incur substantial costs to comply with environmental requirements. Failure to comply with environmental or other requirements, as well as enforcement actions and litigation arising from an actual or perceived breach of such requirements, could subject us to fines, penalties, and judgments, and impose limits on our ability to operate and expand.

We are subject to potential liability and restrictions under environmental laws, including those relating to transportation, recycling, treatment, storage and disposal of wastes, discharges of pollutants to air and water, and the remediation of contaminated soil, surface water and groundwater. The waste management industry has been and will continue to be subject to regulation, including permitting and related financial assurance requirements, as well as attempts to further regulate the industry, including efforts to regulate the emission of greenhouse gases. Our solid waste operations are subject to a wide range of federal, state and, in some cases, local environmental, odor and noise and land use restrictions. If we are not able to comply with the requirements that apply to a particular facility or if we operate without the necessary approvals or permits, we could be subject to administrative or civil, and possibly criminal, fines and penalties, and we may be required to spend substantial capital to bring an operation into compliance, to temporarily or permanently discontinue activities, and/or take corrective actions, possibly including removal of landfilled materials. Those costs or actions could be significant to us and impact our results of operations, cash flows, and available capital. We may not have sufficient insurance coverage for our environmental liabilities, such coverage may not cover all of the potential liabilities we may be subject to and/or we may not be able to obtain insurance coverage in the future at reasonable expense, or at all.

Environmental and land use laws also impact our ability to expand and, in the case of our solid waste operations, may dictate those geographic areas from which we must, or, from which we may not, accept solid waste. Those laws and regulations may limit the overall size and daily solid waste volume that may be accepted by a solid waste operation. If we are not able to expand or otherwise operate one or more of our facilities because of limits imposed under such laws, we may be required to increase our utilization of disposal facilities owned by third-parties, which could reduce our revenues and/or operating margins. In addition, we are required to obtain government permits to operate our facilities, including all of our landfills. Even if we were to comply with applicable environmental laws, there is no guarantee that we would be able to obtain the requisite permits and, even if we could, that any permit (and any existing permits we currently hold) will be renewed or modified as needed to fit our business needs.

We have historically grown through acquisitions and may make additional acquisitions from time to time in the future, and we have tried and will continue to try to evaluate and limit environmental risks and liabilities presented by businesses to be acquired prior to the acquisition. It is possible that some liabilities, including ones that may exist only because of the past operations of an acquired business, may prove to be more difficult or costly to address than we anticipate. It is also possible that government officials responsible for enforcing environmental laws may believe an issue is more serious than we expect, or that we will fail to identify or fully appreciate an existing liability before we become legally responsible for addressing it. Some of the legal sanctions to which we could become subject could cause the suspension or revocation of a needed permit, prevent us from, or delay us in, obtaining or renewing permits to operate or expand our facilities, or harm our reputation. At October 31, 2014, we had recorded $5.1 million in environmental remediation liabilities for the estimated cost of our share of work associated with a consent order issued by the State of New York to remediate a scrap yard and solid waste transfer station owned by one of our acquired subsidiaries, including the recognition of accretion expense. There can be no assurance that the cost of such cleanup or that our share of that cost will not exceed our estimates.

Our operating program depends on our ability to operate the landfills and transfer stations we own and lease. Localities where we operate generally seek to regulate some or all landfill and transfer station operations, including siting and expansion of operations. The laws adopted by municipalities in which our landfills and transfer stations are located may limit or prohibit the expansion of a landfill or transfer station, as well as the amount of solid waste that we can accept at the landfill or transfer station on a daily, quarterly or annual basis, and any effort to acquire or expand landfills and transfer stations, which typically involves a significant amount of time and expense. We may not be successful in obtaining new landfill or transfer station sites or expanding the permitted capacity of any of our current landfills and transfer stations. If we are unable to develop additional disposal and transfer station capacity, our ability to achieve economies from the internalization of our waste stream will be limited. If we fail to receive new landfill permits or renew existing permits, we may incur landfill asset impairment and other charges associated with accelerated closure.

In addition to the costs of complying with environmental laws and regulations, we incur costs defending against environmental litigation brought by governmental agencies and private parties. We are, and may be in the future, a defendant in lawsuits brought by parties alleging environmental damage, personal injury, and/or property damage, or which seek to overturn or prevent the issuance of an operating permit or authorization, all of which may result in us incurring significant liabilities.

The conduct of our businesses is also subject to various other laws and regulations administered by federal, state and local governmental agencies, including tax laws, employment laws and competition laws, among others. New laws, regulations or governmental policy and their related interpretations, or changes in any of the foregoing, including taxes or other limitations on our services, may alter the environment in which we do business and, therefore, may impact our results or increase our costs or liabilities.

In certain jurisdictions, compliance with competition laws is of special importance to us due to our competitive position in those jurisdictions. For example, in May 2002, we entered into an assurance of discontinuance with the Vermont Attorney General’s Office concerning, among other matters, the conduct of our business in Vermont relating to certain contract terms applicable to our small commercial container customers. In August 2011, a revised final judgment of consent and order was entered by the Vermont Superior Court Washington Unit, Civil Division, as a result of some of our small commercial container customers having been mistakenly issued contracts that did not strictly comply with the terms of the assurance of discontinuance. Pursuant to the order, we paid a civil penalty in an aggregate amount of $1.0 million. Also, in July 2014, we entered into an assurance of discontinuance with the office of the New York Attorney General in connection with certain of our commercial practices in certain specified counties in New York, pursuant to which we paid the State of New York a sum of $0.1 million. The assurances of discontinuance and order also provide for certain restrictions on our customer contract terms, certain conditions on our business acquisitions, sales and market share and require us to maintain an internal compliance program. Failure to comply with these requirements or other laws or regulations could subject us to enforcement actions or financial penalties which could have a material adverse effect on our business.

See also “Business—Regulation”, “Legal Proceedings” and Note 11 to our consolidated financial statements included in our April 30, 2014 10-K and “Legal Proceedings” and Note 6 to our unaudited consolidated financial statements included in our October 31, 2014 10-Q, which are incorporated by reference into this prospectus.

Our results of operations could continue to be affected by fluctuating commodity prices or market requirements for recyclable materials.

Our results of operations have been and may continue to be affected by changing purchase or resale prices or market requirements for recyclable materials. Our recycling business involves the purchase and sale of recyclable materials, some of which are priced on a commodity basis. The market for recyclable materials, particularly newspaper, corrugated containers, plastic and ferrous and aluminum metals, was affected by unprecedented price decreases in October 2008, resulting in a severe impact on our results of operations. Currently, the commodity markets expect to see ongoing negative pressure on pricing associated with the impact of Operation Green Fence, a China government policy directed to decrease the level of trash entering the country as all shipments of recycled materials are required to keep contaminants under a 1.5 percent level. As a result of this improved quality standard, more marketable recyclables are being directed domestically thereby flooding the

United States mills and driving prices downwards. As such, prices will continue to be volatile due to numerous factors beyond our control. Although we may seek to limit our exposure to fluctuating commodity prices through the use of hedging agreements, floor price contracts and long-term supply contracts with customers and have sought to mitigate commodity price fluctuations by reducing the prices we pay for purchased materials or increasing tip fees at our facilities, these fluctuations have in the past contributed, and may continue to contribute, to significant variability in our period-to-period results of operations.

Our business requires a high level of capital expenditures.

Our business is capital intensive. Our capital expenditure requirements include fixed asset purchases and capital expenditures for landfill development and cell construction, as well as site and cell closure. We use a substantial portion of our cash flows from operating activities toward capital expenditures, which reduces our flexibility to use such cash flows for other purposes, such as reducing our indebtedness. Our capital expenditures could increase if we make acquisitions or further expand our operations, or as a result of factors beyond our control, such as changes in federal, state or local governmental requirements. The amount that we spend on capital expenditures may exceed current expectations, which may require us to obtain additional funding for our operations or impair our ability to grow our business.

Our business is geographically concentrated and is therefore subject to regional economic downturns.

Our operations and customers are concentrated principally in New England and New York. Therefore, our business, financial condition and results of operations are susceptible to regional economic downturns and other regional factors, including state regulations and budget constraints and severe weather conditions. In addition, as we seek to expand in our existing markets, opportunities for growth within this region will become more limited and the geographic concentration of our business will increase.

Our results of operations and financial condition may be negatively affected if we inadequately accrue for final capping, closure and post-closure costs or by the timing of these costs for our waste disposal facilities.

We have material financial obligations relating to final capping, closure and post-closure costs of our existing owned or operated landfills and will have material financial obligations with respect to any disposal facilities which we may own or operate in the future. Once the permitted capacity of a particular landfill is reached and additional capacity is not authorized, the landfill must be closed and capped, and we must begin post-closure maintenance. We establish accruals for the estimated costs associated with such final capping, closure and post-closure obligations over the anticipated useful life of each landfill on a per ton basis. We have provided and expect that we will in the future provide accruals for financial obligations relating to final capping, closure and post-closure costs of our owned or operated landfills, generally for a term of 30 years after closure of a landfill. Our financial obligations for final capping, closure or post-closure costs could exceed the amounts accrued or amounts otherwise receivable pursuant to trust funds established for this purpose. Such a circumstance could result in significant unanticipated charges which would have an adverse impact on our business.

In addition, the timing of any such final capping, closure or post-closure costs, which exceed established accruals, may further negatively impact our business. Since we will be unable to control the timing and amounts of such costs, we may be forced to delay investments or planned improvements in other parts of our business or we may be unable to meet applicable financial assurance requirements. Any of the foregoing would negatively impact our business and results of operations.

Fluctuations in fuel costs could affect our operating expenses and results.

The price and supply of fuel is unpredictable and fluctuates based on events beyond our control, including among others, geopolitical developments, supply and demand for oil and gas, actions by the Organization of the Petroleum Exporting Countries and other oil and gas producers, war and unrest in oil producing countries and regional production patterns. Because fuel is needed to run our fleet of trucks, price escalations for fuel increase our operating expenses. In fiscal year 2014, we used approximately 5.9 million gallons of diesel fuel in our solid waste operations. Although, we have a “fuel and oil recovery fee” program, based on a fuel index, to help offset increases in the cost of fuel, oil and lubricants arising from price volatility, we cannot provide assurance that we can pass this fee on to our customers where their contracts and competition conditions permit.

We could be precluded from entering into contracts or obtaining or maintaining permits or certain contracts if we are unable to obtain third-party financial assurance to secure our contractual obligations.

Public solid waste collection, recycling and disposal contracts, and obligations associated with landfill closure typically require performance or surety bonds, letters of credit or other means of financial assurance to secure our contractual performance. We currently obtain performance and surety bonds from Evergreen National Indemnity Co., in which we hold a 19.9% equity interest. If we are unable to obtain the necessary financial assurance in sufficient amounts or at acceptable rates, we could be precluded from entering into additional municipal contracts or from obtaining or retaining landfill management contracts or operating permits. Any future difficulty in obtaining insurance could also impair our ability to secure future contracts conditioned upon having adequate insurance coverage.

We may be required to write-off or impair capitalized costs or intangible assets in the future or we may incur restructuring costs or other charges, each of which could harm our earnings.

In accordance with generally accepted accounting principles in the United States, we capitalize certain expenditures and advances relating to our acquisitions, pending acquisitions, landfills, cost method investments and development projects. In addition, we have considerable unamortized assets. From time to time in future periods, we may be required to incur a charge against earnings in an amount equal to any unamortized capitalized expenditures and advances, net of any portion thereof that we estimate will be recoverable, through sale or otherwise, relating to: (1) any operation or other asset that is being sold, permanently shut down, impaired or has not generated or is not expected to generate sufficient cash flow; (2) any pending acquisition that is not consummated; (3) any landfill or development project that is not expected to be successfully completed; and (4) any goodwill or other intangible assets that are determined to be impaired.

In response to such charges and costs and other market factors, we may be required to implement restructuring plans in an effort to reduce the size and cost of our operations and to better match our resources with our market opportunities. As a result of such actions, we would expect to incur restructuring expenses and accounting charges which may be material. Several factors could cause a restructuring to adversely affect our business, financial condition and results of operations. These include potential disruption of our operations, the development of our landfill capacity and recycling technologies and other aspects of our business. Employee morale and productivity could also suffer and result in unintended employee attrition. Any restructuring would require substantial management time and attention and may divert management from other important work. Moreover, we could encounter delays in executing any restructuring plans, which could cause further disruption and additional unanticipated expense.

See also Note 16 to our consolidated financial statements included in our April 30, 2014 10-K for disclosure related to asset impairments.

Our revenues and our operating income experience seasonal fluctuations.

Our transfer and disposal revenues historically have been higher in the late spring, summer and early fall months. This seasonality reflects the lower volume of solid waste during the late fall, winter and early spring months primarily because:

•	the volume of waste relating to C&D activities decreases substantially during the winter months in the northeastern United States; and

•	decreased tourism in Vermont, Maine and eastern New York during the winter months tends to lower the volume of solid waste generated by commercial and restaurant customers, which is partially offset by increased volume from the ski industry.

Since certain of our operating and fixed costs remain constant throughout the fiscal year, operating income is impacted by a similar seasonality. In addition, particularly harsh weather conditions typically result in increased operating costs.

Our Recycling business experiences increased volumes of fiber in November and December due to increased newspaper advertising and retail activity during the holiday season.

We may, in the future, attempt to divest or sell certain parts or components of our business to third-parties, which may result in lower than expected proceeds or losses or we may be unable to identify potential purchasers.

From time to time in the future, we may sell or divest certain other components of our business. These divestitures may be undertaken for a number of reasons, including to generate proceeds to pay down debt, or as a result of a determination that the specified asset will provide inadequate returns to us, or that the asset no longer serves a strategic purpose in connection with our business or if we determine the asset may be more valuable to a third-party. The timing of such sales or divestures may not be entirely within our control. For example, we may need to quickly divest assets to satisfy immediate cash requirements, or we may be forced to sell certain assets prior to canvassing the market or at a time when market conditions for valuations or for financing for buyers are unfavorable, which would result in proceeds to us in an amount less than we expect or less than our assessment of the value of those assets. We also may not be able to identify buyers for certain of our assets, particularly given the difficulty that potential acquirers may face in obtaining financing, or we may face opposition from municipalities or communities to a disposition or the proposed buyer. Any sale of our assets could result in a loss on divestiture. Any of the foregoing would have an adverse effect on our business and results of operations.

We may engage in acquisitions in the future with the goal of complementing or expanding our business, including developing additional disposal capacity. However, we may be unable to complete these transactions and, if executed, these transactions may not improve our business or may pose significant risks and could have a negative effect on our operations.

We have in the past, and we may in the future, make acquisitions in order to acquire or develop additional disposal capacity. These acquisitions may include “tuck-in” acquisitions within our existing markets, assets that are adjacent to or outside of our existing markets, or larger, more strategic acquisitions. In addition, from time to time we may acquire businesses that are complementary to our core business strategy. We may not be able to identify suitable acquisition candidates. If we identify suitable acquisition candidates, we may be unable to successfully negotiate the acquisition at a price or on terms and conditions acceptable to us, including as a result of the limitations imposed by our debt obligations. Furthermore, we may be unable to obtain the necessary regulatory approval to complete potential acquisitions.

Our ability to achieve the benefits from any potential future acquisitions, including cost savings and operating efficiencies, depends in part on our ability to successfully integrate the operations of such acquired businesses with our operations. The integration of acquired businesses and other assets may require significant management time and resources that would otherwise be available for the ongoing management of our existing operations.

Any properties or facilities that we acquire may be subject to unknown liabilities, such as undisclosed environmental contamination, for which we would have no recourse, or only limited recourse, to the former owners of such properties. As a result, if a liability were asserted against us based upon ownership of an acquired property, we might be required to pay significant sums to settle it, which could adversely affect our financial results and cash flow.

Efforts by labor unions to organize our employees could divert management attention and increase our operating expenses.

Labor unions regularly make attempts to organize our employees, and these efforts will likely continue in the future. Certain groups of our employees have chosen to be represented by unions, and we have negotiated collective bargaining agreements with these groups. The negotiation of collective bargaining agreements could divert management attention and result in increased operating expenses and lower net income (or increased net loss). If we are unable to negotiate acceptable collective bargaining agreements, we may be subject to union-initiated work stoppages, including strikes. Depending on the type and duration of any labor disruptions, our revenues could decrease and our operating expenses could increase, which could adversely affect our financial condition, results of operations and cash flows. As of May 31, 2014, approximately 4.0% of our employees were represented by unions.

Risks Related to Our Indebtedness

We have substantial debt and have the ability to incur additional debt. The principal and interest payment obligations of such debt may restrict our future operations.

As of October 31, 2014, we had approximately $525.1 million of outstanding principal indebtedness (excluding approximately $27.1 million of outstanding letters of credit issued under the Current Senior Credit Facility) and an additional $56.1 million of unused commitments under the Current Senior Credit Facility. As of October 31, 2014, assuming the Transactions had been consummated on that date, we and the guarantors would have had approximately $538.4 million of outstanding principal indebtedness (excluding $27.1 million of outstanding letters of credit issued under the ABL Facility) and an additional $48.4 million of unused availability under the ABL Facility based on an estimated borrowing base at December 31, 2014 of approximately $148.0 million. In addition, the terms of our existing indebtedness permit us to incur additional debt. Our substantial debt, among other things:

•	requires us to dedicate a substantial portion of any cash flow from operations to the payment of interest and principal due under our debt, which reduces funds available for other business purposes, including capital expenditures and acquisitions;

•	places us at a competitive disadvantage compared with some of our competitors that may have less debt and better access to capital resources; and

•	limits our ability to obtain additional financing required to fund working capital and capital expenditures and for other general corporate purposes.

Our ability to satisfy our obligations and to reduce our total debt depends on our future operating performance and on economic, financial, competitive and other factors, many of which are beyond our control. Our business may not generate sufficient cash flow, and future financings may not be available to provide sufficient net proceeds, to meet these obligations or to successfully execute our business strategy.

To service our indebtedness, we will require a significant amount of cash. However, our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on, and to refinance, our indebtedness and to fund planned capital expenditures, will depend on our ability to generate cash in the future which, in turn, is subject to general economic, financial, competitive, regulatory and other factors, many of which are beyond our control.

Our business may not generate sufficient cash flows from operations and we may not have available to us future borrowings in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. In these circumstances, we may need to refinance all or a portion of our indebtedness on or before maturity. We may not be able to refinance any of our indebtedness on commercially reasonable terms, or at all. Without this financing, we could be forced to sell assets or secure additional financing to make up for any shortfall in our payment obligations under unfavorable circumstances. However, we may not be able to secure additional financing on terms favorable to us or at all and, in addition, the terms of our debt agreements limit our ability to sell assets and also restrict the use of proceeds from such a sale. Moreover, substantially all of our assets have been pledged to secure repayment of our indebtedness under the Current Senior Credit Facility and are expected to be pledged to secure repayment of our indebtedness under the ABL Facility. In addition, we may not be able to sell assets quickly enough or for amounts sufficient to enable it to meet our obligations.

The Current Senior Credit Facility matures on March 18, 2016 and there can be no assurance that we will refinance it prior to March 18, 2015.

The Current Senior Credit Facility matures on March 18, 2016. If we do not refinance the Current Senior Credit Facility prior to one year before its maturity date, the full amount of the Current Senior Credit Facility will become a current liability on our balance sheet. In such an event, it is possible that our auditors could express a going concern opinion in their audit of our financial statements for the year ending December 31, 2015 if we are unable to complete a refinancing prior to such date. We expect to enter into the ABL Facility following the closing of this offering of the new notes and to use the net proceeds from this offering of the new notes, together with initial borrowings under the ABL Facility, to refinance the Current Senior Credit Facility. Certain financial institutions, including affiliates of certain of the underwriters of this offering of the new notes, have provided commitments on the terms and subject to the conditions stated in their letters, which commitments, in the aggregate, equal or exceed the minimum targeted size of the ABL Facility. We believe that agreement in principle has been reached with the lenders on the terms and conditions for the ABL Facility. The effectiveness of the ABL Facility is expected to occur upon the final approval by us and the lenders, subject to definitive agreements and our satisfaction of customary closing conditions, including our delivery of title insurance for mortgaged properties and a borrowing base report showing that the sum of availability under the ABL Facility (the borrowing base minus outstanding borrowings and letters of credit) plus up to $6.0 million of unused restricted cash comprised of proceeds of the New York Bonds is not less than $32.5 million after giving effect to the initial funding. However, the completion of such refinancing on a timely basis is subject to market and other conditions, and we cannot provide assurance that we will complete it on favorable terms or that the ABL Facility will become effective at all. The closing of this offering of the new notes is not contingent on the effectiveness of the ABL Facility. The effectiveness of the ABL Facility is expected to be contingent upon the closing of this offering of the new notes.

The agreements governing our various debt obligations impose restrictions on our business and adversely affect our ability to undertake certain corporate actions.

The agreements governing our various debt obligations include covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. These covenants place restrictions on our ability to, among other things:

•	incur additional debt;

•	create liens;

•	make certain investments;

•	enter into certain transactions with affiliates;

•	declare or pay dividends, redeem stock or make other distributions to stockholders; and

•	consolidate, merge or transfer or sell assets.

The Current Senior Credit Facility requires, and the ABL Facility is expected to require, us to meet a number of financial ratios and covenants and restricts our ability to make certain capital expenditures.

Our ability to comply with these agreements may be affected by events beyond our control, including prevailing economic, financial and industry conditions. These covenants could have an adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities. The Current Senior Credit Facility also restricts our ability to make capital expenditures. An event of default under any of our debt agreements could permit some of our lenders, including the lenders under the Current Senior Credit Facility, to declare all amounts borrowed from them to be immediately due and payable, together with accrued and unpaid interest, or, in the case of the Current Senior Credit Facility, terminate the commitment to make further credit extensions thereunder, which could, in turn, trigger cross-defaults under other debt obligations. The ABL Facility is expected to include similar provisions to those described above. If we were unable to repay debt to our lenders, or were otherwise in default under any provision governing our outstanding debt obligations, our secured lenders could proceed against us and against the collateral securing that debt.

Our ability to make acquisitions may be adversely impacted by our outstanding indebtedness and by the price of our stock.

Our ability to make future business acquisitions, particularly those that would be financed solely or in part through cash from operations, will be curtailed due to our obligations to make payments of principal and interest on our outstanding indebtedness. We may not have sufficient capital resources, now or in the future, and may be unable to raise sufficient additional capital resources on terms satisfactory to us, if at all, in order to meet our capital requirements for such acquisitions. In addition, the terms of our indebtedness include covenants that directly restrict, or have the effect of restricting, our ability to make certain acquisitions while this indebtedness remains outstanding. To the extent that the amount of our outstanding indebtedness continues to have a negative impact on our stock price, using our Class A common stock as consideration will be less attractive for potential acquisition candidates. In the past, the trading price of our Class A common stock on the NASDAQ Global Select Market has limited our willingness to use our equity as consideration and the willingness of sellers to accept our shares and as a result has limited, and could continue to limit, the size and scope of our acquisition program. If we are unable to pursue acquisitions that would enhance our business or operations, the potential growth of our business and revenues may be adversely affected.

Risks Related to the Notes

The notes and the guarantees are unsecured and subordinated to our senior debt.

The notes rank junior to all of our existing and future senior debt, including borrowings under the Current Senior Credit Facility (and, if consummated, the ABL Facility). The notes are guaranteed on a senior subordinated basis by substantially all of our existing and future domestic restricted subsidiaries that guarantee the Current Senior Credit Facility (and that are expected to guarantee the ABL Facility). These guarantees are subordinated to all existing and future senior debt of the guarantors. Our senior debt includes all debt that is not expressly subordinated to or ranked pari passu with the notes or the guarantees, subject to certain exceptions. In addition, the notes are not secured by any of our assets or any assets of our subsidiaries. As a result, the notes are effectively subordinated to all of our and our subsidiaries’ secured indebtedness to the extent of the value of the assets securing such indebtedness. As of October 31, 2014, we and the guarantors had $200.1 million of senior debt outstanding (excluding $27.1 million of outstanding letters of credit issued under the Current Senior Credit Facility) and an additional $56.1 million of unused commitments under the Current Senior Credit Facility. As of October 31, 2014, assuming the Transactions had been consummated on that date we and the guarantors would have had approximately $153.4 million aggregate principal amount of senior indebtedness (excluding $27.1 million of outstanding letters of credit expected to be issued under the ABL Facility) and an additional $48.4 million of unused availability under the ABL Facility based on an estimated borrowing base at December 31, 2014 of approximately $148.0 million. See “Description of Certain Indebtedness—ABL Facility” and “Description of the Notes—Subordination.”

You may not be fully repaid on your notes if we or a subsidiary guarantor is declared bankrupt, becomes insolvent, is liquidated or reorganized, defaults on payment under the Current Senior Credit Facility (or, if consummated, the ABL Facility) or other senior debt or commits a default causing the acceleration of the maturity of our debt. In such a case, holders of any debt, including debt under our Current Senior Credit Facility (or, if consummated, the ABL Facility) and the Municipal Bonds described below, that ranks senior to the notes will be entitled to be paid in full from our assets and the assets of our subsidiaries before any payment may be made with respect to the notes or the guarantees. As a result, we may not have sufficient assets to fully repay the notes. Our senior debt also may prohibit us and the guarantors of the notes from paying the obligations under the notes or the guarantees.

We may be unable to purchase the notes upon a change of control.

Upon the occurrence of a change of control, as defined in the indenture governing the notes, we will be required to offer to purchase the notes in cash at a price equal to 101% of the principal amount of the notes, plus accrued interest and additional interest, if any. A change of control constitutes an event of default under the Current Senior Credit Facility that permits the lenders to accelerate the maturity of the borrowings thereunder and may trigger similar rights to accelerate or require an offer to repurchase under our other indebtedness then outstanding. The Current Senior Credit Facility restricts our repurchase of the notes. The ABL Facility is expected to include a default upon a change of control and also to restrict our repurchase of the notes. The failure to repurchase the notes would result in an event of default under the notes. In the event of a change of control, we may not have sufficient funds to purchase all of the notes and to repay the amounts outstanding under the Current Senior Credit Facility or the ABL Facility, as applicable, or other indebtedness. Further, payment of the purchase price of the notes is subordinated to the prior payment of our senior debt.

A court could void our subsidiaries’ guarantees of the notes under fraudulent transfer laws.

Although the guarantees provide you with a direct claim against the assets of the subsidiary guarantors, under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims with respect to a guarantee could be subordinated to all other debts of that guarantor. In addition, a court could void (i.e., cancel) any payments by that guarantor pursuant to its guarantee and require those payments to be returned to the guarantor or to a fund for the benefit of the other creditors of the guarantor.

The court might take these actions if it found, among other things, that when a subsidiary guarantor executed its guarantee (or, in some jurisdictions, when it became obligated to make payments under its guarantee):

•	such subsidiary guarantor received less than reasonably equivalent value or fair consideration for the incurrence of its guarantee; and

•	such subsidiary guarantor:

•	was (or was rendered) insolvent by the incurrence of the guarantee;

•	was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital;

•	intended to incur, or believed that it would incur, obligations beyond its ability to pay as those obligations matured; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it and, in either case, after final judgment, the judgment was unsatisfied.

A court would likely find that a subsidiary guarantor received less than fair consideration or reasonably equivalent value for its guarantee to the extent that it did not receive direct or indirect benefit from the issuance of the notes. A court could also void a guarantee if it found that the subsidiary issued its guarantee with actual intent to hinder, delay, or defraud creditors.

The indenture governing the notes contains a “savings clause,” which limits the liability of each subsidiary guarantor on its guarantee to the maximum amount that such guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the notes in full when due. Furthermore, in a recent case, Official Committee of Unsecured Creditors of TOUSA, Inc. v Citicorp North America, Inc., the U.S. Bankruptcy Court in the Southern District of Florida held that a savings clause similar to the savings clause used in the indenture governing the notes was unenforceable. As a result, the subsidiary guarantees were found to be fraudulent conveyances. If the TOUSA decision is followed by other courts, the risk that the guarantees would be deemed fraudulent conveyances would be significantly increased.

Although courts in different jurisdictions measure solvency differently, in general, an entity would be deemed insolvent if the sum of its debts, including contingent and unliquidated debts, exceeds the fair value of its assets, or if the present fair salable value of its assets is less than the amount that would be required to pay the expected liability on its debts, including contingent and unliquidated debts, as they become due.

If a court voided a guarantee, it could require that noteholders return any amounts previously paid under such guarantee. If any guarantee were voided, noteholders would retain their rights against us and any other subsidiary guarantors, although those entities’ assets may not be sufficient to pay the notes in full.

There may not be a liquid market for the notes.

We do not intend to apply for listing of the notes on any securities exchange or have the notes quoted on any automated quotation system. No market for the notes may continue, and any such market may not be liquid or may not last. If the notes are traded, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions, our financial condition, performance and prospects and prospects for companies in our industry generally. In addition, the liquidity of the trading market in the notes and the market prices quoted for the notes may be adversely affected by changes in the overall market for high-yield securities. To the extent an active trading market does not develop, you may not be able to resell your notes at their fair market value or at all.

John W. Casella and Douglas R. Casella own a substantial portion of our Class B common stock and may have interests that are different than the interests of the holders of the notes.

The holders of our Class B common stock are entitled to ten votes per share and the holders of our Class A common stock are entitled to one vote per share. At October 31, 2014, an aggregate of 988,200 shares of our Class B common stock, representing 9,882,000 votes, were outstanding, all of which were beneficially owned by John W. Casella, our Chairman and Chief Executive Officer, and his brother, Douglas R. Casella, a member of our Board of Directors. Based on the number of shares of common stock outstanding on October 31, 2014, the shares of our Class A common stock and Class B common stock beneficially owned by John W. Casella and Douglas R. Casella represent approximately 22.5% of the aggregate voting power of our stockholders. Consequently, John W. Casella and Douglas R. Casella may be able to substantially influence certain matters submitted to stockholders for approval, including proposed amendments to our certificate of incorporation and bylaws requiring an affirmative vote of shares representing at least 75% of the votes that all holders of our Class A common stock and our Class B common stock would be entitled to cast. The interests of John W. Casella and Douglas R. Casella may be materially different than the interests of the holders of the notes. For example, such interests could include favoring Company actions that they may believe to enhance the value of their equity investment but may increase risks to the holders of the notes.

USE OF PROCEEDS

We estimate that the net proceeds from this offering of the new notes will be approximately $57.8 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering of the new notes, together with initial borrowings under the ABL Facility, to refinance the Current Senior Credit Facility. Prior to the effectiveness of the ABL Facility, we intend to apply the net proceeds from this offering of the new notes to reduce borrowings under the Current Senior Credit Facility. We cannot assure you that the ABL Facility will become effective or, if it becomes effective, on what terms. The closing of this offering of the new notes is not contingent upon the effectiveness of the ABL Facility. The effectiveness of the ABL Facility is expected to be contingent on the closing of this offering of the new notes. See “Description of Certain Indebtedness—ABL Facility.”

As of October 31, 2014, debt outstanding under the Current Senior Credit Facility was $144.3 million (excluding $27.1 million of outstanding letters of credit issued under the Current Senior Credit Facility) and was used primarily for general corporate purposes, including acquisitions. As of October 31, 2014, interest on borrowings under the Current Senior Credit Facility had an average interest rate of 3.9%. The Current Senior Credit Facility matures on March 18, 2016.

Bank of America, N.A., JPMorgan Chase Bank, N.A. and Comerica Bank, affiliates of MLPF&S, JPM and Comerica, respectively, who are underwriters in this offering of the new notes are lenders under the Current Senior Credit Facility. As described above, we intend to use the net proceeds from this offering of the new notes, together with initial borrowings under the ABL Facility, to refinance the Current Senior Credit Facility and, prior to the effectiveness of the ABL Facility, to reduce borrowings under the Current Senior Credit Facility. Therefore, Bank of America, N.A., JPMorgan Chase Bank, N.A. and Comerica Bank will receive a portion of the net proceeds from this offering of the new notes. Please refer to the section entitled “Underwriting (Conflicts of Interest)” for more information.

CAPITALIZATION

The following table sets forth our capitalization as of October 31, 2014:

•	on an actual basis; and

•	on an as adjusted basis to give effect to (i) the December 18, 2014 sale of $25.0 million aggregate principal amount of New York Bonds and the application of $18.1 million of the net proceeds therefrom to repay borrowings under the Current Senior Credit Facility, which were used to temporarily finance certain capital projects in New York, (ii) the sale of the new notes offered hereby, (iii) the execution and initial funding of the ABL Facility and (iv) the application of the estimated net proceeds from this offering of the new notes together with estimated initial borrowings under the ABL Facility to refinance the Current Senior Credit Facility, in each case after payment of estimated transaction costs, fees and expenses and, in each case, as if it had occurred on October 31, 2014.

You should read this table in conjunction with “Use of Proceeds” and “Description of Certain Indebtedness” appearing elsewhere in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the accompanying notes, appearing in our April 30, 2014 10-K and our October 31, 2014 10-Q, which are incorporated by reference into this prospectus supplement.

	October 31, 2014
	(in thousands)
	Actual	As Adjusted
Cash and cash equivalents	$2,734	$2,734

Restricted cash (1)	$76	$5,895

Debt:
Current Senior Credit Facility (2)	$144,300	—
ABL Facility (3)	—	$72,510
FAME Bonds	25,000	25,000
Vermont Bonds	16,000	16,000
New York Bonds	—	25,000
New Hampshire Bonds	11,000	11,000
Other debt	3,841	3,841

Total senior debt	200,141	153,351
7.75% Senior subordinated notes due 2019 (4)	325,000	385,000

Total debt (5)	525,141	538,351
Casella Waste Systems, Inc. stockholders’ deficit (6)	(6,924)	(7,860)
Noncontrolling interest	263	263

Total stockholders’ deficit	(6,661)	(7,597)

Total capitalization	$518,480	$530,754

(1)	As adjusted amount includes $5.8 million of proceeds from the sale of the New York Bonds reserved to repay expected future borrowings under the ABL Facility used to finance certain capital projects pursuant to the terms of the documents governing the New York Bonds.

(2)	Does not include letters of credit of $27.1 million. The Current Senior Credit Facility provides aggregate commitments of $227.5 million. See “Description of Certain Indebtedness — Current Senior Credit Facility.”

(3)	Does not include letters of credit of $27.1 million that are expected to be outstanding under the ABL Facility. The ABL Facility is expected to provide aggregate commitments of at least $175.0 million, subject to availability under the borrowing base. See “Description of Certain Indebtedness — ABL Facility.”

(4)	Excludes unamortized debt discount of $1.4 million.

(5)	Our total debt was $21.2 million higher as of February 4, 2015 than the amount at October 31, 2014. (i) $6.9 million of the increase in total debt is attributable to our issuance of $25.0 million of the New York Bonds on December 18, 2014, from which $18.1 million of the net proceeds was used to repay borrowings under the Current Senior Credit Facility, $5.8 million was reserved as described in note (1) above and the remainder was used to fund expenses related to the issuance of the New York Bonds. (ii) The increase in total debt is also attributable to a net increase in borrowings of $14.5 million under the Current Senior Credit Facility reflecting ordinary course working capital fluctuations and the payment of certain expenses incurred in connection with this offering of the new notes and negotiation of the ABL Facility. (iii) The remainder of the change in total debt is attributable to a $0.2 million reduction in total debt attributable to payments on capital leases and other debt items.

(6)	As adjusted amount includes a $0.9 million write-off of deferred financing costs associated with the refinancing of the Current Senior Credit Facility.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Current Senior Credit Facility

General. The senior revolving credit and letter of credit facility due March 18, 2016, entered into on March 18, 2011 and amended as of April 12, 2012, September 20, 2012 and June 25, 2013 (the “Current Senior Credit Facility”), under which we and our subsidiaries (subject to certain exceptions) are co-borrowers, provides for a revolving credit facility in the principal amount of up to $227.5 million, including letters of credit. We have the right to increase the amount of the revolving credit facility and/or add a term loan to the Current Senior Credit Facility so that the aggregate principal may increase by up to $100.0 million, provided that we are not in default at the time of increase and all other conditions in the governing documents have been met, subject to the receipt of commitments from lenders for such additional amount.

Interest Rates. Amounts outstanding under the Current Senior Credit Facility accrue interest, at our option, at a rate per annum equal to either: (1) the base rate, as defined in the Current Senior Credit Facility, or (2) a Eurodollar rate, as defined in the Current Senior Credit Facility, in each case plus an applicable interest margin, except that swingline loans bear interest at the base rate plus the applicable interest margin. The applicable interest margin for the Current Senior Credit Facility is determined based on our ratio of consolidated total funded debt to consolidated EBITDA, each as defined in the Current Senior Credit Facility, and ranges from 2.75% per annum to 3.75% per annum for Eurodollar rate loans and 1.75% per annum to 2.75% per annum for base rate loans. The interest rate otherwise payable under the Current Senior Credit Facility is subject to increase by 2.0% per annum during a payment default and may be subject to increase by 2.0% per annum during any other event of default.

Fees and Expenses. Certain customary fees and expenses are payable to the lenders and the administrative agent under the Current Senior Credit Facility, including a commitment fee on the unused portion of the Current Senior Credit Facility, which ranges from 0.375% to 0.750% per annum based on our ratio of consolidated total funded debt to consolidated EBITDA. We pay the revolving lenders a fee for letters of credit equal to the applicable interest margin for Eurodollar rate loans under the Current Senior Credit Facility, subject to increase by 2.0% per annum during an event of default. We also pay the issuing bank of any letter of credit a fronting fee equal to 0.125% per annum of the face amount of such letter of credit, plus customary issuance, administrative and other fees and costs.

Maturity. Revolving loans under the Current Senior Credit Facility are available until the maturity date on which date all revolving loans will be due and payable and the commitments will terminate. The maturity date of the Current Senior Credit Facility is March 18, 2016.

Security and Guarantees. All obligations under the Current Senior Credit Facility (including certain obligations under hedging and cash management arrangements entered into with the lenders under the Current Senior Credit Facility or their affiliates) are secured by a first priority security interest in substantially all of our existing and future assets (except as described below), including a pledge of the stock or other equity interests of our domestic subsidiaries (subject to certain exclusions) and of any first tier foreign subsidiaries, provided that not more than 65% of the voting stock of any such foreign subsidiaries shall be required to be pledged. As of the date of this prospectus supplement, the Current Senior Credit Facility was not secured by any real property or a perfected lien on motor vehicles. However, the administrative agent has the right at any time to require the Current Senior Credit Facility to be secured by real property and/or a perfected lien on motor vehicles.

Covenants and other Provisions. The Current Senior Credit Facility contains certain conditions to borrowing, affirmative covenants and negative covenants, which negative covenants limit, subject in certain cases to certain basket amounts and exceptions:

•	the existence of additional indebtedness (including, guarantees and other contingent obligations);

•	the existence of liens or other encumbrances or pledges, or the granting of negative pledges;

•	investments, loans and advances;

•	mergers, consolidations, acquisitions and sales or other transfers of assets;

•	the payment of dividends and distributions and repurchases of equity;

•	prepayments of the notes and certain other debt instruments, and amendments of documents governing such debt instruments;

•	change in lines of business;

•	use of loan proceeds; and

•	certain transactions with affiliates.

The Current Senior Credit Facility requires us to meet financial ratios, including, without limitation:

•	a maximum consolidated total funded debt to consolidated EBITDA ratio;

•	a maximum consolidated senior funded debt to consolidated EBITDA ratio;

•	a minimum consolidated EBITDA to total interest expense ratio; and

•	maximum annual capital expenditures.

Events of Default. The Current Senior Credit Facility contains customary events of default, including, among other things:

•	payment defaults;

•	inaccuracy or breaches of representations and warranties;

•	covenant defaults;

•	cross-defaults to certain other debt, including the notes;

•	events of bankruptcy and insolvency;

•	judgment defaults;

•	impairment of security interests in collateral;

•	a change of control, as defined in the Current Senior Credit Facility (and including a change of control as defined in the indenture governing the notes);

•	certain violations of ERISA;

•	failure of the subordination provisions of senior subordinated debt (including the subordination provisions governing the notes); and

•	failure of the obligations under the Current Senior Credit Facility to constitute “senior debt” and “designated senior debt” (or substantively equivalent terms) under the notes or any future senior subordinated indebtedness.

Waiver and Modification. The terms of the Current Senior Credit Facility may be waived or modified upon approval by us and the required percentage of the lenders (including, in some cases, all of the lenders, or, where applicable, only the affected lenders).

The foregoing description of the Current Senior Credit Facility is a summary of its material provisions and does not restate the Current Senior Credit Facility in its entirety. We refer you to the Current Senior Credit Facility for the complete terms.

ABL Facility

General. Following the closing of this offering of the new notes, we expect to enter into a new senior secured asset-based revolving credit and letter of credit facility (the “ABL Facility”) to refinance the Current Senior Credit Facility. We expect that the ABL Facility, under which we and our subsidiaries (subject to certain exceptions) will be co-borrowers or guarantors, will provide for revolving loans and letters of credit in the aggregate amount of at least $175.0 million, subject to availability under a borrowing base formula. We expect to have the right to increase aggregate commitments under the ABL Facility by up to $100.0 million, provided that we are not in default at the time of increase and all other conditions in the governing documents have been met, subject to the receipt of commitments from lenders for such additional amount. Certain financial institutions, including affiliates of certain of the underwriters of this offering of the new notes, have provided commitments on the terms and subject to the conditions stated in their letters, which commitments, in the aggregate, equal or exceed the minimum targeted size of the ABL Facility. We believe that agreement in principle has been reached with the lenders on the terms and conditions for the ABL Facility. The effectiveness of the ABL Facility is expected to occur upon the final approval by us and the lenders, subject to definitive agreements and our satisfaction of customary closing conditions, including our delivery of title insurance for mortgaged properties and a borrowing base report showing that the sum of availability under the ABL Facility (the borrowing base minus outstanding borrowings and letters of credit) plus up to $6.0 million of unused restricted cash comprised of proceeds of the New York Bonds is not less than $32.5 million after giving effect to the initial funding. We cannot assure you that the ABL Facility will become effective or, if it becomes effective, on what terms. The closing of this offering of the new notes is not contingent upon the effectiveness of the ABL Facility. The effectiveness of the ABL Facility is expected to be contingent upon the closing of this offering of the new notes.

Borrowing Base. The ABL Facility is expected to be available for loans and letters of credit in the aggregate amount of at least $175.0 million or, if less, the borrowing base. We expect that the borrowing base will be determined based on the sum of (a) 85% of eligible accounts receivable; plus (b) the lesser of (i) 50% of the lesser of the cost or market value of eligible inventory and (ii) $2.5 million; plus (c) the lesser of (i) 125% of the net book value of eligible vehicles and (ii) 85% of the net orderly liquidation value of eligible vehicles; plus (d) the lesser of (i) the lesser of (A) 125% of the net book value of eligible non-residential containers and compactors and (B) 85% of the net orderly liquidation value of eligible non-residential containers and compactors and (ii) $25.0 million; plus (e) the lesser of (i) the lesser of (A) 85% of the net orderly liquidation value of eligible equipment and (B) 125% of the net book value of eligible equipment and (ii) $40.0 million; plus (f) (i) the lesser of (A) $35.0 million, and (B) the sum of (x) $22.1 million and (y) 75% of the appraised value of eligible real estate added after the closing date minus (ii) the cumulative quarterly amortization adjustment amounts with respect to real estate included in the borrowing base; minus (g)(i) if borrowing base real estate is greater than $25.0 million, an amount equal to any excess over 100% of net book value of eligible equipment, vehicles and non-residential containers and compactors included in the borrowing base, and (ii) if borrowing base real estate is equal to or less than $25.0 million, zero; and minus (h) reserves as the agent under the ABL Facility shall establish. Under the terms and conditions of the ABL Facility, the borrowing base may be increased to include certain property after the closing date of the ABL Facility. The borrowing base formula and asset eligibility requirements are subject to adjustment. As of December 31, 2014, the estimated borrowing base would have been approximately $148.0 million.

Conditions to the ABL Facility. The closing of the ABL Facility is expected to be subject to the satisfaction of customary closing conditions, including our delivery of title insurance for mortgaged properties and a borrowing base report showing that the sum of availability under the ABL Facility (the borrowing base minus outstanding borrowings and letters of credit) plus up to $6.0 million of unused restricted cash comprised of proceeds of the New York Bonds is not less than $32.5 million after giving effect to the initial funding.

Interest Rates. Amounts outstanding under the ABL Facility are expected to accrue interest, at our option, at a rate per annum equal to either: (1) the base rate, as defined in the ABL Facility, or (2) a LIBOR rate, as defined in the ABL Facility, in each case plus an applicable interest margin, except that swingline loans bear interest at the base rate plus the applicable interest margin. The applicable interest margin for loans under the ABL Facility is expected to be determined based on our ratio of consolidated funded debt to consolidated EBITDA, each as defined in the ABL Facility, and is expected to range from 1.75% per annum to 2.50% per annum for LIBOR rate loans and 0.75% per annum to 1.50% per annum for base rate loans. The interest rate otherwise payable under the ABL Facility is expected to be subject to increase by 2.0% per annum during an event of default.

Fees and Expenses. Certain customary fees and expenses are expected to be payable to the lenders and the administrative agent under the ABL Facility, including a commitment fee on the unused portion of the revolving credit facility, which is expected to range from 0.25% to 0.375% per annum based on the amount of unused commitments. We expect to pay the lenders a fee for letters of credit equal to the applicable interest margin for LIBOR rate loans under the ABL Facility, subject to increase by 2.0% per annum during an event of default. We also expect to pay the issuing bank of any letter of credit a fronting fee equal to 0.25% per annum of the face amount of such letter of credit (subject to increase by 2.00% per annum during an event of default), plus customary issuance, administrative and other fees and costs.

Maturity. Revolving loans under the ABL Facility are expected to be available until the maturity date on which date all revolving loans will be due and payable and the commitments will terminate. The maturity date of the ABL Facility is expected to be the earlier of (a) 5 years after the closing date thereof, and (b) 90 days prior to the scheduled maturity date of any then outstanding notes (including any permitted refinancing thereof).

Security and Guarantees. All obligations under the ABL Facility (including certain obligations under hedging and cash management arrangements entered into with the lenders under the ABL Facility or their affiliates) are expected to be secured by a first priority security interest in substantially all of our existing and future assets, including real property, motor vehicles and a pledge of the stock or other equity interests of substantially all of our subsidiaries.

Covenants and other Provisions. The ABL Facility is expected to contain, among other things, certain conditions to borrowing, affirmative covenants and negative covenants, which negative covenants will limit, subject in certain cases to certain basket amounts and exceptions:

•	the existence of additional indebtedness (including, guarantees and other contingent obligations);

•	the existence of liens or other encumbrances or pledges, or the granting of negative pledges;

•	investments, loans and advances;

•	mergers, consolidations, acquisitions and sales or other transfers of assets;

•	the payment of dividends and distributions and repurchases of equity;

•	prepayments of the notes and certain other debt instruments and amendments of documents governing such debt instruments;

•	change in lines of business;

•	use of loan proceeds; and

•	certain transactions with affiliates.

The ABL Facility is expected to require us to maintain a certain minimum EBITDA measured at the end of each fiscal quarter. Additionally, during certain periods based upon availability of revolver loans being less than an agreed amount, the ABL Facility is expected to require us to meet financial ratios, including, without limitation:

•	a minimum consolidated EBITDA to fixed charge coverage ratio; and

•	a maximum consolidated first lien funded debt to consolidated EBITDA ratio.

Events of Default. The ABL Facility is expected to contain customary events of default, including, among other things:

•	payment defaults;

•	inaccuracy or breaches of representations and warranties;

•	covenant defaults;

•	cross-defaults to certain other debt, including the notes;

•	events of bankruptcy and insolvency;

•	judgment defaults;

•	impairment of security interests in collateral;

•	a change of control, as defined in the ABL Facility (and including a change of control as defined in the indenture governing the notes);

•	certain violations of ERISA;

•	failure of the subordination provisions of senior subordinated debt (including the subordination provisions governing the notes); and

•	failure of the obligations under the Current Senior Credit Facility to constitute “senior debt” and “designated senior debt” (or substantively equivalent terms) under the notes or any future senior subordinated indebtedness.

Waiver and Modification. It is expected that the terms of the ABL Facility may be waived or modified upon approval by us and the required percentage of the lenders (including, in some cases where applicable, two-thirds of the lenders, all of the lenders, or only the affected lenders).

The foregoing description of the ABL Facility is a summary of the material provisions as currently anticipated to be included in final documentation and is subject to the execution and delivery of definitive documentation. We cannot assure you that the ABL Facility will become effective or, if it becomes effective, on what terms.

Finance Authority of Maine Bonds

On December 28, 2005, we completed a $25.0 million financing transaction involving the issuance by the Finance Authority of Maine (the “Authority”) of bonds (the “FAME Bonds”). The FAME Bonds were issued pursuant to an indenture, dated as of December 1, 2005, between the Authority and LaSalle Bank National Association as trustee (as amended, the “FAME Indenture”), and were at the date of issuance, enhanced by an irrevocable, transferable direct-pay letter of credit issued by Bank of America, N.A. under our Current Senior

Credit Facility. Pursuant to a financing agreement dated as of December 1, 2005, by and between us and the Authority (as amended, the “FAME Financing Agreement”), we borrowed the proceeds of the FAME Bonds to pay for certain costs relating to landfill development and construction, vehicle, container and related equipment acquisition for solid waste collection and transportation services, improvements to existing solid waste disposal, hauling, transfer station and other facilities, other infrastructure improvements, and machinery and equipment for solid waste disposal operations owned and operated by us, or a related party, all located in Maine, and to pay certain costs related to the issuance of the FAME Bonds.

On February 1, 2012, we converted $21.4 million aggregate principal amount of the original $25.0 million bonds to a term interest rate period, which conversion triggered a mandatory tender by the bondholders of the $21.4 million bonds. The mandatorily tendered $21.4 million bonds were converted from a variable rate to a five year fixed term interest rate of 6.25% per annum and are supported by a guarantee by our subsidiaries that guarantee the notes and the Current Senior Credit Facility (or, upon its effectiveness, the ABL Facility). The converted bonds (also referred to as the term interest rate bonds) are no longer secured by a letter of credit. The remaining $3.6 million of outstanding bonds (referred to as the variable rate bonds) remain as variable rate bonds secured by a letter of credit issued under our Current Senior Credit Facility (or, upon its effectiveness, the ABL Facility). The FAME Bonds will mature on January 1, 2025 (unless redeemed earlier). The FAME Bonds are considered “senior debt” under the indenture governing the notes. On February 1, 2017, and any other conversion date of a new interest rate period for the applicable FAME Bonds and on certain other dates specified in the FAME Indenture, the applicable holder of the FAME Bonds is required to tender the FAME Bonds held by it for purchase and the applicable FAME Bonds are required to be purchased.

The foregoing description of the FAME Bonds is a brief summary and does not restate the agreements governing the FAME Bonds in their entirety. We refer you to “Description of Certain Indebtedness – Municipal Bond Terms” for additional terms that apply to the FAME Bonds and to the FAME Indenture and the FAME Financing Agreement for the terms of the FAME Bonds.

Vermont Economic Development Authority Bonds

On April 4, 2013, we completed a $16.0 million financing transaction involving the issuance of Vermont Economic Development Authority (“VEDA”) Solid Waste Disposal Revenue Bonds (Casella Waste Systems, Inc. Project) Series 2013 (the “Vermont Bonds”). The Vermont Bonds were issued pursuant to an indenture, dated as of March 1, 2013, between VEDA and U.S. Bank National Association, as trustee (the “VEDA Indenture”), and are guaranteed by our subsidiaries that guarantee the notes and the Current Senior Credit Facility (or, upon its effectiveness, the ABL Facility), pursuant to a Guaranty Agreement among the guarantors named therein and U.S. Bank, N.A., as trustee under the VEDA Indenture (the “VEDA Guaranty”). Pursuant to a financing agreement, dated as of March 1, 2013, between us and the State of Vermont, acting by and through VEDA (the “VEDA Agreement”), we borrowed the proceeds of the Vermont Bonds to (i) repay borrowings which temporarily financed the purchase of assets for use in connection with our or our subsidiaries’ operations in Vermont and (ii) pay certain costs relating to the issuance of the Vermont Bonds. The Vermont Bonds were issued at the initial term interest rate period of five years (ending April 1, 2018) at the initial rate of 4.75% per annum. The Vermont Bonds will mature on April 1, 2036 (unless redeemed earlier). The Vermont Bonds are considered “senior debt” under the indenture governing the notes. On April 2, 2018 and any other conversion date of any new interest rate period for the Vermont Bonds and on certain other dates specified in the VEDA Indenture, each holder of the Vermont Bonds is required to tender the Vermont Bonds held by it for purchase and the Vermont Bonds are required to be purchased.

The foregoing description of the Vermont Bonds is a brief summary and does not restate the agreements governing the Vermont Bonds in their entirety. We refer you to “Description of Certain Indebtedness—Municipal Bond Terms” for additional terms that apply to the Vermont Bonds and to the VEDA Indenture and the VEDA Agreement for the terms of the Vermont Bonds.

The Business Finance Authority of the State of New Hampshire Bonds

On April 4, 2013, we completed a $5.5 million financing transaction involving the issuance of Business Finance Authority of the State of New Hampshire (“BFA”) Solid Waste Disposal Revenue Bonds (Casella Waste Systems, Inc. Project), Series 2013 (the “Original New Hampshire Bonds”). The Original New Hampshire Bonds were issued pursuant to an indenture dated as of March 1, 2013, between BFA and U.S. Bank National Association, as trustee (the “BFA Indenture”) and were at the date of issuance secured by an irrevocable letter of credit issued by Bank of America, N.A. under our Current Senior Credit Facility. We and BFA entered into a financing agreement, dated as of March 1, 2013 (the “BFA Financing Agreement”), pursuant to which we borrowed the proceeds of the Original New Hampshire Bonds to (i) repay borrowings which temporarily financed certain capital assets in New Hampshire and (ii) pay certain costs relating to the issuance of the Original New Hampshire Bonds. On their date of issuance, the Original New Hampshire Bonds bore interest at the weekly interest rate.

On October 16, 2014, we completed a financing transaction involving $11.0 million aggregate principal amount of Solid Waste Disposal Revenue Bonds (Casella Waste Systems, Inc. Project) Series 2013 issued by BFA, consisting of (i) the conversion and remarketing of the Original New Hampshire Bonds and (ii) the issuance of $5.5 million principal amount of additional bonds under the BFA Indenture (such additional bonds, together with the Original New Hampshire Bonds, the “New Hampshire Bonds”). The New Hampshire Bonds were issued or converted, as applicable, on October 16, 2014, pursuant to the BFA Indenture, as amended on September 5, 2014. The New Hampshire Bonds were issued at the initial term interest rate period of five years (ending on October 1, 2019) at the rate of 4.00% per annum. The New Hampshire Bonds are guaranteed by our subsidiaries that guarantee the notes and the Current Senior Credit Facility (or, upon its effectiveness, any ABL Facility), pursuant to a Guaranty Agreement among the guarantors named therein and U.S. Bank National Association, as trustee under the BFA Indenture (the “BFA Guaranty”). The converted bonds are no longer secured by a letter of credit. Pursuant to the BFA Financing Agreement, we have borrowed the proceeds of the New Hampshire Bonds to finance or repay borrowings which temporarily financed certain capital projects in New Hampshire. The New Hampshire Bonds will mature on April 1, 2029 (unless redeemed earlier). The New Hampshire Bonds are considered “senior debt” under the indenture governing the notes. On October 1, 2019, and any other conversion date of any new interest rate period for the New Hampshire Bonds and on certain other dates specified in the BFA Indenture, each holder of the New Hampshire Bonds is required to tender the New Hampshire Bonds held by it for purchase and the New Hampshire Bonds are required to be purchased.

The foregoing description of the New Hampshire Bonds is a brief summary and does not restate the agreements governing the New Hampshire Bonds in their entirety. We refer you to “Description of Certain Indebtedness—Municipal Bond Terms” for additional terms that apply to the New Hampshire Bonds and to the BFA Indenture and the BFA Financing Agreement for the terms of the New Hampshire Bonds.

New York State Environmental Facilities Corporation Bonds

On December 18, 2014, we completed a $25.0 million financing transaction involving the issuance by New York State Environmental Facilities Corporation (“EFC”) of Solid Waste Disposal Revenue Bonds (Casella Waste Systems, Inc. Project) Series 2014 (the “New York Bonds” and, collectively with the FAME Bonds, Vermont Bonds and New Hampshire Bonds, the “Municipal Bonds”). The New York Bonds were issued pursuant to an indenture, dated as of December 1, 2014, by and between EFC and U.S. Bank National Association, as trustee (the “EFC Indenture”), and are guaranteed by our subsidiaries that guarantee the notes and the Current Senior Credit Facility (or, upon its effectiveness, any ABL Facility) pursuant to a Guaranty Agreement among the guarantors named therein and U.S. Bank National Association, as trustee under the EFC Indenture (the “EFC Guaranty”). On December 18, 2014, we entered into a Loan Agreement, dated as of December 1, 2014, with EFC (the “EFC Loan Agreement”), pursuant to which the proceeds of the offering of New York Bonds were loaned by EFC to us to finance or repay borrowings which temporarily financed certain capital projects in New York, and to pay certain costs of issuance of the New York Bonds. The EFC Loan

Agreement requires us to satisfy the obligation to pay amounts from time to time owing with respect to the New York Bonds issued by EFC. Additional New York Bonds in an aggregate principal amount of up to $15.0 million may be issued under the EFC Indenture and loaned to us, subject to the terms of the EFC Indenture, the EFC Loan Agreement and related documents. The $25.0 million New York Bonds were issued at the initial term interest rate period of five years (ending December 1, 2019) at the initial rate of 3.75% per annum. The New York Bonds will mature on December 1, 2044 (unless redeemed earlier). The New York Bonds are considered “senior debt” under the indenture governing the notes. On December 2, 2019 and any other conversion date of any new interest rate period for the New York Bonds and on certain other dates specified in the EFC Indenture, each holder of the New York Bonds is required to tender the New York Bonds held by it for purchase and the New York Bonds are required to be purchased.

The foregoing description of the FAME Bonds is a brief summary and does not restate the agreements governing the New York Bonds in their entirety. We refer you to “Description of Certain Indebtedness—Municipal Bond Terms” for additional terms that apply to the New York Bonds and to the EFC Indenture and the EFC Loan Agreement for the terms of the New York Bonds.

Municipal Bond Terms

Principal, premium, if any, and interest on the Municipal Bonds will be payable from loan repayments received by the Authority, VEDA, BFA and EFC, as applicable, and the trustee from us pursuant to the applicable financing agreement. If we do not make repayments with respect to any variable rate Municipal Bonds supported by a letter of credit, repayment will be made under any such letter of credit issued under our Current Senior Credit Facility (or upon its effectiveness, the ABL Facility). Under our Current Senior Credit Facility (or upon its effectiveness, the ABL Facility), we will be required to reimburse Bank of America, N.A. for any drawings under any such letter of credit, either with cash on hand or, subject to satisfaction of borrowing conditions, borrowings under the Current Senior Credit Facility (or upon its effectiveness, any ABL Facility).

On any business day during a variable interest rate period applicable to any Municipal Bonds, such Municipal Bonds may be repurchased at the option of the holder or upon our direction, or redeemed upon our direction, at a redemption price of 100% of the principal amount thereof plus accrued interest. Merrill Lynch, Pierce, Fenner & Smith Incorporated, as remarketing agent for the Municipal Bonds, is required to use its best efforts to remarket any Municipal Bonds tendered for purchase. Funds for the payment of the purchase price of any Municipal Bonds so purchased will be paid from the proceeds of any such resale or, to the extent such funds are insufficient, from the proceeds of a letter of credit, if the Municipal Bonds are supported by a letter of credit at such time, or from payments by us or by the guarantors named in the applicable guaranty agreement.

The Vermont Bonds, the New Hampshire Bonds, the New York Bonds and the $21.4 million FAME term interest rate bonds are currently not supported by a letter of credit, but are supported by a guarantee by substantially all of our subsidiaries. After the end of each initial term interest rate period applicable to the Municipal Bonds, such term interest rate Municipal Bonds may be converted to a variable (daily or weekly) interest rate period or may remain in a term interest rate period. The interest rate on the Municipal Bonds will be reset at the end of each interest period and may be required to be tendered for purchase. Merrill Lynch, Pierce, Fenner & Smith Incorporated, as remarketing agent for the Municipal Bonds, is required to use its best efforts to remarket any Municipal Bonds tendered for purchase. The Municipal Bonds may be redeemed at our option upon the occurrence of certain events and are also subject to mandatory redemption upon a determination of the invalidity of the applicable Financing Agreement or a determination of taxability.

The Financing Agreements and other transaction documents for the Municipal Bonds contain standard representations, covenants and events of default for facilities of this type. Events of default under each financing agreement include the failure to make any loan payment or purchase price payment when due; the failure to observe and perform covenants which continues for a period of 60 days after notice; dissolution or liquidation; an event of default under the applicable indentures, including the receipt of notice of the occurrence of an event of default under the Current Senior Credit Facility (or upon its effectiveness, the ABL Facility) and directing the trustee under the applicable Municipal Bonds to accelerate such bonds; an event of default under the guaranty of any applicable term interest rate bonds; and an event of default under the Current Senior Credit Facility (or upon its effectiveness, the ABL Facility) which has resulted in the acceleration of the obligations thereunder prior to their stated maturity (or with respect to certain Bonds, if no such Current Senior Credit Facility is in effect, the acceleration of the obligations under any indebtedness for borrowed money, bond, note or capital lease in the principal amount of $10.0 million or more). Additionally, while any of the Municipal Bonds are in a term interest period and are not supported by a letter of credit (i) a change of control would require us to offer to repurchase the applicable Municipal Bonds, and (ii) Bank of America, N.A. (or any applicable credit provider) can require that the obligations under the applicable Municipal Bonds be accelerated (if our obligations under the applicable credit facility have been accelerated).

DESCRIPTION OF THE NOTES

We are offering up to $60.0 million aggregate principal amount of new 7.75% Senior Subordinated Notes due 2019 (the “new notes”). The new notes offered hereby will constitute an additional issuance of our 7.75% senior subordinated notes due 2019, $200.0 million aggregate principal amount of which were initially issued in a private offering in February 2011 and $125.0 million aggregate principal amount of which were issued as additional notes in a private offering in October 2012. As of the date of this prospectus supplement, $325.0 million aggregate principal amount of the notes are outstanding (the “existing notes”), all of which has been publicly registered pursuant to registered exchange offers in August 2011 and November 2012. Unless the context requires otherwise, as used herein the term “notes” refers to both the new notes offered hereby and the existing notes. The new notes offered hereby will be issued as part of the same series as the existing notes and will be issued under the indenture (the “indenture”), dated as of February 7, 2011 among us, the Guarantors party to the indenture and U.S. Bank National Association, as trustee (the “trustee”). The new notes offered hereby will have the same CUSIP number as the existing notes and will be fungible with the existing notes. The terms of the new notes offered hereby will be identical to the terms of the existing notes, except for the issue date, the issue price, the first interest payment date and the date from which interest first begins to accrue. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the notes and the indenture and does not describe every aspect of the notes or the indenture. The following description is subject to, and qualified in its entirety by, all the provisions of the indenture, including definitions of certain terms used in the indenture. Anyone who receives this prospectus may obtain a copy of the indenture without charge upon request to the trustee. See “Where You Can Find More Information” and “Incorporation by Reference.” We urge you to read the indenture and the notes because they, and not this description, define your rights as a holder of the notes.

You can find the definitions of certain terms used in this description under “—Certain Definitions.” Certain defined terms used in this description but not defined below under the caption “—Certain Definitions” have the meanings assigned to them in the indenture. In this description, unless the context otherwise requires, the term “Casella” refers only to Casella Waste Systems, Inc. and not to any of its subsidiaries and the term “Senior Credit Facility” includes the Current Senior Credit Facility (or the ABL Facility, if consummated). We cannot assure you that the ABL Facility will become effective or, if it becomes effective on what terms. The closing of this offering of the new notes is not contingent upon the effectiveness of the ABL Facility. The effectiveness of the ABL Facility is expected to be contingent on the closing of this offering of the new notes. See “Description of Certain Indebtedness—ABL Facility” and “Use of Proceeds”.

Brief Description of the Notes and the Subsidiary Guarantees

The notes are:

•	general unsecured obligations of Casella;

•	subordinated in right of payment to all existing and future Senior Debt of Casella;

•	equal in right of payment to all future senior subordinated Indebtedness of Casella;

•	senior in right of payment to any future Indebtedness of Casella that expressly provides that it is junior in right of payment to the notes; and

•	unconditionally guaranteed by the Guarantors.

The notes are guaranteed by each existing and future Restricted Subsidiary of Casella, other than any Foreign Subsidiary, any Insurance Subsidiary and certain Restricted Subsidiaries of Casella that do not guarantee the Current Senior Credit Facility or any Permitted Refinancing Indebtedness in respect thereof (including the ABL Facility).

The Subsidiary Guarantee by each Guarantor of the notes is:

•	a general unsecured obligation of such Guarantor;

•	subordinated in right of payment to all existing and future Senior Debt of such Guarantor;

•	effectively subordinated to all of the liabilities of Casella’s Subsidiaries that are not providing a Subsidiary Guarantee;

•	equal in right of payment to all future senior subordinated Indebtedness of such Guarantor; and

•	senior in right of payment to all future Indebtedness of such Guarantor that expressly provides that it is junior in right of payment to the Subsidiary Guarantee of such Guarantor.

As of October 31, 2014, we and the Guarantors had $200.1 million of senior debt outstanding (excluding $27.1 million of outstanding letters of credit issued under the Current Senior Credit Facility) and an additional $56.1 million of unused commitments under the Current Senior Credit Facility. As of October 31, 2014, assuming the Transactions had been consummated on that date, we and the Guarantors would have had approximately $153.4 million aggregate principal amount of senior indebtedness (excluding $27.1 million of outstanding letters of credit expected to be issued under the ABL Facility) and an additional $48.4 million of unused availability under the ABL Facility based on an estimated borrowing base at December 31, 2014 of approximately $148.0 million. See “Description of Certain Indebtedness—ABL Facility” and “Description of the Notes—Subordination.”

As of the date of this prospectus supplement, all Subsidiaries, other than Power of Three, LLC, are “Restricted Subsidiaries.” However, under the circumstances described below under “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries do not guarantee the notes and are not subject to the restrictive covenants in the indenture, but transactions between Casella and/or any of its Restricted Subsidiaries on the one hand and any of the Unrestricted Subsidiaries on the other hand are subject to certain restrictive covenants.

Our Unrestricted Subsidiaries, Foreign Subsidiaries, any Insurance Subsidiary and certain Restricted Subsidiaries will not guarantee the notes. The notes are structurally subordinated to the Indebtedness and other obligations (including trade payables) of our Unrestricted Subsidiaries, Foreign Subsidiaries and any Insurance Subsidiary.

Principal, Maturity and Interest

We are offering up to $60.0 million aggregate principal amount of new notes as additional notes under the indenture. The indenture provides for the issuance of additional notes having identical terms and conditions to the notes (the “additional notes”), other than issue date, issue price, initial interest payment date and initial interest record date. Such additional notes may be issued subject to compliance with the covenants contained in the indenture. Any additional notes will be part of the same issue as the notes and will vote on all matters together with the notes. However, the CUSIP numbers for the notes and any additional notes will be different unless the notes and such additional notes are fungible for U.S. federal income tax purposes. All of the existing notes have the same CUSIP number and the new notes will have the same CUSIP number as the existing notes.

We will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will mature on February 15, 2019.

Interest on the notes accrues at the rate of 7.75% per annum and is payable semi-annually in arrears on February 15 and August 15. Commencing on August 15, 2015, Casella will make each interest payment to the Holders of record of the new notes on the immediately preceding February 1 and August 1. The new notes will not be entitled to interest for the period from the settlement date to February 15, 2015, because the settlement date will occur after the record date for the February 15, 2015 interest payment date. The issue price reflects a deduction for the amount of interest that would have accrued from the settlement date to February 15, 2015. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to Casella, Casella will make all principal, premium, if any, and interest payments on those notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent (the “Paying Agent”) and the registrar (the “Registrar”) within the City and State of New York unless Casella elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as Paying Agent and Registrar. Casella may change the Paying Agent or Registrar without prior notice to the Holders of the notes, and Casella or any of its Subsidiaries may act as Registrar and, except under certain circumstances specified in the indenture, Paying Agent.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the indenture. The Registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Casella may require a Holder to pay any taxes and fees required by law or permitted by the indenture. Casella is not required to transfer or exchange any note selected for redemption. Also, Casella is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. The registered Holder of a note will be treated as the owner of it for all purposes.

Subsidiary Guarantees

The Guarantors jointly and severally, fully and unconditionally, guarantee Casella’s obligations under the notes. The Subsidiary Guarantee of each Guarantor is subordinated to the prior payment in full in cash or cash equivalents of all Senior Debt of that Guarantor to the same extent that the notes are subordinated to Senior Debt of Casella. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to the Notes—A court could void our subsidiaries’ guarantees of the notes under fraudulent transfer laws.”

The Subsidiary Guarantee of a Guarantor will be released:

•	upon the sale or other disposition (including by way of merger or consolidation), to any Person that is not an Affiliate of Casella, of all of the Capital Stock of that Guarantor held by Casella or any of its Restricted Subsidiaries or of all or substantially all of the assets of that Guarantor; provided that such sale or other disposition is made in accordance with the indenture; or

•	upon the contemporaneous or substantially contemporaneous release or discharge of such Guarantor (1) as a guarantor, borrower and/or issuer in respect of the Senior Credit Facility and (2) if the Senior Credit Facility has been terminated, as a guarantor of any issue of any other Indebtedness of more than $5.0 million in aggregate principal amount (per issue) of Casella or any of its Restricted Subsidiaries (other than any Subsidiaries of such Guarantor), except, in each case, as a result of payment by a guarantor in its capacity as a guarantor (and not as a borrower and/or issuer); or

•	if Casella designates such Guarantor as an Unrestricted Subsidiary in accordance with the indenture.

Subordination

The payment of all Obligations on or relating to the notes is subordinated in right of payment to the prior payment in full in cash or cash equivalents of all Obligations on Senior Debt of Casella (including all Obligations with respect to the Senior Credit Facility (or the ABL Facility, if consummated), whether outstanding on the Issue Date or thereafter incurred). Notwithstanding the foregoing, payments and distributions made from the trust established pursuant to the provisions described under “—Legal Defeasance and Covenant Defeasance” shall not be so subordinated in right of payment so long as the payments into the trust were made in accordance with the requirements described under “—Legal Defeasance and Covenant Defeasance” and did not violate the subordination provisions when they were made.

The holders of Senior Debt will be entitled to receive payment in full in cash or cash equivalents of all Obligations due in respect of Senior Debt before the Holders of notes will be entitled to receive any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the notes (other than payments or distributions of Permitted Junior Securities) in the event of any distribution to creditors of Casella:

(1) in a total or partial liquidation, dissolution or winding up of Casella;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Casella or its assets;

(3) in an assignment for the benefit of creditors; or

(4) in any marshalling of Casella’s assets and liabilities.

Casella also may not make any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the notes or acquire any notes for cash or assets or otherwise, other than payments or distributions of Permitted Junior Securities and payments and distributions made from the trust established pursuant to the provisions described under “—Legal Defeasance and Covenant Defeasance” so long as the payments into the trust were made in accordance with the requirements described under “—Legal Defeasance and Covenant Defeasance” and did not violate the subordination provisions when they were made, if:

(1) a payment default under the Senior Credit Facility or any other Senior Debt (in the case of such other Senior Debt, only if the aggregate principal amount thereof exceeds $5.0 million) occurs and is continuing beyond the applicable grace period, if any; or

(2) any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from the Representative of such Designated Senior Debt.

Payments on and distributions with respect to any Obligations on, or with respect to, the notes may and shall be resumed:

(1) in the case of a payment default, upon the date on which all such payment defaults are cured or waived; and

(2) in case of a nonpayment default with respect to Designated Senior Debt, the earliest of (w) the date on which all such nonpayment defaults are cured or waived, (x) 179 days after the date on which the applicable Payment Blockage Notice is received, (y) all Designated Senior Debt with respect to which any such nonpayment default has occurred and is continuing is discharged or paid in full in cash or cash equivalents, or (z) the date on which the trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been and remains accelerated.

No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period ending after the date of delivery of such initial Payment Blockage Notice that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing shall constitute a new default for this purpose).

Casella must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Casella, Holders of the notes may recover less ratably than creditors of Casella who are holders of Senior Debt. See “Risk Factors—Risks Related to the Notes—The notes and the guarantees will be unsecured and subordinated to our senior debt.”

Optional Redemption

On or after February 15, 2015, Casella may from time to time redeem some or all of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve month period beginning on February 15 of the years indicated below:

Year Percentage

2015	103.875%
2016	101.938%
2017 and thereafter	100.000%

In addition, the notes may be redeemed, in whole or in part, at any time prior to February 15, 2015, at the option of Casella upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of holders of record on the relevant interest record date to receive interest due on the relevant interest payment date). “Applicable Premium” means, with respect to any note on any applicable redemption date, the greater of:

•	1.0% of the principal amount of such note; and

•	the excess, if any, of:

•	the present value at such redemption date of (i) the redemption price of such note at February 15, 2015 (such redemption price being set forth in the table appearing above under this section “Optional Redemption”) plus (ii) all required interest payments (excluding accrued and unpaid interest to such redemption date) due on such note through February 15, 2015 computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

•	the principal amount of such note.

“Treasury Rate” means, as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to February 15, 2015; provided, however, that if the period from the redemption date to February 15, 2015 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to February 15, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Casella may acquire notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchases, negotiated transactions or otherwise, so long as such acquisition does not otherwise violate the terms of the indenture.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

•	if the notes are listed on a national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

•	if the notes are not so listed, on a pro rata basis or on as nearly a pro rata basis as practicable (subject, to the extent the notes are then represented by one or more global notes registered in the name of or held by The Depository Trust Company or its nominee, to the procedures of The Depository Trust Company).

No notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A note in principal amount equal to the unredeemed portion of the note will be issued in the name of the Holder thereof upon cancellation of the note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of notes will have the right to require Casella to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s notes pursuant to a Change of Control Offer (the “Change of Control Offer”). In the Change of Control Offer, Casella will offer to pay an amount in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest thereon, if any, to the date of purchase. Within 30 days following any Change of Control, Casella will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date (the “Change of Control Payment Date”) specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

On or before the Change of Control Payment Date, Casella will, to the extent lawful:

•	accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

•	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

•	deliver or cause to be delivered to the trustee the notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of notes or portions thereof being purchased by Casella.

The Paying Agent will promptly mail to each Holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, Casella will either repay all outstanding Senior Debt that is governed by agreements that would prevent Casella from complying with such “Change of Control” provisions, or obtain the requisite consents, if any, under all such agreements governing such outstanding Senior Debt to permit the repurchase of notes required by this covenant. Casella will publicly announce the results of the Change of Control Offer as soon as practicable after the Change of Control Payment Date.

Casella will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Casella and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

Notwithstanding the foregoing, Casella shall not be required to make a Change of Control Offer, as provided above, if, in connection with or in contemplation of any Change of Control, it or a third party has made an offer to purchase (an “Alternate Offer”) any and all notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all notes properly tendered in accordance with the terms of such Alternate Offer. The Alternate Offer shall remain, if commenced prior to the Change of Control, open for acceptance until the consummation of the Change of Control, must permit Holders to withdraw any tenders of notes made into the Alternate Offer until the final expiration or consummation thereof and must comply with all the other provisions applicable to the Change of Control Offer.

Casella will comply, and will cause any third party making a Change of Control Offer or an Alternate Offer to comply, with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with a Change of Control Offer or an Alternate Offer. To the extent the provisions of any applicable securities laws or regulations conflict with the provisions of the indenture relating to a Change of Control Offer, Casella will not be deemed to have breached its obligations under the indenture by virtue of complying with such laws or regulations.

The occurrence of a Change of Control would constitute an event of default under Casella’s Senior Credit Facility (or the ABL Facility, if consummated). In addition, the Senior Credit Facility prohibits Casella from purchasing any notes, subject to the terms and conditions of the applicable agreements, and the agreements governing any future Senior Debt may prohibit Casella from purchasing any notes, subject to the terms and conditions of the applicable agreements, and may also provide that certain change of control events with respect to Casella would constitute a default under such agreements. In the event a Change of Control occurs at a time when Casella is prohibited from purchasing notes as required under the indenture, Casella could seek the consent of the holders of any applicable Senior Debt to the purchase of notes or could attempt to refinance the Senior Debt that contains such prohibition. If Casella does not obtain such a consent or repay such Senior Debt, Casella will remain prohibited from purchasing notes. The ABL Facility is expected to have similar provisions as those described above. In such a case, Casella’s failure to purchase notes as required by the indenture would constitute an Event of Default with respect to the notes which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of notes.

If a Change of Control were to occur, there can be no assurance that Casella would have sufficient funds to pay the purchase price for all notes and amounts due under other Indebtedness that Casella may be required to repurchase or repay or that Casella or the other Guarantors would be able to make such payments. In the event that Casella were required to purchase outstanding notes pursuant to a Change of Control Offer, Casella expects that it would need to seek third party financing to the extent it does not have available funds to enable Casella to meet its purchase obligations. However, there can be no assurance that Casella would be able to obtain such financing.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of Casella and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Casella to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Casella and its Subsidiaries taken as a whole may be uncertain.

The provisions described above that require Casella to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that Casella repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Asset Sales

Casella will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

•	Casella or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by Casella) of the assets or Equity Interests issued, sold or otherwise disposed of; and

•	at least 75% of the consideration therefor received by Casella or such Restricted Subsidiary is in the form of cash or Cash Equivalents and is received at the time of such Asset Sale.

For purposes of the last bullet in the preceding paragraph, each of the following shall be deemed to be cash:

(a) the amount of any liabilities shown on Casella’s or such Restricted Subsidiary’s most recent balance sheet (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by another Person and from which Casella and its Restricted Subsidiaries are released from further liability;

(b) any securities, notes or other obligations received by Casella or any such Restricted Subsidiary from such transferee that are promptly (subject to ordinary settlement periods) converted by Casella or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion); and

(c) the fair market value (as determined in good faith by the Board of Directors of Casella) of any Replacement Assets received.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Casella may apply such Net Proceeds at its option:

(a) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to permanently reduce a corresponding amount of commitments with respect thereto;

(b) to make an investment in or expenditures for assets (excluding securities other than Capital Stock of any Person that (A) is or becomes a Guarantor or (B) is merged, consolidated or amalgamated with or into, or transfers all or substantially all of its assets to, or is liquidated into, Casella or any Guarantor) that replace the assets that were the subject of the Asset Sale or that will be used in the Permitted Business (“Replacement Assets”); and/or

(c) to redeem notes pursuant to any of the provisions of the indenture described under the caption “—Optional Redemption.”

Pending the final application of any such Net Proceeds, Casella may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, Casella will make an offer to

•	all Holders of notes; and

•	all holders of other Indebtedness that ranks pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (“Pari Passu Debt”), in each case, to purchase (an “Asset Sale Offer”) the maximum principal amount of notes or notes and such Pari Passu Debt, as the case may be, that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to (i) 100% of the principal amount of notes purchased or (ii) 100% of the principal amount of notes purchased and 100% of the principal amount (or accreted value) of such Pari Passu Debt purchased, in each case, plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If the aggregate principal amount of notes and such Pari Passu Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the notes and such Pari Passu Debt, as the case may be, to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. Accordingly, if any Excess Proceeds remain after consummation of an Asset Sale Offer, Casella may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture.

When any non-cash consideration received by Casella or any of its Restricted Subsidiaries in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash or Cash Equivalents, such cash and Cash Equivalents must be applied in accordance with this covenant.

Casella will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with an Asset Sale Offer. To the extent the provisions of any applicable securities laws or regulations conflict with the provisions of the indenture relating to an Asset Sale Offer, Casella will not be deemed to have breached its obligations under the indenture by virtue of complying with such laws or regulations.

The Senior Credit Facility prohibits Casella from purchasing any notes, subject to the terms and conditions of the applicable agreements. In addition, the agreements governing any future Senior Debt may prohibit Casella from purchasing any notes. In the event the indenture requires Casella to make an Asset Sale Offer at a time when Casella is prohibited from purchasing notes, Casella could seek the consent of its senior debt holders to the purchase of notes, use the proceeds of the Asset Sale to pay down such Senior Debt, or attempt to refinance Senior Debt that contain such prohibitions. The ABL Facility is expected to include similar provisions as those described above. If Casella does not obtain such consents or repay or refinance such Senior Debt, Casella would remain prohibited from purchasing notes. In such case, Casella’s failure to purchase notes when required by the indenture would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of notes.

Certain Covenants

Set forth below are summaries of certain covenants contained in the indenture.

Restricted Payments

Casella will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend or make any other payment or distribution on account of Casella’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Casella or any of its Restricted Subsidiaries) or to the direct or indirect holders of Casella’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable solely in Qualified Capital Stock or dividends or distributions payable to Casella or any of its Restricted Subsidiaries);

(b) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Casella or any of its Restricted Subsidiaries) any Equity Interests of Casella or any direct or indirect parent of Casella or any Restricted Subsidiary of Casella (other than any such Equity Interests owned by Casella or any of its Restricted Subsidiaries);

(c) make any payment on or with respect to, or purchase, redeem, prepay, decrease, defease or otherwise acquire or retire for value, any Indebtedness that is expressly subordinated in right of payment to the notes or any Subsidiary Guarantee, except (x) any payment of interest or principal at the Stated Maturity thereof, (y) any payment made with Qualified Capital Stock and (z) any payment made to Casella or any of its Restricted Subsidiaries; or

(d) make any Restricted Investment

(all such payments and other actions set forth in clauses (a) through (d) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default has occurred and is continuing or would occur as a consequence thereof;

(2) Casella would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable Four Quarter Period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Casella and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4) (only to the extent payable to Casella or any of its Restricted Subsidiaries), (5) and (7) of the next succeeding paragraph), is less than the sum (the “Basket”), without duplication, of

a) 50% of the Consolidated Net Income of Casella for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of Casella’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

b) 100% of the aggregate net cash proceeds received by Casella since the Issue Date from the issuance and sale of Qualified Capital Stock or from the issuance and sale of convertible or exchangeable Disqualified Capital Stock or Indebtedness of Casella or any of its Restricted Subsidiaries that has been converted into or exchanged for Qualified Capital Stock (other than any issuance and sale to a Subsidiary of Casella), less the amount of any cash, or the fair market value of any other assets, distributed by Casella or any of its Restricted Subsidiaries upon such conversion or exchange (other than to Casella or any of its Restricted Subsidiaries), plus

c) to the extent not otherwise included in the calculation of Consolidated Net Income for purposes of clause (a) above, 100% of (x) any amount received in cash by Casella or any of its Restricted Subsidiaries as dividends, distributions or return of capital from, or payment of interest or principal on any loan or advance to, and (y) the aggregate net cash proceeds received by Casella or any of its Restricted Subsidiaries upon the sale or other disposition of, the investee (other than an Unrestricted Subsidiary of Casella) of any Investment made by Casella and its Restricted Subsidiaries since the Issue Date; provided that the foregoing sum shall not exceed, in the case of any investee, the aggregate amount of Investments previously made (and treated as a Restricted Payment) by Casella or any of its Restricted Subsidiaries in such investee subsequent to the Issue Date; plus

d) to the extent not otherwise included in the calculation of Consolidated Net Income for purposes of clause (a) above, 100% of (x) any amount received in cash by Casella or any of its Restricted Subsidiaries as dividends, distributions or return of capital from, or payment of interest or principal on any loan or advance to, or upon the sale or other disposition of the Capital Stock of, an Unrestricted Subsidiary of Casella and (y) the fair market value of the net assets of an Unrestricted Subsidiary of Casella, at the time such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary or is merged, consolidated or amalgamated with or into, or is liquidated into, Casella or any of its Restricted Subsidiaries, multiplied by Casella’s proportionate interest in such Subsidiary; provided that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the aggregate amount of Investments previously made (and treated as a Restricted Payment) by Casella or any of its Restricted Subsidiaries in such Unrestricted Subsidiary subsequent to the Issue Date; plus

e) to the extent not otherwise included in the calculation of Consolidated Net Income for purposes of clause (a) above, 100% of the amount of any Investment made (and treated as a Restricted Payment) since the Issue Date in a Person that subsequently becomes a Restricted Subsidiary of Casella.

The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of (a) any Indebtedness of Casella or any Guarantor that is expressly subordinated in right of payment to the notes or any Subsidiary Guarantee or (b) any Equity Interests of Casella or any of its Restricted Subsidiaries in exchange for, or out of the net cash proceeds of the substantially concurrent issuance and sale (other than to a Subsidiary of Casella) of, Qualified Capital Stock; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall not increase the Basket;

(3) the redemption, repurchase, retirement, defeasance or other acquisition of Indebtedness of Casella or any Guarantor which is expressly subordinated in right of payment to the notes or any Subsidiary Guarantee with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend or other distribution by a Restricted Subsidiary of Casella in respect of any class or series of securities of such Restricted Subsidiary so long as Casella or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(5) the repurchase of Equity Interests deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof;

(6) as long as no Default has occurred and is continuing or would be caused thereby, the redemption, repurchase or other acquisition of Equity Interests constituting restricted stock repurchased from an employee of Casella or any of its Restricted Subsidiaries in connection with the termination of employment of such employee, in an amount not to exceed the net cash proceeds received from such terminated employee upon issuance of such Equity Interests; and

(7) Restricted Payments not to exceed $10.0 million in the aggregate since the Issue Date.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Casella or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities (other than cash) having a fair market value in excess of $5.0 million that are required to be valued by this covenant shall be determined in good faith by the Board of Directors, whose resolution with respect thereto shall be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, Casella shall deliver to the trustee an Officer’s Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

In determining whether any Restricted Payment is permitted by the foregoing covenant, Casella may allocate or reallocate all or any portion of such Restricted Payment between clauses (6) and (7) of the second paragraph of this “—Restricted Payments” covenant or between such clauses and the Basket; provided that at the time of such allocation or reallocation, all such Restricted Payments, or allocated portions thereof, would be permitted under such provisions.

Incurrence of Indebtedness and Issuance of Preferred Stock

(i) Casella will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt), and (ii) Casella will not issue any Disqualified Capital Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided that Casella or any Guarantor may incur Indebtedness (including Acquired Debt), and Casella may issue Disqualified Capital Stock, if the Consolidated Fixed Charge Coverage Ratio is at least 2.0 to 1.0 (this proviso, the “Coverage Ratio Exception”).

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) Indebtedness and letters of credit by Casella or any Guarantor under the Senior Credit Facility (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Casella and the Guarantors thereunder) in an aggregate principal amount not to exceed $350.0 million, plus (x) the aggregate principal amount of Second Lien Notes (and any Permitted Refinancing Indebtedness in respect thereof) that have been repurchased, repaid, redeemed or otherwise satisfied from and after the Issue Date, less (y) the aggregate amount of all Net Proceeds of Asset Sales (other than (i) $123.0 million (the Net Proceeds of the FCR

Disposition) and (ii) up to $75.0 million of Net Proceeds from Asset Sales of Specified Assets) applied by Casella or any of its Subsidiaries since the date of the indenture to repay Indebtedness under the Senior Credit Facility pursuant to clause (1) of the third paragraph under “—Repurchase at the Option of Holders—Asset Sales”;

(2) Indebtedness under the Second Lien Notes Documents, and Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount not to exceed $180.0 million plus (x) the Available Amount less (y) the aggregate principal amount of Second Lien Notes that have been repurchased, repaid, redeemed or otherwise satisfied from and after the Issue Date (to the extent increasing the amount available under clause (1) above), at any time outstanding;

(3) the notes issued on the Issue Date and up to the Available Amount of Additional Notes issued under the indenture and the Subsidiary Guarantees thereof;

(4) (a) Capital Lease Obligations, (b) Purchase Money Obligations, and (c) industrial revenue bonds or solid waste disposal bonds issued by or at the request of Casella or any Restricted Subsidiary, and Indebtedness funded by such bonds, and Permitted Refinancing Indebtedness of any of the foregoing, in an aggregate amount under this clause (4) not to exceed $50.0 million at any time outstanding;

(5) Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refinance, (x) Existing Indebtedness or (y) Indebtedness incurred under the Coverage Ratio Exception, clause (3) of this paragraph or this clause (5);

(6) Indebtedness owed by Casella or any of its Restricted Subsidiaries to Casella or any of its Restricted Subsidiaries; provided that:

a) if Casella or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of Casella, or the Subsidiary Guarantee of such Guarantor, in the case of a Guarantor;

b) (x) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Casella or a Wholly Owned Restricted Subsidiary thereof and (y) any sale or other transfer of any such Indebtedness to a Person that is not either Casella or a Wholly Owned Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Casella or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) Hedging Obligations with respect to (a) interest rates on any Indebtedness that is permitted by the terms of the indenture to be outstanding, (b) foreign currency exchange rates, (c) prices of recycled paper, fiber, aluminum, tin, glass, rubber, plastics or other recycled products or (d) the price of fuel required for the operations of the businesses of Casella and its Restricted Subsidiaries; provided that (i) any such Hedging Obligation of the type described in clauses (b) through (d) will be permitted by this clause (7) only if it was entered into to protect Casella and its Restricted Subsidiaries from fluctuations in foreign currency exchange rates, the prices of recycled paper, fiber, aluminum, tin, glass, rubber, plastics or other recycled products or fuel covered by such agreements, as applicable, and not for speculative purposes, (ii) in the case of Hedging Obligations of the type described in clause (a) above, any such Hedging Obligations will be permitted by this clause (7) only to the extent the notional principal amount of such Hedging Obligations, when incurred, does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate and (iii) in the case of Hedging Obligations of the type described in clause (b) above, such Hedging Obligations do not increase the Indebtedness of Casella and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder.

(8) obligations in the ordinary course of business in respect of workers’ compensation claims, self-insurance obligations, performance, surety and similar bonds and completion bonds and bid guarantees with respect to the assets or business of Casella or any of its Restricted Subsidiaries;

(9) (x) the Guarantee by Casella or any Guarantor of Indebtedness of Casella or a Guarantor and (y) the guarantee by any Restricted Subsidiary that is not a Guarantor of Indebtedness of any other Restricted Subsidiary that is not a Guarantor; provided that, in each case, the Indebtedness being guaranteed is permitted to be incurred by another provision of the indenture;

(10) indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of Casella or any of its Restricted Subsidiaries or Capital Stock of any of its Restricted Subsidiaries; provided that the maximum aggregate liability in respect of all of such obligations outstanding under this clause (10) shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Casella and its Restricted Subsidiaries in connection with such dispositions;

(11) Acquired Debt incurred by the debtor prior to the time that the debtor thereunder was acquired by or merged into Casella or any of its Subsidiaries, or prior to the time that the related asset was acquired by Casella or any of its Subsidiaries, and was not incurred in connection with, or in contemplation of, such acquisition or merger, and Permitted Refinancing Indebtedness thereof, in an aggregate amount under this clause (11) not to exceed $15.0 million at any time outstanding;

(12) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds; provided that such Indebtedness is extinguished within five business days of incurrence; and

(13) additional Indebtedness in an aggregate amount under this clause (13) not to exceed $20.0 million at any time outstanding (of which no more than $10.0 million may be incurred by Restricted Subsidiaries that are not Guarantors).

Notwithstanding any other provision in this covenant, the maximum amount of Indebtedness that Casella or any of its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded as a result of fluctuations in exchange rates of currencies. The outstanding principal amount of any particular Indebtedness shall be counted only once and any obligation arising under any Guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded, so long as the obligor is permitted to incur such obligation. For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the Coverage Ratio Exception, Casella will be permitted to divide and classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant (provided that all Indebtedness outstanding under the Senior Credit Facility on the Issue Date, for the avoidance of doubt only to the extent such Indebtedness is not refinanced, repaid or prepaid after the Issue Date, shall be deemed to have been incurred pursuant to clause (1) above).

No Senior Subordinated Debt

Casella will not, directly or indirectly, incur any Indebtedness that is, or purports to be, subordinate or junior in right of payment to any Senior Debt of Casella and senior in any respect in right of payment to the notes. No Guarantor will, directly or indirectly, incur any Indebtedness that is, or purports to be, subordinate or junior in right of payment to any Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor’s Subsidiary Guarantee. For purposes hereof, unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness solely because it is unsecured, and Indebtedness that is not

Guaranteed by a particular Person shall not be deemed to be subordinate or junior to Indebtedness solely because it is not so Guaranteed. In addition, no Indebtedness or other obligation (including guarantees thereof) will be deemed to be subordinated in right of payment to any other Indebtedness or obligation solely by virtue of being secured by a junior priority lien or by virtue of the fact that the holders of such Indebtedness or other obligation have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them, including intercreditor agreements that contain customary provisions requiring turnover by holders of junior priority liens of proceeds of collateral in the event that the security interests in favor of the holders of the senior priority in such intended collateral are not perfected or are invalidated, and similar customary provisions protecting the holders of senior priority liens.

Liens

Casella will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except Permitted Liens, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligation so secured until such time as such is no longer secured by a Lien; provided that if such obligation is by its terms expressly subordinated to the notes or any Subsidiary Guarantee, the Lien securing such obligation shall be subordinate and junior to the Lien securing the notes and the Subsidiary Guarantees with the same relative priority as such subordinate or junior obligation shall have with respect to the notes and the Subsidiary Guarantees.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Casella will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on or in respect of its Equity Interests to Casella or any of Casella’s Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Casella or any of Casella’s Restricted Subsidiaries;

(2) make loans or advances to Casella or any of Casella’s Restricted Subsidiaries; or

(3) transfer any of its properties or assets to Casella or any of Casella’s Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) the Senior Credit Facility or any Existing Indebtedness, in each case, as in effect on the date of the indenture and any amendments or refinancings thereof; provided that such amendments or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other restrictions than those contained in the Senior Credit Facility or such Existing Indebtedness, as applicable, as in effect on the date of the indenture;

(2) the indenture and the notes;

(3) applicable law, rule, regulation or order of any governmental authority;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Casella or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions (and sublease restrictions) in leases entered into in the ordinary course of business and consistent with past practices;

(6) Purchase Money Obligations that impose restrictions only on the property acquired of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition; provided that such sale or disposition is made in compliance with the provisions of the indenture described under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(8) Permitted Refinancing Indebtedness; provided that such dividend and other restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “—Liens” that limit the right of Casella or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements (including, without limitation, agreements with respect to Restricted Subsidiaries that are not wholly owned) and other similar agreements entered into in the ordinary course of business;

(11) customary restrictions on cash or other deposits or net worth imposed by customers or government authorities under contracts or other agreements entered into in the ordinary course of business; and

(12) any agreement relating to a Sale and Leaseback Transaction, Purchase Money Obligation, industrial revenue bond or Capital Lease Obligation, in each case, otherwise not prohibited by the indenture, but only on the property subject to such transaction or lease and only to the extent that such restrictions or encumbrances are customary with respect to a Sale and Leaseback Transaction, Purchase Money Obligation, industrial revenue bond or capital lease.

Transactions with Affiliates

Casella will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to Casella or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Casella or such Restricted Subsidiary with an unrelated Person; and

(2) Casella delivers to the trustee:

a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of Casella set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the Disinterested Directors of Casella, if there are any such Disinterested Directors; and

b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, or in excess of $5.0 million if such transaction has not been approved by a majority of the Disinterested Directors or if at such time there are no Disinterested Directors, an opinion as to the fairness of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions exclusively between or among Casella and/or one or more of its Restricted Subsidiaries; provided, in each case, such transaction is not otherwise prohibited by the indenture and that no Affiliate of Casella (other than a Restricted Subsidiary) owns any Equity Interests in any Restricted Subsidiary that is a party to such transaction;

(2) any agreement in effect on the Issue Date as in effect on the Issue Date or as thereafter amended in a manner which is, taken as a whole, in the good faith judgment of the Board of Directors of Casella not materially less favorable to Casella or such Restricted Subsidiary than the original agreement as in effect on the Issue Date;

(3) any employment, compensation, benefit or indemnity agreements, arrangements or plans in respect of any officer, director, employee or consultant of Casella or any of its Restricted Subsidiaries entered into in the ordinary course of business and approved by the Board of Directors of Casella or an authorized committee thereof;

(4) loans and advances permitted by clause (6) of the definition of “Permitted Investments”;

(5) transactions between Casella or any of its Restricted Subsidiaries on the one hand and any Person that is not a Subsidiary of Casella on the other hand; provided, in each case, that (i) such transaction (a) is on terms that are no less favorable to Casella or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Casella or such Restricted Subsidiary with an unrelated Person and (b) is not otherwise prohibited by the indenture and (ii) that no Affiliate of Casella (other than a Restricted Subsidiary) owns any Equity Interests in any Person that is a party to such transaction;

(6) the issuance and sale of Qualified Capital Stock; and

(7) Restricted Payments (other than Investments) that are permitted by the provisions of the indenture described under the caption “—Restricted Payments.”

Additional Subsidiary Guarantees

If any Restricted Subsidiary (i) becomes a guarantor, borrower and/or issuer in respect of the Senior Credit Facility or (ii) if the Senior Credit Facility has been terminated, becomes a guarantor of any other issue of Indebtedness of $5.0 million or more in aggregate principal amount (per issue) of Casella or any of its Restricted Subsidiaries (other than any Restricted Subsidiary of such Restricted Subsidiary), then that Restricted Subsidiary must become a Guarantor and shall, concurrently with the Guarantee of such Indebtedness:

(1) execute and deliver to the trustee a supplemental indenture in form reasonably satisfactory to the trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of Casella’s obligations under the notes and the indenture on the terms set forth in the indenture; and

(2) deliver to the trustee an Opinion of Counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a valid and legally binding and enforceable obligation of such Restricted Subsidiary, subject to customary exceptions.

Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the indenture.

Notwithstanding the preceding paragraph, any Subsidiary Guarantee provides by its terms that it will be automatically and unconditionally released and discharged under the circumstances described above under the caption “—Subsidiary Guarantees.” The form of the Subsidiary Guarantee will be attached as an exhibit to the indenture.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Casella may designate (a “Designation”) any Restricted Subsidiary to be an Unrestricted Subsidiary if such Designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by Casella and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such Designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Restricted Payments” or for Permitted Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such Designation in accordance with the provisions of the second to last paragraph under “—Restricted Payments.” Such Designation will be permitted only if such Investment would be a Permitted Investment or otherwise would at the time of such Designation not be prohibited under provisions of the indenture described under the caption “—Restricted Payments.”

The Board of Directors of Casella may revoke any Designation of a Subsidiary of Casella as an Unrestricted Subsidiary (a “Revocation”); provided that

(1) no Default exists at the time of or after giving effect to such Revocation; and

(2) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such Revocation would, if incurred at such time, have been permitted to be incurred (and shall be deemed to have been incurred) for all purposes of the indenture.

Any such Designation or Revocation by the Board of Directors of Casella after the Issue Date shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of the Board of Directors of Casella giving effect to such Designation or Revocation and an Officer’s Certificate certifying that such Designation or Revocation complied with the foregoing provisions.

Business Activities

Casella will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses.

Payments for Consent

Casella will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Reports

Whether or not required by the SEC, so long as any notes are outstanding, Casella will furnish to the Holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Casella were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Casella’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Casella were required to file such reports;

provided that any such above information or reports filed with the Interactive Data Electronic Applications (IDEA) system of the SEC (or successor system) and available publicly on the Internet shall be deemed to be furnished to the Holders of notes.

Also, Casella has agreed that, for so long as any notes remain outstanding, Casella will furnish to the Holders of notes, in each quarterly and annual report, the dollar amount of debt of Casella that would serve as the threshold for evaluating any entity that is a beneficial holder’s compliance with the first paragraph under “Limitation on Ownership of Notes.”

If Casella has designated any of its Subsidiaries as Unrestricted Subsidiaries, and the Unrestricted Subsidiaries taken as a whole account for at least 5.0% of the Consolidated EBITDA (calculated for Casella and its Subsidiaries, not just Restricted Subsidiaries) for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available, of Casella and its Subsidiaries, taken as a whole, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Casella and its Restricted Subsidiaries separate from the financial condition and results of operations of Casella’s Unrestricted Subsidiaries.

In addition, whether or not required by the SEC, Casella will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. Casella agrees that it will not take any action for the purpose of causing the SEC not to accept such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, Casella will post the reports specified in the preceding sentence on its website within the time periods that would apply if Casella were required to file those reports with the SEC.

Casella and the Guarantors have agreed that, for so long as any notes remain outstanding, Casella and the Guarantors will furnish to Holders of notes and securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Merger, Consolidation, or Sale of Assets

(a) Casella may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Casella is the surviving corporation); or (2) sell, assign, lease, transfer, convey or otherwise dispose of all or substantially all of Casella’s properties or assets (determined on a consolidated basis for Casella and its Restricted Subsidiaries), in one or more related transactions, to another Person, unless:

(1) either: (A) Casella is the surviving corporation; or (B) the Person formed by or surviving any such consolidation or merger (if other than Casella) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (the “Surviving Person”) is a corporation organized under the laws of the United States, any State thereof or the District of Columbia;

(2) the Surviving Person assumes all the obligations of Casella under the notes, the indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction no Default exists (including, without limitation, after giving effect to any Indebtedness or Liens incurred, assumed or granted in connection with or in respect of such transaction); and

(4) immediately after such transaction Casella or the Surviving Person will be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception.

The foregoing clauses (3) and (4) shall not apply to (a) a merger or consolidation of any Restricted Subsidiary with or into Casella or (b) a transaction solely for the purpose of and with the effect of reincorporating Casella in another jurisdiction and/or forming a holding company to hold all of the Capital Stock of Casella or forming an intermediate holding company to hold all of the Capital Stock of Casella’s Subsidiaries.

In the event of any transaction described in and complying with the conditions listed in the preceding paragraph in which Casella is not the continuing corporation, the successor Person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, Casella and Casella will be discharged from all obligations and covenants under the indenture and the notes.

(b) No Guarantor may, and Casella will not cause or permit any Guarantor to, consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person unless:

(1) immediately after such transaction, no Default exists (including, without limitation, after giving effect to any Indebtedness or Liens incurred, assumed or granted in connection with or in respect of such transaction); and

(2) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor under its Subsidiary Guarantee, the indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the trustee.

The requirements of this clause (b) shall not apply to (x) a consolidation or merger of any Guarantor with or into Casella or any other Guarantor so long as Casella or a Guarantor survives such consolidation or merger or (y) the sale by consolidation or merger of a Guarantor, which sale is covered by and complies with the provisions of the indenture described under “—Repurchase at the Option of Holders—Asset Sales.”

(c) Casella will deliver to the trustee prior to the consummation of each proposed transaction an Officer’s Certificate certifying that the conditions set forth above are satisfied and an Opinion of Counsel, which opinion may contain customary exceptions and qualifications, that the proposed transaction and the supplemental indenture, if any, comply with the indenture.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default for a continued period of 30 days in the payment when due of interest on the notes, whether or not prohibited by the subordination provisions of the indenture;

(2) default in payment when due of the principal of or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

(3) failure by Casella or any of its Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control” or “—Repurchase at the Option of Holders—Asset Sales”;

(4) failure by Casella or any of its Restricted Subsidiaries to comply with any of the other agreements or covenants in the indenture or the notes for 60 days after delivery of written notice of such failure to comply by the trustee or Holders of not less than 25% of the principal amount of the notes then outstanding;

(5) default by Casella or any of its Restricted Subsidiaries under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness whether such Indebtedness now exists or is created after the date of the indenture, if that default:

a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the applicable grace period (a “Payment Default”); or

b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6) failure by Casella or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the indenture, any Subsidiary Guarantee of any Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee;

(8) a court having jurisdiction in the premises enters (a) a decree or order for relief in respect of Casella or any of its Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (b) a decree or order adjudging Casella or any of its Significant Subsidiaries a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Casella or any of its Significant Subsidiaries under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Casella or any of its Significant Subsidiaries or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order of the type in clause (a) or (b) above remains unstayed and in effect for a period of 60 consecutive days; or

(9) Casella or any of its Significant Subsidiaries:

a) commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent; or

b) consents to the entry of a decree or order for relief in respect of Casella or any of its Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against Casella or any of its Significant Subsidiaries; or

c) files a petition, as debtor, or answer or consent seeking reorganization or relief under any applicable federal or state law; or

d) consents to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of Casella or any of its Significant Subsidiaries or of any substantial part of its property; or

e) makes an assignment for the benefit of creditors; or

f) admits in writing its inability to pay its debts generally as they become due.

In the case of an Event of Default under clause (8) or (9) with respect to Casella or any Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default (except a Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default and its consequences under the indenture except a continuing Default in the payment of interest on, or the principal or premium of, the notes.

Casella is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default, Casella is required to deliver to the trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Casella or any Guarantor, as such, shall have any liability for any obligations of Casella or the Guarantors under the notes, the indenture, the Guarantors’ Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Casella may, at its option and at any time, elect to have all of its Obligations discharged with respect to the outstanding notes and the indenture, and all Obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below;

(2) Casella’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Casella’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, Casella may, at its option and at any time, elect to have the obligations of Casella and the Guarantors released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default with respect to the notes. In the event Covenant Defeasance occurs, (i) any event described in clauses (3), (4), (5), (6) or (7) of the definition of “Event of Default” will no longer constitute an Event of Default with respect to the notes and (ii) any event described in clauses (1), (2), (8) or (9) of the definition of “Event of Default” will continue to constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Casella must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable government securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and Casella must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Casella shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that (a) Casella has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Casella shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit), or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; provided that such Legal Defeasance or Covenant Defeasance, as the case may be, shall be deemed to have occurred on the date of such deposit, subject to an Event of Default from bankruptcy or insolvency within such 91-day period;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Casella or any of its Restricted Subsidiaries is a party or by which Casella or any of its Restricted Subsidiaries is bound;

(6) Casella must deliver to the trustee an Officer’s Certificate stating that the deposit was not made by Casella with the intent of preferring the Holders of notes over the other creditors of Casella with the intent of defeating, hindering, delaying or defrauding creditors of Casella or others; and

(7) Casella must deliver to the trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Casella and the Guarantors, when authorized by board resolutions, and the trustee may enter into one or more supplemental indentures to amend the indenture or the notes with the written consent of Holders of a majority of the principal amount of the then outstanding notes. The Holders of a majority in principal amount of then outstanding notes may waive any existing Default or compliance with any provision of the indenture or the notes without prior notice to any holder of notes.

Notwithstanding the foregoing, without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change or have the effect of changing the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions of the indenture described above under the caption “—Repurchase at the Option of Holders,” subject to clause (9) below);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive an uncured Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) impair or affect the right of any Holder of notes to receive payment of principal of and interest on the notes on or after the due dates therefor or to institute suit for payment for the enforcement of any such payment on or after the due dates therefor, or make any changes in the provisions of the indenture permitting Holders of a majority in principal amount of notes to waive any past Default and its consequences;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders,” subject to clause (9) below);

(8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture otherwise than in accordance with the terms of the indenture;

(9) in the event that a Change of Control has occurred or an Asset Sale has been consummated, amend, change or modify in any material respect the obligation of Casella to make and consummate a Change of Control Offer or make and consummate an Asset Sale Offer with respect to such Change of Control or Asset Sale;

(10) make any change to the provisions of the indenture relating to subordination (including the related definitions) that adversely affects the rights of the Holders of the notes; or

(11) make any change in the preceding amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of or prior notice to any Holder of notes, Casella and the Trustee may amend or supplement the indenture or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of Casella’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Casella’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any Holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

(6) to evidence and provide for the acceptance of appointment under the indenture by a successor or replacement trustee.

The consent of Holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment; it is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the indenture becomes effective, Casella is required to mail to the respective Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No amendment of, or supplement or waiver to, the indenture shall adversely affect the rights of any holder of Senior Debt under the subordination provisions of the indenture without the consent of such holder or its Representative.

Limitation on Ownership of Notes

The indenture requires that each entity that is a beneficial holder of notes not knowingly acquire notes such that, after giving effect thereto, such entity owns 10% or more of the consolidated debt of Casella for which relevant subsidiaries of Casella are obligated (and to dispose of notes or other debt of Casella to the extent such entity becomes aware of exceeding such threshold), if such ownership would require consent of any regulatory authority under applicable law or regulation governing solid waste operators and such consent has not been obtained.

Casella and each Guarantor will use commercially reasonable efforts to obtain the consent, permit modification, exemption or other relief necessary for any entity that is a beneficial holder or potential beneficial holder of notes to exceed any applicable debt ownership level under any applicable law or regulation promptly following written request by such entity that is a beneficial holder or potential beneficial holder (provided that such entity that is a beneficial holder or potential beneficial holder would qualify as an eligible or suitable holder under such law or regulation); provided, however, that nothing in this paragraph shall affect the provisions of the prior paragraph requiring a beneficial holder to dispose of notes or other debt if such consent has not been obtained and the failure to have such consent would constitute a violation of applicable law or regulation.

Governing Law

The indenture, the notes and the Subsidiary Guarantees are governed by the laws of the State of New York.

Concerning the Trustee

If the trustee becomes a creditor of Casella or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person or which is assumed by such specified Person at the time such specified Person acquires the assets of such other Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or selling its assets to, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“amend” means amend, modify, supplement, restate or amend and restate, including successively; and “amending” and “amended” have correlative meanings.

“asset” means any asset or property, whether real, personal or other, tangible or intangible.

“Asset Sale” means:

(a) the sale, lease, conveyance or other disposition of any assets, other than sales of inventory in the ordinary course of business consistent with past practices (such inventory to include solid waste, recyclables and other by-products of the wastestream collected by Casella and its Restricted Subsidiaries and sold to, or disposed of with, third parties in the ordinary course of business consistent with past practices); and

(b) the issuance of Equity Interests by any of Casella’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries or the sale of Equity Interests held by Casella or its Restricted Subsidiaries in any of its Unrestricted Subsidiaries.

Notwithstanding the preceding, the following shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that (x) involves assets having a fair market value of less than $5.0 million or (y) results in net proceeds to Casella and its Restricted Subsidiaries of less than $5.0 million;

(2) a transfer of assets between or among Casella and/or one or more of its Restricted Subsidiaries;

(3) an issuance of Equity Interests by, or a transfer of Equity Interests in, a Restricted Subsidiary to Casella or to another Restricted Subsidiary;

(4) [reserved];

(5) disposals or replacements in the ordinary course of business of equipment that has become worn-out, obsolete or damaged or otherwise unsuitable for use in connection with the business of Casella and its Restricted Subsidiaries;

(6) the sale or disposition of cash or Cash Equivalents;

(7) the release, surrender or waiver of contract, tort or other claims of any kind as a result of the settlement of any litigation or threatened litigation;

(8) the granting or existence of Liens (and foreclosure thereon) not prohibited by the indenture; and

(9) a Restricted Payment or a Permitted Investment that is not prohibited by the covenant described above under the caption “Certain Covenants—Restricted Payments.”

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Available Amount” means $50.0 million minus, with respect to each of clauses (2) and (3) of the definition of “Permitted Debt”, the amount incurred from the Available Amount under the other such clause.

“Basket” has the meaning ascribed to such term in clause (3) of the first paragraph of the “Restricted Payments” covenant.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Board of Directors” means (1) in the case of a corporation, the board of directors and (2) in all other cases, a body performing substantially similar functions as a board of directors.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Casella” means Casella Waste Systems, Inc., a Delaware corporation.

“Cash Equivalents” means:

(1) a marketable obligation, maturing within one year after issuance thereof, issued, guaranteed or insured by the government of the United States of America or an instrumentality or agency thereof;

(2) demand deposits, certificates of deposit, eurodollar time deposits, banker’s acceptances, in each case, maturing within one year after issuance thereof, and overnight bank deposits, in each case, issued by any lender under the Senior Credit Facility, or a U.S. national or state bank or trust company or a European, Canadian or Japanese bank having capital, surplus and undivided profits of at least $500.0 million and whose long-term unsecured debt has a rating of “A” or better by S&P or A2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency (provided that the aggregate face amount of all Investments in certificates of deposit or bankers’ acceptances issued by the principal offices of or branches of such European or Japanese banks located outside the United States shall not at any time exceed 331/3% of all Investments described in this definition);

(3) open market commercial paper, maturing within 270 days after issuance thereof, which has a rating of A-2 or better by S&P or P-2 or better by Moody’s, or the equivalent rating by any other nationally recognized rating agency;

(4) repurchase agreements and reverse repurchase agreements with a term not in excess of one year with any financial institution which has been elected a primary government securities dealer by the Federal Reserve Board or whose securities are rated AA- or better by S&P or Aa3 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America; and

(5) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s or any other mutual fund at least 95% of the assets of which consist of the type specified in clauses (1) through (4) above.

“Change of Control” means the occurrence of any of the following:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the Beneficial Owner, directly or indirectly, of securities representing 50% or more of the voting power of all Voting Stock of Casella; or

(2) Continuing Directors shall cease to constitute at least a majority of the directors constituting the Board of Directors of Casella; or

(3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Casella and its Restricted Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act); or

(4) Casella consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Casella, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Casella is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Casella outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Capital Stock) of the surviving or transferee Person or the parent of such surviving or transferee Person representing a majority of the voting power of all Voting Stock of such surviving or transferee Person or the parent of such surviving or transferee Person immediately after giving effect to such issuance; or

(5) the adoption by the stockholders of Casella of a plan or proposal for the liquidation or dissolution of Casella.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of

(1) Consolidated Net Income, and

(2) to the extent Consolidated Net Income has been reduced thereby,

a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary gains or losses or income taxes attributable to Asset Sales and other sales or dispositions outside the ordinary course of business to the extent that gains or losses from such transactions have been excluded from the computation of Consolidated Net Income),

b) Consolidated Interest Expense, and

c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period (except to the extent such non-cash item increasing Consolidated Net Income relates to a cash benefit for any future period), all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of (x) Consolidated EBITDA of such Person during the four full fiscal quarters for which financial statements are available (the “Four Quarter Period”) ending on or prior to the Transaction Date to (y) Consolidated Fixed Charges of such Person for the Four Quarter Period.

For purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis in accordance with Regulation S-X under the Exchange Act to the incurrence, repayment or redemption of any Indebtedness of such Person or any of its Restricted Subsidiaries giving rise to the need to make such calculation and any incurrence, repayment or redemption of other Indebtedness, other than the incurrence, repayment or redemption of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and prior to the Transaction Date, as if such incurrence, repayment or redemption, as the case may be, occurred on the first day of the Four Quarter Period.

In addition, Investments (including any Designation of Unrestricted Subsidiaries), Revocations, acquisitions, dispositions, mergers and consolidations that have been made by Casella or any of its Restricted Subsidiaries during the Four Quarter Period or subsequent to the Four Quarter Period and on or prior to the Transaction Date shall be given effect on a pro forma basis in accordance with Regulation S-X under the Exchange Act, to the extent applicable, assuming that all such Investments, Revocations, acquisitions, dispositions, mergers and consolidations (and the reduction or increase of any associated Consolidated Fixed Charges, and the change in Consolidated EBITDA, resulting therefrom) had occurred on the first day of the Four Quarter Period. If, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into Casella or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, Revocation, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, Revocation, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable Four Quarter Period.

If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Indebtedness of a Person other than Casella or a Restricted Subsidiary, the preceding paragraph will give effect to the incurrence of such Guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such Guaranteed Indebtedness.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,”

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the weighted average rate of interest during the Four Quarter Period;

(2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the weighted average rate per annum during the Four Quarter Period resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of

(1) Consolidated Interest Expense, plus

(2) the amount of all dividend payments on any series of Preferred Stock of such Person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid to such Person or to a Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period (provided that dividends paid by the increase in liquidation preference, or the issuance, of Disqualified Capital Stock shall be valued at the amount of such increase in liquidation preference or the value of the liquidation preference of such issuance, as applicable).

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication,

(1) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without limitation,

a) any amortization of debt premium, discount and deferred financing costs, excluding (x) the write-off and non-cash amortization of debt premium, discount and deferred financing costs as a result of the prepayments of Indebtedness and (y) the amortization of debt premium, discount and deferred financing costs in connection with the notes, the Second Lien Notes and Permitted Refinancing Indebtedness in respect thereof, and the Senior Credit Facility;

b) the net costs under Hedging Obligations;

c) all capitalized interest; and

d) the interest portion of any deferred payment obligation;

(2) the interest component of Capital Lease Obligations and Attributable Debt paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; and

(3) all interest on any Indebtedness of the type described in clause (a) or (b) of the concluding sentence of the first paragraph of the definition of “Indebtedness.”

“Consolidated Net Income” means, with respect to any Person (such Person, for purposes of this definition, the “Referent Person”), for any period, the net income (or loss) of the Referent Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded from such net income (loss), to the extent otherwise included therein, without duplication,

(1) after-tax gains or losses on Asset Sales or other asset sales outside the ordinary course of business or abandonments or reserves relating thereto;

(2) after-tax extraordinary gains or extraordinary losses determined in accordance with GAAP;

(3) the net income (but not loss) of any Restricted Subsidiary of the Referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted;

(4) the net income or loss of any Person that is not a Restricted Subsidiary of the Referent Person except to the extent of cash dividends or distributions paid to the Referent Person or to a Wholly Owned Restricted Subsidiary of the Referent Person (subject, in the case of a dividend or distribution paid to a Restricted Subsidiary, to the limitation contained in clause (3) above);

(5) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(6) the net income of any Person earned prior to the date it becomes a Restricted Subsidiary of the Referent Person or is merged or consolidated with the Referent Person or any Restricted Subsidiary of the Referent Person;

(7) in the case of a successor to the Referent Person by consolidation or merger or as a transferee of the Referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(8) gains or losses from the cumulative effect of any change in accounting principles, methods or interpretations;

(9) the write-off of deferred financing costs as a result of the prepayments of Indebtedness on the Issue Date described in the offering memorandum related to the 2011 private offering of the notes; and

(10) gains or losses from the extinguishment of Indebtedness.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash charges of such Person and its Restricted Subsidiaries reducing the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (excluding any such charges to the extent requiring an accrual of or a reserve for cash charges for any future period, but not excluding non-cash charges for closure, capping or post-closure obligations with respect to any landfills to the extent such obligations are not payable prior to the maturity date of the notes).

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of Casella who:

(1) was a member of such Board of Directors on the date of the indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Coverage Ratio Exception” has the meaning set forth in the first paragraph of the covenant described under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Senior Debt” means (1) the Senior Credit Facility and all Hedging Obligations with respect thereto, (2) the obligations under the Second Lien Notes Documents and (3) any other Senior Debt permitted under the indenture (a) the principal amount of which is $25.0 million or more and (b) that has been designated by Casella as “Designated Senior Debt.”

“Designation” has the meaning set forth in the “—Designation of Restricted and Unrestricted Subsidiaries” covenant.

“Disinterested Director” means, with respect to any transaction or series of related transactions, a member of the Board of Directors of Casella who (1) does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions and (2) is not an Affiliate, officer, director or employee of any Person (other than Casella or any Restricted Subsidiary) who has any direct or indirect financial interest in or with respect to such transaction or series of related transactions.

“Disqualified Capital Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is (1) required to be redeemed or is redeemable at the option of the holder of such class or series of Capital Stock at any time on or prior to the date that is 91 days after the Stated Maturity of the principal of the notes; or (2) convertible into or exchangeable at the option of the holder thereof for Capital Stock referred to in clause (1) above or Indebtedness having a scheduled maturity on or prior to the date that is 91 days after the Stated Maturity of the principal of the notes.

Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Capital Stock solely because the holders of the Capital Stock have the right to require the issuer thereof to repurchase such Capital Stock upon the occurrence of a “change of control” or “asset sale” will not constitute Disqualified Capital Stock if such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing Indebtedness” means Indebtedness of Casella and its Restricted Subsidiaries in existence on the Issue Date (after giving effect to the use of proceeds from the offering of the notes on the Issue Date as described in the offering memorandum related to the 2011 private offering of the notes under the caption “Use of Proceeds” therein) other than Indebtedness under the Senior Credit Facility, Indebtedness under the Second Lien Notes Documents and Indebtedness owed to Casella or any of its Subsidiaries, until such amounts are repaid.

“FCR Disposition” means (x) the sale of the assets and Equity Interests of FCR, LLC, Blue Mountain Recycling and their respective Subsidiaries as described under the heading “Summary—Recent Developments—

Sale of Assets” in the offering memorandum related to the offering of the 2011 private offering of the notes or (y) if the sale described in clause (x) is not consummated, any other sale of all or a portion of the companies and assets comprising the FCR operating segment and any related intellectual property to the extent that the aggregate Net Proceeds of any such sale does not exceed the amount of Net Proceeds contemplated for the sale referenced under clause (x); provided that only the amount of Net Proceeds that exceeds the amount contemplated for the sale described in clause (x) shall be deemed to be excluded from the definition of FCR Disposition.

“Foreign Subsidiary” means any Restricted Subsidiary of Casella organized under the laws of any jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Four Quarter Period” has the meaning set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, in effect on the date of the indenture.

“GreenFiber” means U.S. GreenFiber LLC, a Delaware limited liability company.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means:

(1) each of the Restricted Subsidiaries of Casella that is a borrower (other than Casella) or guarantor under the Senior Credit Facility or the indenture governing the Second Lien Notes as of the Issue Date; and

(2) each other Subsidiary of Casella that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns, and in each case, until such Person is released from its Subsidiary Guarantee in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, foreign currency collar agreements, foreign currency hedging agreements or foreign currency swap agreements or other similar arrangements or agreements; and

(2) forward contracts, commodity swap agreements, commodity option agreements or other similar agreements or arrangements.

“Holder” means the registered holder of any note.

“incur” means to directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness and “incurrence” shall have a correlative meaning. For the avoidance of doubt, the accrual of interest, accretion or amortization of original issue discount and increase in the liquidation preference of Preferred Stock in lieu of payment of cash dividends thereon shall not be an incurrence; provided, in each such case, that the amount thereof is included in Consolidated Fixed Charges of Casella as accrued in the respective period. For the avoidance of doubt, Existing Indebtedness shall be deemed to have been incurred prior to the date of the indenture.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(6) representing any Hedging Obligations;

(7) representing any Disqualified Capital Stock of such Person and any Preferred Stock issued by a Restricted Subsidiary of such Person; or

(8) in respect of Attributable Debt,

if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations, Disqualified Capital Stock and Preferred Stock) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (a) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), and (b) to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

(2) the maximum fixed price upon the mandatory redemption or repurchase (including upon the option of the holder), in the case of Disqualified Capital Stock of such Person;

(3) the maximum voluntary or involuntary liquidation preferences plus accrued and unpaid dividends, in the case of Preferred Stock of a Restricted Subsidiary of such Person; and

(4) the principal amount thereof, together with any interest thereon that is more than 30 days past due and any premium thereon if such Indebtedness is redeemable at the option of the holder at such date, in the case of any other Indebtedness.

“Insurance Subsidiary” means a Wholly Owned Restricted Subsidiary of Casella organized and operated as a captive insurance subsidiary under the laws of any State of the United States.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. “Investment” excludes (1) extensions of trade credit by Casella and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of Casella or such Restricted Subsidiary, as the case may be, and (2) any purchase, redemption or other acquisition or retirement for value of any Capital Stock of Casella or any warrants, options or other rights to purchase or acquire any such Capital Stock. If Casella or any Restricted Subsidiary of Casella sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Casella such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Casella, Casella shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption “Certain Covenants—Restricted Payments.” The amount of any Investment shall be the original cost of such Investment, without any adjustments for increases or decreases in value, or write-ups, write downs or write-offs with respect to such Investment but less all cash distributions constituting a return of capital.

“Issue Date” means February 7, 2011, the date on which the notes were first issued.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof (other than an operating lease), any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“MERC” means Maine Energy Recovery Corporation, Limited Partnership, a limited partnership formed under the laws of Maine.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Net Proceeds” means the aggregate cash proceeds received by Casella or any of its Restricted Subsidiaries in respect of any Asset Sale, net of (a) the direct costs relating to such Asset Sale, including, without limitation, (i) legal, accounting and investment banking fees, and sales commissions, (ii) any relocation expenses incurred as a result thereof, and (iii) taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements, (b) amounts required to be applied to the repayment of Indebtedness, other than subordinated Indebtedness, secured by a Lien on the specific asset or assets that were the subject of such Asset Sale, which Lien is permitted by the indenture, (c) if the assets subject to such Asset Sale were financed by industrial revenue bonds or solid waste disposal bonds, amounts required to be applied to the repayment of such bonds (or to the repayment of Indebtedness funded by such bonds) with the proceeds of such disposition by the terms of such bonds or such Indebtedness and (d) appropriate amounts to be provided by Casella or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by Casella or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officer’s Certificate delivered to the trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Proceeds.

“Obligations” means, with respect to any Indebtedness, the principal, premium, if any, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing such Indebtedness.

“Officer’s Certificate” means a certificate signed on behalf of Casella by any one of the following: the Chief Executive Officer, the President, the Vice President Finance, the Chief Financial Officer, Treasurer, Controller or the Secretary of Casella and delivered to the trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the trustee. The counsel may be an employee of or counsel to Casella, a Guarantor or the trustee.

“Permitted Business” means the business of Casella and its Restricted Subsidiaries conducted on the Issue Date and businesses ancillary or reasonably related thereto, which, for purposes hereof, shall include the business conducted by GreenFiber and businesses ancillary or reasonably related thereto.

“Permitted Investments” means:

(1) any Investment in Cash Equivalents;

(2) any Investment in Casella or any Restricted Subsidiary;

(3) any Investment by Casella or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Casella or a Restricted Subsidiary;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or any transaction not constituting an Asset Sale by reason of the $5.0 million threshold contained in clause (1) of the definition thereof;

(5) any Investment acquired in exchange for the issuance of, or acquired with the net cash proceeds of any substantially concurrent issuance and sale of, Qualified Capital Stock; provided that no such issuance or sale shall increase the Basket;

(6) loans and advances in the ordinary course of business to employees, officers or directors of Casella or any of its Restricted Subsidiaries in an aggregate amount, when taken together with all other Investments made pursuant to this clause (6) since the date of the indenture, not to exceed $2.0 million at any one time outstanding;

(7) Hedging Obligations permitted by clause (6) of the second paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8) Investments in securities of trade creditors or customers received in settlement of obligations or upon the bankruptcy or insolvency of such trade creditors or customers pursuant to any plan of reorganization or similar arrangement;

(9) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) since the date of the indenture, not exceeding $15.0 million at any one time outstanding;

(10) Investments in an Insurance Subsidiary having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) since the date of the indenture, not exceeding $20.0 million at any one time outstanding; and

(11) Investments in joint ventures engaged in a Permitted Business having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) since the date of the indenture, not exceeding $20.0 million at any one time outstanding.

The amount of Investments outstanding at any time pursuant to clauses (9) and (11) above shall be deemed to be reduced, without duplication:

(a) upon the disposition or repayment of or return on any Investment made pursuant to clauses (9) or (11) above, by an amount equal to the return of capital with respect to such Investment to Casella or any of its Restricted Subsidiaries (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes;

(b) upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the fair market value of Casella’s proportionate interest in such Subsidiary immediately following such redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clauses (9) or (11) above; and

(c) upon the making of an Investment in a Person that was not a Restricted Subsidiary of Casella immediately prior to the making of such Investment but that subsequently becomes a Restricted Subsidiary of Casella, by an amount equal to the lesser of (x) the fair market value of Casella’s proportionate interest in such Subsidiary immediately following such redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clauses (9) or (11) above.

“Permitted Junior Securities” means: (1) Equity Interests in Casella or any Guarantor; or (2) debt securities of Casella or any Guarantor that are subordinated to all Senior Debt and any debt securities issued in a plan of reorganization in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Subsidiary Guarantees are subordinated to Senior Debt pursuant to the indenture.

“Permitted Liens” means:

(1) Liens on assets of Casella or any Guarantor to secure Senior Debt of Casella or such Guarantor;

(2) Liens in favor of Casella or any Restricted Subsidiary;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Casella or any Restricted Subsidiary of Casella; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Casella or its Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition thereof by Casella or any Restricted Subsidiary of Casella; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets other than the property so acquired;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness permitted by clause (4) of the second paragraph of the covenant entitled “—Incurrence of Indebtedness and Issuance of Preferred Stock;” provided that no such Liens shall extend to any asset other than the specified asset being financed and additions and improvements thereon;

(7) Liens existing on the date of the indenture and continuation statements with respect to such Liens filed in accordance with the provisions of the Uniform Commercial Code or similar state commercial codes;

(8) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(9) Liens securing Permitted Refinancing Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien permitted under the indenture and which has been incurred in accordance with the provisions of the indenture; provided that such Liens (a) are not materially less favorable to the Holders and are not materially more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced and (b) do not extend to or cover any property or assets of Casella or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(10) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(11) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(12) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(13) Liens securing Hedging Obligations;

(14) deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;

(15) Liens of carriers, warehousemen, mechanics and materialmen, and other like liens incurred in the ordinary course of business;

(16) Liens on any landfill acquired after the Issue Date securing reasonable royalty or similar payments (determined by reference to volume or weight utilized) due to the seller of such landfill as a consequence of such acquisition;

(17) Liens securing cash management obligations of Casella and its Restricted Subsidiaries that are secured by the collateral securing the Senior Credit Facility;

(18) other Liens incurred in the ordinary course of business of Casella or any Restricted Subsidiary of Casella with respect to obligations that do not exceed $5.0 million at any one time outstanding; and

(19) Liens on assets of any Restricted Subsidiary that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary permitted hereunder.

“Permitted Refinancing Indebtedness” means any Indebtedness of Casella or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refinance other Indebtedness of Casella or any of its Restricted Subsidiaries; provided that:

(1) the principal amount (or accreted value, if applicable) or liquidation preference of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus accrued interest and premium, if any, on the Indebtedness, or the liquidation preference, plus accrued dividends and premium, if any, on the Preferred Stock, so refinanced (plus the amount of reasonable expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date, or mandatory redemption date, later than the final maturity date, or mandatory redemption date as applicable, of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or Preferred Stock being refinanced;

(3) if the Indebtedness being refinanced is subordinated in right of payment to the notes, or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the Holders of notes or the Subsidiary Guarantees, as applicable, as those contained in the documentation governing the Indebtedness being refinanced;

(4) if the Indebtedness being refinanced ranks pari passu with the notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness ranks pari passu with, or is subordinated in right of payment to, the notes or the Subsidiary Guarantees, as applicable;

(5) Preferred Stock shall be refinanced only with Preferred Stock; and

(6) the obligor(s) on the Permitted Refinancing Indebtedness thereof shall include only obligor(s) on such Indebtedness being refinanced, Casella and/or one or more of the Guarantors.

“Person” means an individual, partnership, corporation, limited liability company, firm, association, joint stock company, unincorporated organization, trust, bank, trust company, land trust, business trust or other enterprise, joint venture, or a governmental agency or political subdivision thereof or other entity.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemption or upon liquidation.

“Public Equity Offering” means any underwritten public offering of common stock of Casella.

“Purchase Money Obligations” means Indebtedness of Casella or any of its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of construction or improvement, of any assets to be used in the business of Casella or such Restricted Subsidiary; provided, however, that (1) the aggregate amount of such Indebtedness shall not exceed such purchase price or cost, (2) such Indebtedness shall be incurred no later than 180 days after the acquisition of such assets or such construction or improvement and (3) such Indebtedness shall not be secured by any assets of Casella or any of its Restricted Subsidiaries other than the assets so acquired, constructed or improved.

“Qualified Capital Stock” means any Capital Stock of Casella that is not Disqualified Capital Stock.

“refinance” means to extend, refinance, renew, replace, defease or refund, including successively; and “refinancing” and “refinanced” shall have correlative meanings.

“Registration Rights Agreement” means (i) the registration rights agreement dated as of the Issue Date among Casella, the Guarantors and the initial purchasers of the notes issued on the Issue Date and (ii) any other registration rights agreement entered into in connection with an issuance of Additional Notes in a private offering after the Issue Date.

“Replacement Asset” has the meaning set forth in the “—Repurchase at the Option of Holders—Asset Sales” covenant.

“Representative” means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Revocation” has the meaning set forth in the “—Designation of Restricted and Unrestricted Subsidiaries” covenant.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Sale and Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby Casella or a Restricted Subsidiary of Casella transfers such property to a Person and Casella or a Restricted Subsidiary of Casella leases it from such Person.

“SEC” means the Securities and Exchange Commission.

“Second Lien Notes” means Casella’s 11.0% Senior Second Lien Notes due 2014 issued under the Second Lien Notes Documents. As of the date of this prospectus supplement, there are no Second Lien Notes outstanding.

“Second Lien Notes Documents” means that certain indenture dated as of July 9, 2009 by and among Casella, the guarantors named therein and Wilmington Trust Company, as trustee, including any notes, guarantees, collateral and security documents (including mortgages, pledge agreements and other security arrangements), instruments and agreements executed in connection therewith, and in each case as amended or refinanced from time to time, including any agreement or agreements extending the maturity of, refinancing or otherwise restructuring (including increasing the amount of other Indebtedness outstanding or available to be borrowed thereunder) all or any portion of the Indebtedness under such agreement, and any successor or replacement indenture.

“Senior Credit Facility” means the Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of July 9, 2009, among Casella, the Guarantors, Bank of America, N.A., as administrative agent, and the lenders party thereto, including any notes, guarantees, collateral and security documents (including mortgages, pledge agreements and other security arrangements), instruments and agreements executed in connection therewith, and in each case as amended or refinanced from time to time, including any agreement or agreements extending the maturity of, refinancing or otherwise restructuring (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder) all or any portion of the Indebtedness under such agreement, and any successor or replacement agreement or agreements with the same or any other borrowers, agents, creditors, lenders or group of creditors or lenders.

“Senior Debt” means:

(1) all Indebtedness outstanding under the Senior Credit Facility, and all Hedging Obligations with respect thereto;

(2) all Indebtedness outstanding under the Second Lien Notes and the Second Lien Notes Documents, and all Hedging Obligations with respect thereto;

(3) any other Indebtedness of Casella or a Guarantor not prohibited under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with the notes or subordinated in right of payment to the notes or any other Indebtedness of Casella; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3) (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by Casella;

(2) any Indebtedness of Casella to any of its Subsidiaries or other Affiliates;

(3) any trade payables; or

(4) any Indebtedness that is incurred in violation of the indenture (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (4) if the holders(s) of such obligation or their Representative shall have received an Officer’s Certificate of Casella to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date of the initial borrowing thereunder is made would not) violate the indenture).

“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof or (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (7), (8) or (9) under “Events of Default” has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Specified Assets” means the assets or Equity Interests of K-C International Ltd., the brokerage business of Casella Recycling LLC (f/k/a KTI Recycling of New England Inc.), U.S. GreenFiber LLC, KTI New Jersey Fibers, Inc., Casella RTG Investors Co., LLC, RecycleRewards, Inc. (the parent company of RecycleBank, LLC), MERC, the Ghent, NY recycling facility, the landfill gas-to-energy facility of The Hyland Facility Associates, the landfill gas-to-energy facility of New England Waste Services of N.Y., Inc., the landfill gas-to-energy facility of New England Waste Services of Maine, Inc., the Westfield, Jamestown and/or Dunkirk hauling companies and assets of Casella Waste Management of N.Y., Inc., the Peabody and/or Salem hauling companies and assets of Casella Waste Management of Massachusetts, Inc., or the successors of the foregoing only with respect to the businesses conducted by the foregoing on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which such payment of interest or principal is scheduled to be paid in the documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantee” means the subordinated Guarantee by each Guarantor of Casella’s payment obligations under the indenture and the notes, executed pursuant to the indenture.

“Transaction Date” means the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio.

“Unrestricted Subsidiary” of any Person means

(1) any Subsidiary of such Person that at the time of determination has been designated an Unrestricted Subsidiary, and has not been redesignated a Restricted Subsidiary, in accordance with the “—Designation of Restricted and Unrestricted Subsidiaries” covenant; and

(2) any Subsidiary of such Unrestricted Subsidiary.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Capital Stock at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal or liquidation preference, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount or liquidation preference of such Indebtedness or Disqualified Capital Stock.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

General

The notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes initially will be represented by notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for DTC and registered in the name of DTC’s nominee, Cede & Co., for credit to an account of a direct or indirect participant in DTC as described below. Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in the Global Notes may be held through Euroclear and Clearstream (as indirect participants in DTC). Beneficial interests in the Global Notes may not be exchanged for notes in certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.”

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Casella takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised Casella that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Casella that, pursuant to procedures established by it:

•	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

•	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants in such system. Euroclear and

Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC.

Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described above, owners of beneficial interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder of the notes under the indenture. Under the terms of the indenture, Casella and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Casella, the trustee nor any of Casella’s or the trustee’s agents has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of, beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Casella that its current practice, upon receipt of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Casella. Neither Casella nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and Casella and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of

Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised Casella that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such notes to the Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Casella, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

We will issue Certificated Notes to each person that DTC identifies as the beneficial owner of the notes represented by a Global Note upon surrender by DTC of the Global Note if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for such Global Note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered or willing or able to act as a depositary;

•	an event of default has occurred and is continuing, and DTC requests the issuance of Certificated Notes; or

•	we determine not to have the notes represented by a Global Note.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be in registered form, registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

MATERIAL U.S. FEDERAL TAX CONSEQUENCES

The following is a summary of the material U.S. federal income and estate tax considerations related to the purchase, ownership and disposition of the notes. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury Regulations, administrative rulings and judicial decisions in effect as of the date of this prospectus supplement, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service, or the IRS, so as to result in U.S. federal income and estate tax consequences different from those discussed below. Except where noted, this summary deals only with notes held as capital assets (generally for investment purposes). This summary does not address all aspects of U.S. federal income and estate taxes related to the purchase, ownership and disposition of the notes and does not address all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•	tax consequences to holders who may be subject to special tax treatment, including dealers or traders in securities or currencies, banks and other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, pension plans, individual retirement accounts or other tax deferred accounts and traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle or other risk reduction transaction;

•	tax consequences to U.S. holders (as defined below) of notes whose “functional currency” is not the U.S. dollar;

•	tax consequences to partnerships or other pass-through entities and their members;

•	tax consequences to certain former citizens or residents of the United States;

•	U.S. federal alternative minimum tax consequences, if any;

•	the potential application of the Medicare tax on net investment income;

•	any state, local or foreign tax consequences; and

•	U.S. federal estate or gift tax consequences, if any, except as set forth below with respect to non-U.S. holders.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors.

This summary of material U.S. federal income and estate tax considerations is for general information only and is not tax advice for any particular investor. This summary does not address the tax considerations arising under the laws of any foreign, state, or local jurisdiction. You should consult your tax advisors concerning the U.S. federal income and estate tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

In this discussion, we use the term “U.S. holder” to refer to a beneficial owner of notes, that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

We use the term “non-U.S. holder” to describe a beneficial owner (other than a partnership or other pass-through entity) of notes that is not a U.S. holder. Non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Consequences to U.S. Holders

Single Series With Existing Notes. We intend to treat the new notes as fungible with the existing notes, and as having the same issue price and issue date as those of the existing notes, for U.S. federal income tax purposes, if the stated principal amount of the new notes does not exceed their issue price (determined as if the new notes were not a single series with the existing notes) by more than a de minimis amount (as determined under applicable U.S. Treasury Regulations). It is anticipated, and the remainder of this discussion assumes, that the new notes will be fungible with the existing notes for U.S. federal income tax purposes.

Payments of Stated Interest. Subject to the discussion below under “Additional payments”, stated interest on a note generally will be taxable to a U.S. holder as ordinary income at the time it is received or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes.

Additional Payments. In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the notes or repurchase the notes prior to maturity. For example, if we are required to repurchase notes in connection with a change of control as described in “Description of the Notes—Repurchase at the Option of Holders—Change of Control,” we must pay a premium. In addition, in certain circumstances, we may redeem the notes prior to maturity, and upon such a redemption we may be required to pay amounts in excess of accrued interest and principal on the notes as described in “Description of the Notes—Optional Redemption.” Also, we may be required to repurchase the notes in connection with certain asset sales as described in “Description of the Notes—Repurchase at the Option of Holders—Asset Sales.” The possibility of such events may implicate special rules under U.S. Treasury Regulations governing “contingent payment debt instruments.” According to those regulations, the possibility that these events will occur will not cause the notes to be contingent payment debt instruments if, as of the date the notes were issued, such contingencies were remote or incidental or, in certain situations, it was significantly more likely than not that such events would not occur. We intend to take the position that one or more of the foregoing exceptions should apply and therefore the notes should not be treated as contingent payment debt instruments.

Therefore, we have determined (and the remainder of this discussion assumes) that the notes are not contingent payment debt instruments. Our determination is binding on a U.S. holder unless the holder discloses a contrary position to the IRS in the manner required by applicable U.S. Treasury Regulations. Our determination that the notes are not contingent payment debt instruments is not, however, binding on the IRS. If the IRS were to successfully challenge our determination and the notes were treated as contingent payment debt instruments, U.S. holders would be required, among other things, to (i) accrue interest income based on a projected payment schedule and comparable yield, which may be a higher rate than the stated interest rate on the notes, regardless of their method of tax accounting and (ii) treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note. In the event that any of the above contingencies were to occur, it would affect the amount and timing of the income recognized by a U.S. holder. If any additional payments are in fact made, U.S. holders will be required to recognize such amounts as income. The regulations applicable to contingent payment debt instruments have not been the subject of authoritative interpretation and therefore the scope of the regulations is not certain. Holders of notes are urged to consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Market Discount. If a U.S. holder acquires a note at a price less than the note’s stated redemption price at maturity (generally, the sum of all payments required under the note other than payments of stated interest that will accrue after the holder acquires the note), the U.S. holder generally will be considered to have acquired the note at a “market discount”. Subject to a de minimis exception, the market discount rules generally require a U.S. holder who acquires a note at a market discount to treat any principal payment on the note and any gain realized on any disposition of the note as ordinary income to the extent of the accrued market discount, not previously included in income, at the time of such payment or disposition. In general, the amount of market discount that has accrued is determined on a straight-line basis over the remaining term of the note as of the time of acquisition, or, at the election of the holder, on a constant yield basis. Such an election applies only to the note with respect to which it is made and may not be revoked.

A U.S. holder of a note acquired at a market discount also may elect to include the market discount in income as it accrues. If a U.S. holder so elects, the rules discussed above with respect to ordinary income recognition resulting from the payment of principal on a note or the disposition of a note would not apply, and the holder’s tax basis in the note would be increased by the amount of the market discount included in income at the time it accrues. This election would apply to all market discount obligations acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

If a U.S. holder holds a note that was acquired at a market discount and disposes of such note in a non-taxable transaction (other than certain transferred and exchanged basis transactions described in the Code), accrued market discount not previously included in income by the holder will be includable as ordinary income to the holder as if the U.S. holder had sold the note at its fair market value. A U.S. holder may be required to defer until maturity of the note (or, in certain circumstances, its earlier disposition) the deduction of all or a portion of the interest expense attributable to debt incurred or continued to purchase or carry a note with market discount, unless the holder elects to include market discount in income on a current basis.

Amortizable Bond Premium. If a U.S. holder acquires a note for a price that is in excess of the note’s stated redemption price at maturity, the U.S. holder generally will be considered to have acquired a note with “amortizable bond premium.” A U.S. holder may elect to amortize amortizable bond premium on a constant yield basis. The amount amortized in any year generally will be treated as a deduction against the holder’s interest income on the note. If the amortizable bond premium allocable to a year exceeds the amount of interest income allocable to that year, the excess would be allowed as a deduction for that year but only to the extent of the holder’s prior inclusions of interest income (net of any deductions for bond premium) with respect to the note. The premium on a note held by a U.S. holder that does not make such an election will decrease the gain or increase the loss otherwise recognizable on the disposition of the note. The election to amortize the premium on a constant yield basis generally applies to all bonds held or subsequently acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Sale, Redemption or Other Taxable Disposition of the Notes. A U.S. holder generally will recognize gain or loss upon the sale, redemption or other taxable disposition of a note equal to the difference between the amount realized (except to the extent any amount realized is attributable to accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously included in income) and such U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note will generally be equal to the amount that such U.S. holder paid for the note increased by the amount of any accrued market discount previously included in the holder’s income and decreased by the amount of any amortizable bond premium previously deducted by the holder and any principal payments received by the holder. Subject to the discussion above regarding market discount, any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If, at the time of the sale, redemption or other taxable disposition of the note, a U.S. holder is treated as holding the note for more than one year, such capital gain or loss will be a long-term capital gain or loss. Otherwise, such capital gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain is subject to U.S. federal income tax at a lower rate than short-term capital gain, which is taxed at ordinary income rates. A U.S. holder’s ability to deduct capital losses may be limited.

Assumption of our Obligations under the Notes. Under certain circumstances described under the heading “Description of the Notes—Certain Covenants—Merger, Consolidation, or Sale of Assets,” our obligations under the notes and the indenture may be assumed by another person. An assumption by another person of our obligations under the notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange by a holder of the notes, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holder. In certain circumstances, such an assumption might not be deemed an exchange for U.S. federal income tax purposes. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Information Reporting and Backup Withholding. Information reporting requirements generally will apply to payments of interest on the notes and to the proceeds of a sale of a note paid to a U.S. holder unless the U.S. holder is an exempt recipient (such as a corporation). Backup withholding will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, generally by providing an IRS Form W-9 or an approved substitute, or if the U.S. holder is notified by the IRS that the U.S. holder has failed to report in full payments of interest and dividend income. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Consequences to Non-U.S. Holders

Payments of Interest. In general, payments of interest on the notes to, or on behalf of, a non-U.S. holder will be considered “portfolio interest” and, subject to the discussions below of income effectively connected with a U.S. trade or business, backup withholding and FATCA, will not be subject to U.S. federal income or withholding tax, provided that:

•	the non-U.S. holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the non-U.S. holder is not, for U.S. federal income tax purposes, a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•	(a) the non-U.S. holder provides its name, address, and taxpayer identification number, if any, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on IRS Form W-8BEN, W-8BEN-E or other applicable form) or (b) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable Treasury Regulations. Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest generally will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (i) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and includable in the non-U.S. holder’s gross income.

If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base, then, although the non-U.S. holder will be exempt from the 30% withholding tax (provided the certification requirements discussed above are satisfied), the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis at regular graduated U.S. federal income tax rates, generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

As discussed above under “Consequences to U.S. Holders—Additional Payments”, in certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the notes. If any such amounts are in fact paid, such payments may be treated as interest subject to the rules described above or as other income subject to a 30% U.S. federal withholding tax (unless there is an exemption from or reduction in withholding under an applicable income tax treaty). Non-U.S. holders should consult their own tax advisors regarding the applicability of any income tax treaty and whether they could obtain a refund of any tax withheld from such payments.

Sale, Redemption, or Other Taxable Disposition of the Notes. Subject to the discussion below regarding FATCA, gain realized by a non-U.S. holder on the sale, redemption or other taxable disposition of a note will not be subject to U.S. income tax unless:

•	that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment or fixed base); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

If a non-U.S. holder is described in the first bullet point above, it will be subject to tax on the net gain derived from the sale, redemption, or other taxable disposition of the note at regular graduated U.S. federal income tax rates, generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to the branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. If a non-U.S. holder is an individual described in the second bullet point above, such holder will be subject to a flat 30% tax on the gain derived from the sale, redemption, or other taxable disposition, which may be offset by certain U.S. source capital losses, even though such holder is not considered a resident of the United States.

Information Reporting and Backup Withholding. Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such payments and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest that we make, provided the certification described above in the last bullet point under “Consequences to Non-U.S. Holders—Payments of Interest” has been received and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, who is not an exempt recipient. In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, unless the certification described above has been received, and we do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, who is not an exempt recipient, or the non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS. The backup withholding and information reporting rules are complex, and non-U.S. holders are urged to consult their own tax advisors regarding application of these rules to their particular circumstances.

FATCA. Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act (or FATCA) generally impose a 30% U.S. federal withholding tax on certain types of payments, such as U.S.-source interest income on debt obligations and the gross proceeds from the disposition of debt obligations that can give rise to U.S.-source interest income, paid after specified dates to “foreign financial institutions” (whether as a beneficial owner or an intermediary) and certain other non-financial foreign entities unless the entity meets certain requirements or is otherwise exempt. Under final U.S. Treasury Regulations, FATCA generally will not apply to debt obligations with an issue date prior to July 1, 2014, unless the debt obligation undergoes a significant modification (within the meaning of the U.S. Treasury Regulations) on or after that date. Assuming that the new notes are fungible with the existing notes for U.S. federal income tax purposes, the new notes will have an issue date prior to July 1, 2014 and will not be subject to FATCA unless the notes are significantly modified (within the meaning of the U.S. Treasury Regulations). If the new notes are not fungible with the existing notes for U.S. federal income tax purposes, FATCA will apply to the new notes and payments on the new notes may be subject to withholding under FATCA. You are encouraged to consult your tax advisor regarding the possible implications of FATCA with respect to your investment in the notes.

U.S. Federal Estate Taxes. A note beneficially owned by an individual who is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) at the time of his or her death generally will not be subject to U.S. federal estate tax as a result of the individual’s death, provided that:

•	the individual does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code; and

•	interest payments with respect to such note, if received at the time of the individual’s death, would not have been effectively connected with the conduct of a U.S. trade or business by the individual.

UNDERWRITING (CONFLICTS OF INTEREST)

Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
J.P. Morgan Securities LLC
Comerica Securities, Inc.
Raymond James & Associates, Inc.

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the new notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering of the new notes, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the new notes, subject to prior sale, when, as and if issued to and accepted by them, subject to the conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the new notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of     % of the principal amount of the new notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering of the new notes.

Per Note		%
Total	$

The expenses of the offering, not including the underwriting discount, are estimated at $1.1 million and are payable by us. We have agreed with the underwriters to pay all expenses and application fees (including the legal fees of counsel for the underwriters) incurred in connection with any filing with, and clearance of this offering of the new notes by, the Financial Industry Regulatory Authority, Inc. in an aggregate amount not to exceed fifteen thousand dollars.

Absence of an Active Trading Market

We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to continue to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will continue. If an active public trading market for the notes does not continue, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect that delivery of the new notes will be made to investors on or about     , 2015, which will be the         business day following the date of this prospectus supplement (such settlement being referred to as “T+        ”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the new notes prior to the delivery of the new notes hereunder will be required, by virtue of the fact that the new notes initially settle in T+        , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the new notes who wish to trade the new notes prior to their date of delivery hereunder should consult their advisors.

No Sales of Similar Securities

We have agreed that we will not, for a period of 90 days after the date of this prospectus, without first obtaining the prior written consent of MLPF&S, directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1 under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any debt securities of the Company or any of the guarantors or securities exchangeable for or convertible into debt securities of the Company or any of the guarantors, except for the new notes sold to the underwriters pursuant to the underwriting agreement and industrial revenue bonds or solid waste bonds issued by the Company or any guarantor.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales in accordance with Regulation M under the Exchange Act. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Conflicts of Interest

We intend to use the net proceeds from this offering of the new notes, together with initial borrowings under the ABL Facility, to refinance the Current Senior Credit Facility and, prior to the effectiveness of the ABL Facility, to reduce borrowings under the Current Senior Credit Facility. See “Use of Proceeds.” Bank of America, N.A., JPMorgan Chase Bank, N.A. and Comerica Bank, affiliates of MLPF&S, J.P. Morgan Securities LLC (“JPM”) and Comerica Securities, Inc. (“Comerica”), respectively, who are underwriters in this offering of the new notes are lenders under the Current Senior Credit Facility and will receive pro rata portions of such refinancing. As a result, Bank of America, N.A., JPMorgan Chase Bank, N.A. and Comerica Bank will each receive more than 5% of the net proceeds of this offering of the new notes. Accordingly, this offering of the new notes is being made in compliance with the requirements of FINRA Rule 5121, which requires that a “qualified independent underwriter,” as defined by the FINRA rules, participate in the preparation of the registration statement and the prospectus and exercise the usual standards of due diligence in respect thereto. Accordingly, Raymond James & Associates, Inc. is assuming the responsibilities of a qualified independent underwriter in connection with the offering. We have agreed to indemnify Raymond James & Associates, Inc. against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. To comply with FINRA Rule 5121, MLPF&S, JPM and Comerica will not confirm sales to any account over which it exercises discretionary authority without the specified written approval of the transaction of the accountholder.

Other Relationships

MLPF&S is acting as joint arranger for the ABL Facility and Bank of America, N.A., an affiliate of MLPF&S, is expected to serve as administrative agent and a lender under the ABL Facility. Affiliates of J.P. Morgan Securities LLC and Comerica Securities, Inc. are expected to serve as lenders under our ABL Facility. Certain of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of the underwriters or their affiliates that have a lending relationship with us may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters or their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the new notes offered hereby. Any such short positions could adversely affect future trading prices of the new notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) no offer of notes may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

a.

(in the case of Relevant Member States that have not implemented the 2010 PD Amending Directive), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; and

b.	(in the case of Relevant Member States that have implemented the 2010 PD Amending Directive), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may do so only in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the new notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

Certain legal matters in connection with the offering of the new notes will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP and certain specific matters under New Hampshire law will be passed upon by Cleveland, Waters & Bass, P.A., certain specific matters under Pennsylvania law will be passed upon by Cohen & Grigsby, PC, certain specific matters under New Jersey law will be passed upon by Fox Rothschild LLP, certain specific matters under Virginia law will be passed upon by Hunton & Williams LLP, certain specific matters under Vermont law will be passed upon by Paul Frank + Collins, P.C. and certain specific matters under Maine law will be passed upon by Pierce Atwood LLP. Certain legal matters in connection with this offering of the new notes will be passed on for the underwriters by Cahill Gordon & Reindel LLP.

EXPERTS

The consolidated financial statements and financial statement schedule of Casella Waste Systems, Inc. and subsidiaries (the “Company”) included in our April 30, 2014 10-K as of April 30, 2014 and 2013 and for the three years ended April 30, 2014, and the effectiveness of our internal control over financial reporting as of April 30, 2014 have been audited by McGladrey LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.casella.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the Public Reference Room.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 000-23211) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed), until this offering of the new notes is terminated or completed:

•	Annual Report on Form 10-K for the fiscal year ended April 30, 2014;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended July 31, 2014 and October 31, 2014;

•	Current Reports on Form 8-K and Form 8-K/A filed June 25, 2014 (excluding Items 2.02 and 9.01), June 30, 2014, September 25, 2014, October 8, 2014 (two reports), October 9, 2014, October 16, 2014, November 19, 2014, December 8, 2014, December 10, 2014, December 18, 2014 and February 6, 2015 (excluding Items 7.01 and 9.01);

•	The portions of our definitive proxy statement on Schedule 14A that were incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended April 30, 2014; and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on October 15, 1997, including any amendments or reports filed for the purpose of updating such description.

We note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein or in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Casella Waste Systems, Inc.

25 Greens Hill Lane

Rutland, Vermont 05701

(802) 775-0325

Attn: Investor Relations

$250,000,000

PROSPECTUS

Casella Waste Systems, Inc.

Debt Securities

Guarantees

Common Stock

Preferred Stock

Depositary Shares

Purchase Contracts

Purchase Units

Warrants

We may issue securities from time to time in one or more offerings of up to $250,000,000 in aggregate offering price. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and any applicable prospectus supplement before you invest.

We may offer these securities in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Our class A common stock is listed on The NASDAQ Global Market under the symbol “CWST”.

Investing in these securities involves significant risks. See “Risk Factors” on page 4 herein and included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 29, 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings for an aggregate initial offering price of up to $250,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplements may also add, update or change information contained in this prospectus. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” beginning on page 2 of this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise requires or as otherwise expressly stated, references in this prospectus to “Casella,” “we,” “our,” “us” and “the Company” refer, collectively, to Casella Waste Systems, Inc., a Delaware corporation and its consolidated subsidiaries, and references to “Guarantors” refer collectively to certain subsidiaries of ours that are identified herein as the Registrant Guarantors.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.casella.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the Public Reference Room.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 000-23211) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed), between the date of the initial registration statement and the effectiveness of the registration statement and following the effectiveness of the registration statement until the offering of the securities under the registration statement is terminated or completed:

•	Annual Report on Form 10-K for the fiscal year ended April 30, 2014;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended July 31, 2014 and October 31, 2014;

•	Current Reports on Form 8-K and Form 8-K/A filed June 25, 2014 (excluding Items 2.02 and 9.01), June 30, 2014, September 25, 2014, October 8, 2014, October 9, 2014, October 16, 2014, November 19, 2014, December 8, 2014 and December 10, 2014; and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on October 15, 1997, including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Casella Waste Systems, Inc.

25 Greens Hill Lane

Rutland, Vermont 05701

(802) 775-0325

Attn: Investor Relations

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including statements regarding:

•	expected liquidity and financing plans;

•	expected future revenues, operations, expenditures and cash needs;

•	fluctuations in the commodity pricing of our recyclables, increases in landfill tipping fees and fuel costs and general economic and weather conditions;

•	projected future obligations related to final capping, closure and post-closure costs of our existing landfills and any disposal facilities which we may own or operate in the future;

•	our ability to use our net operating losses and tax positions;

•	our ability to service our debt obligations;

•	the projected development of additional disposal capacity or expectations regarding permits for existing capacity;

•	the recoverability or impairment of any of our assets or goodwill;

•	estimates of the potential markets for our products and services, including the anticipated drivers for future growth;

•	sales and marketing plans or price and volume assumptions;

•	the outcome of any legal or regulatory matter;

•	potential business combinations or divestitures; and

•	projected improvements to our infrastructure and impact of such improvements on our business and operations.

In addition, any statements contained in or incorporated by reference into this prospectus that are not statements of historical fact should be considered forward-looking statements. You can identify these forward-looking statements by the use of the words “believes”, “expects”, “anticipates”, “plans”, “may”, “will”, “would”, “intends”, “estimates” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate as well as management’s beliefs and assumptions, and should be read in conjunction with our consolidated financial statements and notes thereto. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in the forward-looking statements made. The occurrence of the events described and the achievement of the expected results depends on many events, some or all of which are not predictable or within our control. Actual results may differ materially from those set forth in forward-looking statements.

There are a number of important risks and uncertainties that could cause our actual results to differ materially from those indicated by such forward-looking statements. These risks and uncertainties include, without limitation, those detailed in Item 1A, “Risk Factors”, of our Annual Report on Form 10-K for the fiscal year ended April 30, 2014 and Item 1A, “Risk Factors”, of our Quarterly Report on Form 10-Q for the quarter ended October 31, 2014. We explicitly disclaim any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as otherwise required by law. The factors discussed above are not intended to be a complete statement of all risks and uncertainties that may affect our businesses. We cannot anticipate all developments that may adversely affect our business or operations or our consolidated results of operations or financial condition.

CASELLA WASTE SYSTEMS, INC.

Casella Waste Systems, Inc. is a regional, vertically-integrated solid waste services company. We provide resource management expertise and services to residential, commercial, municipal, and industrial customers, primarily in the areas of solid waste collection and disposal, transfer, recycling, and organics services. We provide integrated solid waste services in six states—Vermont, New Hampshire, New York, Massachusetts, Maine, and Pennsylvania.

As of October 31, 2014, we owned and/or operated 35 solid waste collection operations, 44 transfer stations, 18 recycling facilities, nine Subtitle D landfills, four landfill gas-to-energy facilities and one landfill permitted to accept construction and demolition materials,

Our principal executive offices are located at 25 Greens Hills Lane, Rutland, Vermont, and our telephone number is (802) 775-0325.

RISK FACTORS

Our business is subject to a number of risks, including those identified in Item 1A, “Risk Factors”, of our Annual Report on Form 10-K for the fiscal year ended April 30, 2014 and Item 1A, “Risk Factors”, of our Quarterly Report on Form 10-Q for the quarter ended October 31, 2014, that could have a material adverse effect on our business, results of operations, financial condition and liquidity. Additional risks and uncertainties not known to us or that we view as immaterial may also impair our business operations. Any of these risks could materially and adversely affect our business, results of operations, financial condition and liquidity.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges, our consolidated ratio of earnings to fixed charges and preferred stock dividends, our deficiency of earnings to fixed charges and our deficiency of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated. You should read this table in conjunction with the consolidated financial statements and notes incorporated by reference in this prospectus.

	Six Months Ended October 31, 2014	Fiscal Year Ended
		April 30, 2014	April 30, 2013	April 30, 2012	April 30, 2011	April 30, 2010
Consolidated ratio of earnings to fixed charges	1.02	—	—	—	—	—
Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.02	—	—	—	—	—
Deficiency of earnings to fixed charges	$—	$(24,831)	$(48,436)	$(55,843)	$(23,669)	$(9,700)
Deficiency of earnings to combined fixed charges and preferred stock dividends	$—	$(24,831)	$(48,436)	$(55,843)	$(23,669)	$(9,700)

For purposes of determining the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, “earnings” consists of loss from continuing operations before income taxes and discontinued operations before adjustment for loss or income from equity method investees, plus fixed charges, less interest capitalized and “fixed charges” consists of interest expensed and capitalized, amortization of deferred financing costs, amortization of premium and discounts, and the portion of operating leases deemed to be representative of the interest factor.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include the acquisition of companies or businesses, repayment and refinancing of debt, working capital and capital expenditures. We may temporarily invest the net proceeds in investment-grade, interest-bearing securities until they are used for their stated purpose. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities, which may be senior or subordinated. We refer to the senior debt securities and the subordinated debt securities collectively as debt securities. The following description summarizes the general terms and provisions of the debt securities. We will describe the specific terms of the debt securities and the extent, if any, to which the general provisions summarized below apply to any series of debt securities in the prospectus supplement relating to the series and any applicable free writing prospectus that we authorize to be delivered. Unless the context otherwise requires or as otherwise expressly stated, when we refer to “the Company,” “Casella,” “we,” “our,” and “us” in this section, we mean Casella Waste Systems, Inc., excluding our subsidiaries, and references to “Guarantors” refer collectively to certain subsidiaries of ours that are identified herein as the Registrant Guarantors.

We may issue senior debt securities from time to time, in one or more series under a senior indenture to be entered into between us and a senior trustee to be named in a prospectus supplement, which we refer to as the senior trustee. We may issue subordinated debt securities from time to time, in one or more series under a subordinated indenture to be entered into between us and a subordinated trustee to be named in a prospectus supplement, which we refer to as the subordinated trustee. The forms of senior indenture and subordinated indenture are filed as exhibits to the registration statement of which this prospectus forms a part. Together, the senior indenture and the subordinated indenture are referred to as the indentures and, together, the senior trustee and the subordinated trustee are referred to as the trustees. This prospectus briefly outlines some of the provisions of the indentures. The following summary of the material provisions of the indentures is qualified in its entirety by the provisions of the indentures, including definitions of certain terms used in the indentures. Wherever we refer to particular sections or defined terms of the indentures, those sections or defined terms are incorporated by reference in this prospectus or the applicable prospectus supplement. You should review the indentures that are filed as exhibits to the registration statement of which this prospectus forms a part for additional information.

None of the indentures will limit the amount of debt securities that we may issue. The applicable indenture will provide that debt securities may be issued up to an aggregate principal amount authorized from time to time by us and may be payable in any currency or currency unit designated by us or in amounts determined by reference to an index.

General

The senior debt securities will constitute our unsecured and unsubordinated general obligations, will rank pari passu with our other unsecured and unsubordinated obligations and will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries unless such subsidiaries expressly guarantee such debt securities. The subordinated debt securities will constitute our unsecured and subordinated general obligations and will be junior in right of payment to our senior indebtedness (including senior debt securities), as described under the heading “—Certain Terms of the Subordinated Debt Securities—Subordination.”

The debt securities will be our unsecured obligations. Any secured debt or other secured obligations will be effectively senior to the debt securities to the extent of the value of the assets securing such debt or other obligations.

The applicable prospectus supplement and any free writing prospectus will include any additional or different terms of the debt securities of any series being offered, including the following terms:

•	the title and type of the debt securities;

•	whether the debt securities will be senior or subordinated debt securities, and, with respect to debt securities issued under the subordinated indenture, the terms on which they are subordinated;

•	the aggregate principal amount of the debt securities;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities and the right, if any, to extend such date or dates;

•	the rate or rates, if any, per year, at which the debt securities will bear interest, or the method of determining such rate or rates;

•	the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the related record dates;

•	the right, if any, to extend the interest payment periods and the duration of that extension;

•	the manner of paying principal and interest and the place or places where principal and interest will be payable;

•	provisions for a sinking fund, purchase fund or other analogous fund, if any;

•	any redemption dates, prices, obligations and restrictions on the debt securities;

•	the currency, currencies or currency units in which the debt securities will be denominated and the currency, currencies or currency units in which principal and interest, if any, on the debt securities may be payable;

•	any conversion or exchange features of the debt securities;

•	whether and upon what terms the debt securities may be defeased;

•	any events of default or covenants in addition to or in lieu of those set forth in the indenture;

•	whether the debt securities will be issued in definitive or global form or in definitive form only upon satisfaction of certain conditions;

•	whether the debt securities will be guaranteed as to payment or performance;

•	any special tax implications of the debt securities; and

•	any other material terms of the debt securities.

When we refer to “principal” in this section with reference to the debt securities, we are also referring to “premium, if any.”

We may from time to time, without notice to or the consent of the holders of any series of debt securities, create and issue further debt securities of any such series ranking equally with the debt securities of such series in all respects (or in all respects other than (1) the payment of interest accruing prior to the issue date of such further debt securities or (2) the first payment of interest following the issue date of such further debt securities). Such further debt securities may be consolidated and form a single series with the debt securities of such series and have the same terms as to status, redemption or otherwise as the debt securities of such series.

You may present debt securities for exchange and you may present debt securities for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the applicable prospectus supplement. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indenture.

Debt securities may bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate (original issue discount securities) may be sold at a discount below their stated principal amount. U.S. federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the applicable prospectus supplement.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. You may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending on the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain related tax considerations will be set forth in the applicable prospectus supplement.

Guarantees

Unless otherwise indicated herein or in a prospectus supplement, none of the debt securities will be guaranteed by any of our subsidiaries. If the applicable prospectus supplement specifies otherwise, however, the Guarantors, which we refer to as the subsidiary guarantors, may fully and unconditionally guarantee to each holder of debt securities issued by us (each, a “subsidiary guarantee”) the due and punctual payment of the principal of, and any premium and any interest on, those debt securities, when and as the same become due and payable, whether at maturity, upon acceleration or otherwise. The applicable prospectus supplement will describe the subsidiary guarantees and the terms under which such subsidiary guarantees will be provided. The subsidiary guarantees will be unsecured and, with respect to a subsidiary guarantee of senior debt securities, will rank equally with all other unsecured and unsubordinated obligations of the respective subsidiary guarantor, and, with respect to the subsidiary guarantee of subordinated debt securities, will rank equally with all other unsecured and subordinated obligations of the respective subsidiary guarantor.

The subsidiary guarantees will provide that the obligations of each subsidiary guarantor will be limited as necessary to prevent that subsidiary guarantee from constituting a fraudulent conveyance.

The subsidiary guarantees of the debt securities may be subject to review under United States federal or state fraudulent transfer law, which could limit their enforceability. To the extent that a United States court were to find that (x) the subsidiary guarantees were incurred with intent to hinder, delay or defraud any present or future creditor, or a subsidiary guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others, or (y) the subsidiary issuing the subsidiary guarantee did not receive fair consideration or reasonably equivalent value for issuing its subsidiary guarantee and any subsidiary guarantor (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of the subsidiary guarantee, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of a subsidiary guarantor constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, that court could avoid or subordinate the subsidiary guarantees in favor of a subsidiary guarantor’s other creditors. If the subsidiary guarantee were subordinated by a court, payments of principal and interest on the debt securities generally would be subject to the prior payment in full of all other indebtedness of the subsidiary guarantor. Among other things, a legal challenge of a subsidiary guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the subsidiary guarantor as a result of the issuance by the issuer of the debt securities. The extent (if any) to which a particular subsidiary guarantor may be deemed to have received such benefits may depend on the use of the proceeds of any offering of debt securities which are guaranteed by the subsidiary guarantor, including the extent (if any) to which such proceeds or benefits therefrom are contributed to the subsidiary guarantor. The measure of insolvency for purposes of the foregoing will vary depending on the law of the applicable jurisdiction. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability under its existing debts as such debts become absolute and matured. There can be no assurance, however, that a court would determine that any particular subsidiary guarantor received fair consideration or reasonably equivalent value for issuing its subsidiary guarantee.

Certain Terms of the Senior Debt Securities

Covenants. Unless we indicate otherwise in a prospectus supplement, the senior debt securities will not contain any financial or restrictive covenants, including covenants restricting either us or any of our subsidiaries from incurring, issuing, assuming or guaranteeing any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting either us or any of our subsidiaries from entering into sale and leaseback transactions.

Consolidation, Merger and Sale of Assets. Unless we indicate otherwise in a prospectus supplement, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any person, in either case, unless:

•	the successor entity, if any, is a U.S. corporation, limited liability company, partnership or trust (subject to certain exceptions provided for in the senior indenture);

•	the successor entity assumes our obligations on the senior debt securities and under the senior indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

No Protection in the Event of a Change in Control. Unless we indicate otherwise in a prospectus supplement with respect to a particular series of senior debt securities, the senior debt securities will not contain any provisions that may afford holders of the senior debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

Events of Default. Unless we indicate otherwise in a prospectus supplement with respect to a particular series of senior debt securities, the following are events of default under the senior indenture for any series of senior debt securities:

•	failure to pay interest on any senior debt securities of such series when due and payable, if that default continues for a period of 30 days (or such other period as may be specified for such series);

•	failure to pay principal on the senior debt securities of such series when due and payable whether at maturity, upon redemption, by declaration or otherwise (and, if specified for such series, the continuance of such failure for a specified period);

•	default in the performance of or breach of any of our covenants or agreements in the senior indenture applicable to senior debt securities of such series, other than a covenant breach which is specifically dealt with elsewhere in the senior indenture, and that default or breach continues for a period of 90 days after we receive written notice from the trustee or from the holders of 25% or more in aggregate principal amount of the senior debt securities of such series;

•	certain events of bankruptcy or insolvency, whether or not voluntary; and

•	any other event of default provided for in such series of senior debt securities as may be specified in the applicable prospectus supplement.

The default by us under any other debt, including any other series of debt securities, is not a default under the senior indenture.

If an event of default other than an event of default specified in the fourth bullet point above occurs with respect to a series of senior debt securities and is continuing under the senior indenture, then, and in each such case, either the trustee or the holders of not less than 25% in aggregate principal amount of such series then outstanding under the senior indenture (each such series voting as a separate class) by written notice to us and to the trustee, if such notice is given by the holders, may, and the trustee at the request of such holders shall, declare the principal amount of and accrued interest on such series of senior debt securities to be immediately due and payable, and upon this declaration, the same shall become immediately due and payable.

If an event of default specified in the fourth bullet point above occurs with respect to us and is continuing, the entire principal amount of and accrued interest, if any, on each series of senior debt securities then outstanding shall become immediately due and payable.

Unless otherwise specified in the prospectus supplement relating to a series of senior debt securities originally issued at a discount, the amount due upon acceleration shall include only the original issue price of the senior debt securities, the amount of original issue discount accrued to the date of acceleration and accrued interest, if any.

Upon certain conditions, declarations of acceleration may be rescinded and annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of all the senior debt securities of such series affected by the default, each series voting as a separate class. Furthermore, subject to various provisions in the senior indenture, the holders of a majority in aggregate principal amount of a series of senior debt securities, by notice to the trustee, may waive an existing default or event of default with respect to such senior debt securities and its consequences, except a default in the payment of principal of or interest on such senior debt securities or in respect of a covenant or provision of the senior indenture which cannot be modified or amended without the consent of the holders of each such senior debt security. Upon any such waiver, such default shall cease to exist, and any event of default with respect to such senior debt securities shall be deemed to have been cured, for every purpose of the senior indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto. For information as to the waiver of defaults, see “—Certain Terms of the Senior Debt Securities—Modification and Waiver.”

The holders of a majority in aggregate principal amount of a series of senior debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such senior debt securities. However, the trustee may refuse to follow any direction that conflicts with law or the senior indenture, that may involve the trustee in personal liability or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of such series of senior debt securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such series of senior debt securities. A holder may not pursue any remedy with respect to the senior indenture or any series of senior debt securities unless:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of such series of senior debt securities make a written request to the trustee to pursue the remedy in respect of such event of default;

•	the requesting holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•	during such 60-day period, the holders of a majority in aggregate principal amount of such series of senior debt securities do not give the trustee a direction that is inconsistent with the request.

These limitations, however, do not apply to the right of any holder of a senior debt security to receive payment of the principal of and interest, if any, on such senior debt security in accordance with the terms of such debt security, or to bring suit for the enforcement of any such payment in accordance with the terms of such debt security, on or after the due date for the senior debt securities, which right shall not be impaired or affected without the consent of the holder.

The senior indenture requires certain of our officers to certify, on or before a fixed date in each year in which any senior debt security is outstanding, as to their knowledge of our compliance with all covenants, agreements and conditions under the senior indenture.

Satisfaction and Discharge. We can satisfy and discharge our obligations to holders of any series of debt securities if:

•	we pay or cause to be paid, as and when due and payable, the principal of and any interest on all senior debt securities of such series outstanding under the senior indenture; or

•	all senior debt securities of such series have become due and payable or will become due and payable within one year (or are to be called for redemption within one year) and we deposit in trust a combination of cash and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal and any other payments on the debt securities of that series on their various due dates.

Under current U.S. federal income tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and debt securities or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us. Purchasers of the debt securities should consult their own advisers with respect to the tax consequences to them of such deposit and discharge, including the applicability and effect of tax laws other than the U.S. federal income tax law.

Defeasance. Unless this prospectus or the applicable prospectus supplement provides otherwise, the following discussion of legal defeasance and discharge and covenant defeasance will apply to any series of debt securities issued under the indentures.

Legal Defeasance. We can legally release ourselves from any payment or other obligations on the debt securities of any series (called “legal defeasance”) if certain conditions are met, including the following:

•	We deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the same series a combination of cash and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal and any other payments on the debt securities of that series on their various due dates.

•	There is a change in current U.S. federal income tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due. Under current U.S. federal income tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and debt securities or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

•	We deliver to the trustee a legal opinion of our counsel confirming the tax law change or ruling described above.

If we ever did accomplish legal defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the event of any shortfall.

Covenant Defeasance. Without any change of current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the covenants in the debt securities (called “covenant defeasance”). In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following (among other things):

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the same series a combination of cash and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal and any other payments on the debt securities of that series on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the events of default occurred (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the events causing the default, you may not be able to obtain payment of the shortfall.

Modification and Waiver. We and the trustee may amend or supplement the senior indenture or the senior debt securities without the consent of any holder:

•	to convey, transfer, assign, mortgage or pledge any assets as security for the senior debt securities of one or more series;

•	to evidence the succession of a corporation, limited liability company, partnership or trust to us, and the assumption by such successor of our covenants, agreements and obligations under the senior indenture or to otherwise comply with the covenant relating to mergers, consolidations and sales of assets;

•	to comply with the requirements of the SEC in order to effect or maintain the qualification of the senior indenture under the Trust Indenture Act of 1939, as amended;

•	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default;

•	to cure any ambiguity, defect or inconsistency in the senior indenture or in any supplemental indenture or to conform the senior indenture or the senior debt securities to the description of senior debt securities of such series set forth in this prospectus or any applicable prospectus supplement;

•	to provide for or add guarantors with respect to the senior debt securities of any series;

•	to establish the form or forms or terms of the senior debt securities as permitted by the senior indenture;

•	to evidence and provide for the acceptance of appointment under the senior indenture by a successor trustee, or to make such changes as shall be necessary to provide for or facilitate the administration of the trusts in the senior indenture by more than one trustee;

•	to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms, purposes of issue, authentication and delivery of any series of senior debt securities;

•	to make any change to the senior debt securities of any series so long as no senior debt securities of such series are outstanding; or

•	to make any change that does not adversely affect the rights of any holder in any material respect.

Other amendments and modifications of the senior indenture or the senior debt securities issued may be made, and our compliance with any provision of the senior indenture with respect to any series of senior debt securities may be waived, with the consent of the holders of a majority of the aggregate principal amount of the outstanding senior debt securities of all series affected by the amendment or modification (voting together as a single class); provided, however, that each affected holder must consent to any modification, amendment or waiver that:

•	extends the final maturity of any senior debt securities of such series;

•	reduces the principal amount of any senior debt securities of such series;

•	reduces the rate or extends the time of payment of interest on any senior debt securities of such series;

•	reduces the amount payable upon the redemption of any senior debt securities of such series;

•	changes the currency of payment of principal of or interest on any senior debt securities of such series;

•	reduces the principal amount of original issue discount securities payable upon acceleration of maturity or the amount provable in bankruptcy;

•	waives an uncured default in the payment of principal of or interest on the senior debt securities (except in the case of a rescission of acceleration as described above);

•	changes the provisions relating to the waiver of past defaults or changes or impairs the right of holders to receive payment or to institute suit for the enforcement of any payment or conversion of any senior debt securities of such series on or after the due date therefor;

•	modifies any of the provisions of these restrictions on amendments and modifications, except to increase any required percentage or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each senior debt security of such series affected by the modification; or

•	reduces the above-stated percentage of outstanding senior debt securities of such series whose holders must consent to a supplemental indenture or to modify or amend or to waive certain provisions of or defaults under the senior indenture.

It shall not be necessary for the holders to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if the holders’ consent approves the substance thereof. After an amendment, supplement or waiver of the senior indenture in accordance with the provisions described in this section becomes effective, the trustee must give to the holders affected thereby certain notice briefly describing the amendment, supplement or waiver. Any failure by the trustee to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplemental indenture or waiver.

No Personal Liability of Incorporators, Stockholders, Officers, Directors. The senior indenture provides that no recourse shall be had under any obligation, covenant or agreement of ours in the senior indenture or any supplemental indenture, or in any of the senior debt securities or because of the creation of any indebtedness represented thereby, against any of our incorporators, stockholders, officers or directors, past, present or future, or of any predecessor or successor entity thereof under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the senior debt securities, waives and releases all such liability.

Concerning the Trustee. The senior indenture provides that, except during the continuance of an event of default, the trustee will not be liable except for the performance of such duties as are specifically set forth in the senior indenture. If an event of default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the senior indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The senior indenture and the provisions of the Trust Indenture Act of 1939 incorporated by reference therein contain limitations on the rights of the trustee thereunder, should it become a creditor of ours or any of our subsidiaries, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign.

We may have normal banking relationships with the senior trustee in the ordinary course of business.

Unclaimed Funds. All funds deposited with the trustee or any paying agent for the payment of principal, premium, interest or additional amounts in respect of the senior debt securities that remain unclaimed for two years after the date upon which such principal, premium or interest became due and payable will be repaid to us. Thereafter, any right of any holder of senior debt securities to such funds shall be enforceable only against us, and the trustee and paying agents will have no liability therefor.

Governing Law. The senior indenture and the senior debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

Certain Terms of the Subordinated Debt Securities

Other than the terms of the subordinated indenture and subordinated debt securities relating to subordination or otherwise as set forth below or as described in the prospectus supplement relating to a particular series of subordinated debt securities, the terms of the subordinated indenture and subordinated debt securities are identical in all material respects to the terms of the senior indenture and senior debt securities.

Additional or different subordination terms may be specified in the prospectus supplement applicable to a particular series.

Subordination. The indebtedness evidenced by the subordinated debt securities and the subsidiary guarantees is subordinate to the prior payment in full of all of our senior indebtedness, as defined in the subordinated indenture. During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our senior indebtedness, we and the subsidiary guarantors may not make any payment of principal of or interest on the subordinated debt securities (except for certain sinking fund payments). In addition, upon any payment or distribution of our assets upon any dissolution, winding-up, liquidation or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our senior indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our senior indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The term “senior indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

•	all of the indebtedness of that person for money borrowed;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other securities sold by that person for money;

•	all of the lease obligations that are capitalized on the books of that person in accordance with generally accepted accounting principles;

•	all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

•	all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities constitute senior indebtedness for purposes of the subordinated debt indenture.

Additional 7.75% Senior Subordinated Notes due 2019

In addition to the subordinated debt securities discussed above, we may issue subordinated debt securities constituting an additional issuance of our 7.75% senior subordinated notes due 2019 (the “2019 notes”), $200 million aggregate principal amount of which were initially issued in a private offering in February 2011 and $125 million aggregate principal amount of which were issued as additional 2019 notes in a private offering in October 2012. As of December 17, 2014, $325 million aggregate principal amount of the 2019 notes is outstanding, all of which has been publicly registered pursuant to registered exchange offers in August 2011 and November 2012. Any additional 2019 notes will be issued under the indenture, dated as of February 7, 2011 (the “2019 notes indenture”), among the Company, the Guarantors named therein, and U.S. Bank National Association, as trustee. Any additional 2019 notes will be deemed to constitute a single series with the outstanding 2019 notes for all purposes of the 2019 notes indenture. For purposes of this section, capitalized terms have the meanings ascribed to them in this section.

The indebtedness evidenced by the 2019 notes is:

•	general unsecured obligations of Casella;

•	subordinated in right of payment to all existing and future Senior Debt of Casella;

•	equal in right of payment to all future senior subordinated Indebtedness of Casella;

•	senior in right of payment to any future Indebtedness of Casella that expressly provides that it is junior in right of payment to the 2019 notes; and

•	unconditionally guaranteed by the Guarantors.

The 2019 notes are guaranteed by each existing and future Restricted Subsidiary of Casella, other than any Foreign Subsidiary, any Insurance Subsidiary and certain Restricted Subsidiaries of Casella that do not guarantee the Senior Credit Facility or any Permitted Refinancing Indebtedness in respect thereof.

The Subsidiary Guarantee by each Guarantor of the 2019 notes is:

•	a general unsecured obligation of such Guarantor;

•	subordinated in right of payment to all existing and future Senior Debt of such Guarantor;

•	effectively subordinated to all of the liabilities of Casella’s Subsidiaries that are not providing a Subsidiary Guarantee;

•	equal in right of payment to all future senior subordinated Indebtedness of such Guarantor; and

•	senior in right of payment to all future Indebtedness of such Guarantor that expressly provides that it is junior in right of payment to the Subsidiary Guarantee of such Guarantor.

As of December 17, 2014, all Subsidiaries, other than Power of Three, LLC, are “Restricted Subsidiaries.” However, under the circumstances described below under “—Additional 7.75% Senior Subordinated Notes due 2019—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not guarantee the 2019 notes or be subject to the restrictive covenants in the 2019 notes indenture, but transactions between Casella and/or any of its Restricted Subsidiaries on the one hand and any of the Unrestricted Subsidiaries on the other hand will be subject to certain restrictive covenants.

Our Unrestricted Subsidiaries, Foreign Subsidiaries, any Insurance Subsidiary and certain Restricted Subsidiaries will not guarantee the 2019 notes. The 2019 notes are structurally subordinated to the Indebtedness and other obligations (including trade payables) of our Unrestricted Subsidiaries, Foreign Subsidiaries and any Insurance Subsidiary.

Principal, Maturity and Interest. The 2019 notes indenture provides for the issuance of additional 2019 notes having identical terms and conditions to the initial 2019 notes, other than issue date, issue price, initial interest payment date and initial interest record date. Such additional 2019 notes may be issued subject to compliance with the covenants contained in the 2019 notes indenture. Any additional 2019 notes will be part of the same issue as the initial 2019 notes and will vote on all matters together with the initial 2019 notes. However, the CUSIP numbers for the initial 2019 notes and any additional 2019 notes will be different unless the initial 2019 notes and such additional 2019 notes are fungible for U.S. federal income tax purposes and, even in such case, only after the restrictive legends on the initial 2019 notes and such additional 2019 notes have been removed. All of the existing 2019 notes have the same CUSIP number.

We will issue 2019 notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The 2019 notes will mature on February 15, 2019.

Interest on the 2019 notes accrues at the rate of 7.75% per annum and is payable semi-annually in arrears on February 15 and August 15.

Methods of Receiving Payments on the Notes. If a Holder has given wire transfer instructions to Casella, Casella will make all principal, premium, if any, and interest payments on those 2019 notes in accordance with those instructions. All other payments on the 2019 notes will be made at the office or agency of the paying agent (the “Paying Agent”) and the registrar (the “Registrar”) within the City and State of New York unless Casella elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes. The trustee will initially act as Paying Agent and Registrar. Casella may change the Paying Agent or Registrar without prior notice to the Holders of the 2019 notes, and Casella or any of its Subsidiaries may act as Registrar and, except under certain circumstances specified in the 2019 notes indenture, Paying Agent.

Transfer and Exchange. A Holder may transfer or exchange 2019 notes in accordance with the 2019 notes indenture. The Registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Casella may require a Holder to pay any taxes and fees required by law or permitted by the 2019 notes indenture. Casella is not required to transfer or exchange any 2019 note selected for redemption. Also, Casella is not required to transfer or exchange any 2019 note for a period of 15 days before a selection of 2019 notes to be redeemed. The registered Holder of a 2019 note will be treated as the owner of it for all purposes.

Subsidiary Guarantees. The Guarantors jointly and severally, fully and unconditionally, guarantee Casella’s obligations under the 2019 notes. The Subsidiary Guarantee of each Guarantor is subordinated to the prior payment in full in cash or cash equivalents of all Senior Debt of that Guarantor to the same extent that the 2019 notes are subordinated to Senior Debt of Casella. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

The Subsidiary Guarantee of a Guarantor will be released:

•	upon the sale or other disposition (including by way of merger or consolidation), to any Person that is not an Affiliate of Casella, of all of the Capital Stock of that Guarantor held by Casella or any of its Restricted Subsidiaries or of all or substantially all of the assets of that Guarantor; provided that such sale or other disposition is made in accordance with the 2019 notes indenture;

•

upon the contemporaneous or substantially contemporaneous release or discharge of such Guarantor (1) as a guarantor, borrower and/or issuer in respect of the Senior Credit Facility and (2) if the Senior

Credit Facility has been terminated, as a guarantor of any issue of any other Indebtedness of more than $5.0 million in aggregate principal amount (per issue) of Casella or any of its Restricted Subsidiaries (other than any Subsidiaries of such Guarantor), except, in each case, as a result of payment by a guarantor in its capacity as a guarantor (and not as a borrower and/or issuer); or

•	if Casella designates such Guarantor as an Unrestricted Subsidiary in accordance with the 2019 notes indenture.

Subordination. The payment of all Obligations on or relating to the 2019 notes is subordinated in right of payment to the prior payment in full in cash or cash equivalents of all Obligations on Senior Debt of Casella (including all Obligations with respect to the Senior Credit Facility, whether outstanding on the Issue Date or thereafter incurred). Notwithstanding the foregoing, payments and distributions made from the trust established pursuant to the provisions described under “—Additional 7.75% Senior Subordinated Notes due 2019—Legal Defeasance and Covenant Defeasance” shall not be so subordinated in right of payment so long as the payments into the trust were made in accordance with the requirements described under “—Additional 7.75% Senior Subordinated Notes due 2019—Legal Defeasance and Covenant Defeasance” and did not violate the subordination provisions when they were made.

The holders of Senior Debt will be entitled to receive payment in full in cash or cash equivalents of all Obligations due in respect of Senior Debt before the Holders of 2019 notes will be entitled to receive any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the 2019 notes (other than payments or distributions of Permitted Junior Securities) in the event of any distribution to creditors of Casella:

(1)	in a total or partial liquidation, dissolution or winding up of Casella;

(2)	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Casella or its assets;

(3)	in an assignment for the benefit of creditors; or

(4)	in any marshalling of Casella’s assets and liabilities.

Casella also may not make any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the 2019 notes or acquire any notes for cash or assets or otherwise, other than payments or distributions of Permitted Junior Securities and payments and distributions made from the trust established pursuant to the provisions described under “—Additional 7.75% Senior Subordinated Notes due 2019—Legal Defeasance and Covenant Defeasance” so long as the payments into the trust were made in accordance with the requirements described under “—Additional 7.75% Senior Subordinated Notes due 2019—Legal Defeasance and Covenant Defeasance” and did not violate the subordination provisions when they were made, if:

(1)	a payment default under the Senior Credit Facility or any other Senior Debt (in the case of such other Senior Debt, only if the aggregate principal amount thereof exceeds $5.0 million) occurs and is continuing beyond the applicable grace period, if any; or

(2)	any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from the Representative of such Designated Senior Debt.

Payments on and distributions with respect to any Obligations on, or with respect to, the 2019 notes may and shall be resumed:

(1)	in the case of a payment default, upon the date on which all such payment defaults are cured or waived; and

(2)	in case of a nonpayment default with respect to Designated Senior Debt, the earliest of (w) the date on which all such nonpayment defaults are cured or waived, (x) 179 days after the date on which the applicable Payment Blockage Notice is received, (y) all Designated Senior Debt with respect to which any such nonpayment default has occurred and is continuing is discharged or paid in full in cash or cash equivalents, or (z) the date on which the Trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been and remains accelerated.

No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period ending after the date of delivery of such initial Payment Blockage Notice that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing shall constitute a new default for this purpose).

Casella must promptly notify holders of Senior Debt if payment of the 2019 notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Casella, Holders of the 2019 notes may recover less ratably than creditors of Casella who are holders of Senior Debt.

Optional Redemption. On or after February 15, 2015, Casella may from time to time redeem some or all of the 2019 notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve month period beginning on February 15 of the years indicated below:

Year	Percentage
2015	103.875%
2016	101.938%
2017 and thereafter	100.000%

In addition, the 2019 notes may be redeemed, in whole or in part, at any time prior to February 15, 2015, at the option of Casella upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the 2019 notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of holders of record on the relevant interest record date to receive interest due on the relevant interest payment date). “Applicable Premium” means, with respect to any 2019 note on any applicable redemption date, the greater of:

•	1.0% of the principal amount of such 2019 note; and

•	the excess, if any, of:

•	the present value at such redemption date of (i) the redemption price of such 2019 note at February 15, 2015 (such redemption price being set forth in the table appearing above under this section “Optional Redemption”) plus (ii) all required interest payments (excluding accrued and unpaid interest to such redemption date) due on such 2019 note through February 15, 2015 computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

•	the principal amount of such 2019 note.

“Treasury Rate” means, as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to February 15, 2015; provided, however, that if the period from the redemption date to February 15, 2015 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to February 15, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Casella may acquire 2019 notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchases, negotiated transactions or otherwise, so long as such acquisition does not otherwise violate the terms of the 2019 notes indenture.

Selection and Notice. If less than all of the 2019 notes are to be redeemed at any time, the trustee will select 2019 notes for redemption as follows:

•	if the 2019 notes are listed on a national securities exchange, in compliance with the requirements of the principal national securities exchange on which the 2019 notes are listed; or

•	if the 2019 notes are not so listed, on a pro rata basis or on as nearly a pro rata basis as practicable (subject, to the extent the notes are then represented by one or more global notes registered in the name of or held by The Depository Trust Company or its nominee, to the procedures of The Depository Trust Company).

No 2019 notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of 2019 notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any 2019 note is to be redeemed in part only, the notice of redemption that relates to that 2019 note shall state the portion of the principal amount thereof to be redeemed. A new 2019 note in principal amount equal to the unredeemed portion of the old 2019 note will be issued in the name of the Holder thereof upon cancellation of the old 2019 note. 2019 notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on 2019 notes or portions of them called for redemption.

Change of Control. If a Change of Control occurs, each Holder of notes will have the right to require Casella to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s 2019 notes pursuant to a Change of Control Offer (the “Change of Control Offer”). In the Change of Control Offer, Casella will offer to pay an amount in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of 2019 notes repurchased, plus accrued and unpaid interest thereon, if any, to the date of purchase. Within 30 days following any Change of Control, Casella will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase 2019 notes on the date (the “Change of Control Payment Date”) specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the 2019 notes indenture and described in such notice.

On or before the Change of Control Payment Date, Casella will, to the extent lawful:

•	accept for payment all 2019 notes or portions thereof properly tendered pursuant to the Change of Control Offer;

•	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all 2019 notes or portions thereof so tendered; and

•	deliver or cause to be delivered to the trustee the 2019 notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of 2019 notes or portions thereof being purchased by Casella.

The Paying Agent will promptly mail to each Holder of 2019 notes so tendered the Change of Control Payment for such 2019 notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new 2019 note equal in principal amount to any unpurchased portion of the 2019 notes surrendered, if any; provided that each such new 2019 note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, Casella will either repay all outstanding Senior Debt that is governed by agreements that would prevent Casella from complying with such “Change of Control” provisions, or obtain the requisite consents, if any, under all such agreements governing such outstanding Senior Debt to permit the repurchase of 2019 notes required by this covenant. Casella will publicly announce the results of the Change of Control Offer as soon as practicable after the Change of Control Payment Date.

Casella will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the 2019 notes indenture applicable to a Change of Control Offer made by Casella and purchases all 2019 notes validly tendered and not withdrawn under such Change of Control Offer.

Notwithstanding the foregoing, Casella shall not be required to make a Change of Control Offer, as provided above, if, in connection with or in contemplation of any Change of Control, it or a third party has made an offer to purchase (an “Alternate Offer”) any and all 2019 notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all 2019 notes properly tendered in accordance with the terms of such Alternate Offer. The Alternate Offer shall remain, if commenced prior to the Change of Control, open for acceptance until the consummation of the Change of Control, must permit Holders to withdraw any tenders of 2019 notes made into the Alternate Offer until the final expiration or consummation thereof and must comply with all the other provisions applicable to the Change of Control Offer.

Casella will comply, and will cause any third party making a Change of Control Offer or an Alternate Offer to comply, with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with a Change of Control Offer or an Alternate Offer. To the extent the provisions of any applicable securities laws or regulations conflict with the provisions of the 2019 notes indenture relating to a Change of Control Offer, Casella will not be deemed to have breached its obligations under the 2019 notes indenture by virtue of complying with such laws or regulations.

The occurrence of a Change of Control would constitute an event of default under Casella’s Senior Credit Facility. In addition, the Senior Credit Facility prohibits Casella from purchasing any 2019 notes, subject to the terms and conditions of the applicable agreements, and the agreements governing any future Senior Debt may prohibit Casella from purchasing any 2019 notes, subject to the terms and conditions of the applicable agreements, and may also provide that certain change of control events with respect to Casella would constitute a default under such agreements. In the event a Change of Control occurs at a time when Casella is prohibited from purchasing notes as required under the 2019 notes indenture, Casella could seek the consent of the holders of any applicable Senior Debt to the purchase of 2019 notes or could attempt to refinance the Senior Debt that contains such prohibition. If Casella does not obtain such a consent or repay such Senior Debt, Casella will remain prohibited from purchasing 2019 notes. In such a case, Casella’s failure to purchase 2019 notes as required by the 2019 notes indenture would constitute an Event of Default with respect to the 2019 notes which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the 2019 notes indenture would likely restrict payments to the Holders of 2019 notes.

If a Change of Control were to occur, there can be no assurance that Casella would have sufficient funds to pay the purchase price for all 2019 notes and amounts due under other Indebtedness that Casella may be required to repurchase or repay or that Casella or the other Guarantors would be able to make such payments. In the event that Casella were required to purchase outstanding notes pursuant to a Change of Control Offer, Casella expects that it would need to seek third party financing to the extent it does not have available funds to enable Casella to meet its purchase obligations. However, there can be no assurance that Casella would be able to obtain such financing.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of Casella and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of 2019 notes to require Casella to repurchase such 2019 notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Casella and its Subsidiaries taken as a whole may be uncertain.

The provisions described above that require Casella to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the 2019 notes indenture are applicable. Except as described above with respect to a Change of Control, the 2019 notes indenture does not contain provisions that permit the Holders of the notes to require that Casella repurchase or redeem the 2019 notes in the event of a takeover, recapitalization or similar transaction.

Asset Sales. Casella will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

•	Casella or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by Casella) of the assets or Equity Interests issued, sold or otherwise disposed of; and

•	at least 75% of the consideration therefor received by Casella or such Restricted Subsidiary is in the form of cash or Cash Equivalents and is received at the time of such Asset Sale.

For purposes of the last bullet in the preceding paragraph, each of the following shall be deemed to be cash:

(a)	the amount of any liabilities shown on Casella’s or such Restricted Subsidiary’s most recent balance sheet (other than contingent liabilities and liabilities that are by their terms subordinated to the 2019 notes or any Subsidiary Guarantee) that are assumed by another Person and from which Casella and its Restricted Subsidiaries are released from further liability;

(b)	any securities, 2019 notes or other obligations received by Casella or any such Restricted Subsidiary from such transferee that are promptly (subject to ordinary settlement periods) converted by Casella or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion); and

(c)	the fair market value (as determined in good faith by the Board of Directors of Casella) of any Replacement Assets received.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Casella may apply such Net Proceeds at its option:

(a)	to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to permanently reduce a corresponding amount of commitments with respect thereto;

(b)	to make an investment in or expenditures for assets (excluding securities other than Capital Stock of any Person that (A) is or becomes a Guarantor or (B) is merged, consolidated or amalgamated with or into, or transfers all or substantially all of its assets to, or is liquidated into, Casella or any Guarantor) that replace the assets that were the subject of the Asset Sale or that will be used in the Permitted Business (“Replacement Assets”); and/or

(c)	to redeem 2019 notes pursuant to any of the provisions of the 2019 notes indenture described under the caption “—Additional 7.75% Senior Subordinated Notes due 2019—Optional Redemption.”

Pending the final application of any such Net Proceeds, Casella may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the 2019 notes indenture.

Any Net Proceeds from Asset Sales that are not applied as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, Casella will make an offer to

•	all Holders of 2019 notes; and

•	all holders of other Indebtedness that ranks pari passu with the 2019 notes containing provisions similar to those set forth in the 2019 notes indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (“Pari Passu Debt”), in each case, to purchase (an “Asset Sale Offer”) the maximum principal amount of 2019 notes or 2019 notes and such Pari Passu Debt, as the case may be, that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to (i) 100% of the principal amount of 2019 notes purchased or (ii) 100% of the principal amount of 2019 notes purchased and 100% of the principal amount (or accreted value) of such Pari Passu Debt purchased, in each case, plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If the aggregate principal amount of 2019 notes and such Pari Passu Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the 2019 notes and such Pari Passu Debt, as the case may be, to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. Accordingly, if any Excess Proceeds remain after consummation of an Asset Sale Offer, Casella may use such Excess Proceeds for any purpose not otherwise prohibited by the 2019 notes indenture.

When any non-cash consideration received by Casella or any of its Restricted Subsidiaries in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash or Cash Equivalents, such cash and Cash Equivalents must be applied in accordance with this covenant.

Casella will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with an Asset Sale Offer. To the extent the provisions of any applicable securities laws or regulations conflict with the provisions of the 2019 notes indenture relating to an Asset Sale Offer, Casella will not be deemed to have breached its obligations under the 2019 notes indenture by virtue of complying with such laws or regulations.

The Senior Credit Facility currently prohibits Casella from purchasing any 2019 notes, subject to the terms and conditions of the applicable agreements. In addition, the agreements governing any future Senior Debt may prohibit Casella from purchasing any 2019 notes. In the event the 2019 notes indenture requires Casella to make an Asset Sale Offer at a time when Casella is prohibited from purchasing 2019 notes, Casella could seek the consent of its senior debt holders to the purchase of 2019 notes, use the proceeds of the Asset Sale to pay down such Senior Debt, or attempt to refinance Senior Debt that contain such prohibitions. If Casella does not obtain such consents or repay or refinance such Senior Debt, Casella would remain prohibited from purchasing 2019 notes. In such case, Casella’s failure to purchase 2019 notes when required by the 2019 notes indenture would constitute an Event of Default under the 2019 notes indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the 2019 notes indenture would likely restrict payments to the Holders of 2019 notes.

Certain Covenants. Set forth below are summaries of certain covenants contained in the 2019 notes indenture.

Restricted Payments. Casella will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a)	declare or pay any dividend or make any other payment or distribution on account of Casella’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Casella or any of its Restricted Subsidiaries) or to the direct or indirect holders of Casella’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable solely in Qualified Capital Stock or dividends or distributions payable to Casella or any of its Restricted Subsidiaries);

(b)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Casella or any of its Restricted Subsidiaries) any Equity Interests of Casella or any direct or indirect parent of Casella or any Restricted Subsidiary of Casella (other than any such Equity Interests owned by Casella or any of its Restricted Subsidiaries);

(c)	make any payment on or with respect to, or purchase, redeem, prepay, decrease, defease or otherwise acquire or retire for value, any Indebtedness that is expressly subordinated in right of payment to the 2019 notes or any Subsidiary Guarantee, except (x) any payment of interest or principal at the Stated Maturity thereof, (y) any payment made with Qualified Capital Stock and (z) any payment made to Casella or any of its Restricted Subsidiaries; or

(d)	make any Restricted Investment

(all such payments and other actions set forth in clauses (a) through (d) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default has occurred and is continuing or would occur as a consequence thereof;

(2)	Casella would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable Four Quarter Period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Casella and its Restricted Subsidiaries after the date of the 2019 notes indenture (excluding Restricted Payments permitted by clauses (2), (3), (4) (only to the extent payable to Casella or any of its Restricted Subsidiaries), (5) and (7) of the next succeeding paragraph), is less than the sum (the “Basket”), without duplication, of

(i)	50% of the Consolidated Net Income of Casella for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of Casella’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(ii)	100% of the aggregate net cash proceeds received by Casella since the Issue Date from the issuance and sale of Qualified Capital Stock or from the issuance and sale of convertible or exchangeable Disqualified Capital Stock or Indebtedness of Casella or any of its Restricted Subsidiaries that has been converted into or exchanged for Qualified Capital Stock (other than any issuance and sale to a Subsidiary of Casella), less the amount of any cash, or the fair market value of any other assets, distributed by Casella or any of its Restricted Subsidiaries upon such conversion or exchange (other than to Casella or any of its Restricted Subsidiaries); plus

(iii)	to the extent not otherwise included in the calculation of Consolidated Net Income for purposes of clause (i) above, 100% of (x) any amount received in cash by Casella or any of its Restricted Subsidiaries as dividends, distributions or return of capital from, or payment of interest or principal on any loan or advance to, and (y) the aggregate net cash proceeds received by Casella or any of its Restricted Subsidiaries upon the sale or other disposition of, the investee (other than an Unrestricted Subsidiary of Casella) of any Investment made by Casella and its Restricted Subsidiaries since the Issue Date; provided that the foregoing sum shall not exceed, in the case of any investee, the aggregate amount of Investments previously made (and treated as a Restricted Payment) by Casella or any of its Restricted Subsidiaries in such investee subsequent to the Issue Date; plus

(iv)	to the extent not otherwise included in the calculation of Consolidated Net Income for purposes of clause (i) above, 100% of (x) any amount received in cash by Casella or any of its Restricted Subsidiaries as dividends, distributions or return of capital from, or payment of interest or principal on any loan or advance to, or upon the sale or other disposition of the Capital Stock of, an Unrestricted Subsidiary of Casella and (y) the fair market value of the net assets of an Unrestricted Subsidiary of Casella, at the time such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary or is merged, consolidated or amalgamated with or into, or is liquidated into, Casella or any of its Restricted Subsidiaries, multiplied by Casella’s proportionate interest in such Subsidiary; provided that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the aggregate amount of Investments previously made (and treated as a Restricted Payment) by Casella or any of its Restricted Subsidiaries in such Unrestricted Subsidiary subsequent to the Issue Date; plus

(v)	to the extent not otherwise included in the calculation of Consolidated Net Income for purposes of clause (i) above, 100% of the amount of any Investment made (and treated as a Restricted Payment) since the Issue Date in a Person that subsequently becomes a Restricted Subsidiary of Casella.

The preceding provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the 2019 notes indenture;

(2)	the redemption, repurchase, retirement, defeasance or other acquisition of (A) any Indebtedness of Casella or any Guarantor that is expressly subordinated in right of payment to the 2019 notes or any Subsidiary Guarantee or (B) any Equity Interests of Casella or any of its Restricted Subsidiaries in exchange for, or out of the net cash proceeds of the substantially concurrent issuance and sale (other than to a Subsidiary of Casella) of, Qualified Capital Stock; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall not increase the Basket;

(3)	the redemption, repurchase, retirement, defeasance or other acquisition of Indebtedness of Casella or any Guarantor which is expressly subordinated in right of payment to the notes or any Subsidiary Guarantee with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)	the payment of any dividend or other distribution by a Restricted Subsidiary of Casella in respect of any class or series of securities of such Restricted Subsidiary so long as Casella or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(5)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof;

(6)	as long as no Default has occurred and is continuing or would be caused thereby, the redemption, repurchase or other acquisition of Equity Interests constituting restricted stock repurchased from an employee of Casella or any of its Restricted Subsidiaries in connection with the termination of employment of such employee, in an amount not to exceed the net cash proceeds received from such terminated employee upon issuance of such Equity Interests; and

(7)	Restricted Payments not to exceed $10.0 million in the aggregate since the Issue Date.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Casella or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities (other than cash) having a fair market value in excess of $5.0 million that are required to be valued by this covenant shall be determined in good faith by the Board of Directors, whose resolution with respect thereto shall be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, Casella shall deliver to the trustee an Officer’s Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the 2019 notes indenture.

In determining whether any Restricted Payment is permitted by the foregoing covenant, Casella may allocate or reallocate all or any portion of such Restricted Payment between clauses (6) and (7) of the second paragraph of this “—Restricted Payments” covenant or between such clauses and the Basket; provided that at the time of such allocation or reallocation, all such Restricted Payments, or allocated portions thereof, would be permitted under such provisions.

Incurrence of Indebtedness and Issuance of Preferred Stock. On or after the date of the 2019 notes indenture (i) Casella will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt), and (ii) Casella will not issue any Disqualified Capital Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided that Casella or any Guarantor may incur Indebtedness (including Acquired Debt), and Casella may issue Disqualified Capital Stock, if the Consolidated Fixed Charge Coverage Ratio is at least 2.0 to 1.0 (this proviso, the “Coverage Ratio Exception”).

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	Indebtedness and letters of credit by Casella or any Guarantor under the Senior Credit Facility (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Casella and the Guarantors thereunder) in an aggregate principal amount not to exceed $350.0 million, plus (x) the aggregate principal amount of Second Lien Notes (and any Permitted Refinancing Indebtedness in respect thereof) that have been repurchased, repaid, redeemed or otherwise satisfied from and after the Issue Date, less (y) the aggregate amount of all Net Proceeds of Asset Sales (other than (i) $123.0 million (the Net Proceeds of the FCR Disposition) and (ii) up to $75.0 million of Net Proceeds from Asset Sales of Specified Assets) applied by Casella or any of its Subsidiaries since the date of the 2019 notes indenture to repay Indebtedness under the Senior Credit Facility pursuant to clause (1) of the third paragraph under “—Repurchase at the Option of Holders—Asset Sales”;

(2)	Indebtedness under the Second Lien Notes Documents, and Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount not to exceed $180.0 million plus (x) the Available Amount less (y) the aggregate principal amount of Second Lien Notes that have been repurchased, repaid, redeemed or otherwise satisfied from and after the Issue Date (to the extent increasing the amount available under clause (1) above), at any time outstanding;

(3)	the 2019 notes issued on the Issue Date and up to the Available Amount of Additional Notes issued under the 2019 notes indenture and the Subsidiary Guarantees thereof;

(4)	(a) Capital Lease Obligations, (b) Purchase Money Obligations, and (c) industrial revenue bonds or solid waste disposal bonds issued by or at the request of Casella or any Restricted Subsidiary, and Indebtedness funded by such bonds, and Permitted Refinancing Indebtedness of any of the foregoing, in an aggregate amount under this clause (4) not to exceed $50.0 million at any time outstanding;

(5)	Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refinance, (x) Existing Indebtedness or (y) Indebtedness incurred under the Coverage Ratio Exception, clause (3) of this paragraph or this clause (5);

(6)	Indebtedness owed by Casella or any of its Restricted Subsidiaries to Casella or any of its Restricted Subsidiaries; provided that:

(i)	if Casella or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the 2019 notes, in the case of Casella, or the Subsidiary Guarantee of such Guarantor, in the case of a Guarantor;

(ii)	(x) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Casella or a Wholly Owned Restricted Subsidiary thereof and (y) any sale or other transfer of any such Indebtedness to a Person that is not either Casella or a Wholly Owned Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Casella or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	Hedging Obligations with respect to (a) interest rates on any Indebtedness that is permitted by the terms of the 2019 notes indenture to be outstanding, (b) foreign currency exchange rates, (c) prices of recycled paper, fiber, aluminum, tin, glass, rubber, plastics or other recycled products or (d) the price of fuel required for the operations of the businesses of Casella and its Restricted Subsidiaries; provided that (i) any such Hedging Obligation of the type described in clauses (b) through (d) will be permitted by this clause (7) only if it was entered into to protect Casella and its Restricted Subsidiaries from fluctuations in foreign currency exchange rates, the prices of recycled paper, fiber, aluminum, tin, glass, rubber, plastics or other recycled products or fuel covered by such agreements, as applicable, and not for speculative purposes, (ii) in the case of Hedging Obligations of the type described in clause (a) above, any such Hedging Obligations will be permitted by this clause (7) only to the extent the notional principal amount of such Hedging Obligations, when incurred, does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate and (iii) in the case of Hedging Obligations of the type described in clause (b) above, such Hedging Obligations do not increase the Indebtedness of Casella and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder.

(8)	obligations in the ordinary course of business in respect of workers’ compensation claims, self-insurance obligations, performance, surety and similar bonds and completion bonds and bid guarantees with respect to the assets or business of Casella or any of its Restricted Subsidiaries;

(9)	(x) the Guarantee by Casella or any Guarantor of Indebtedness of Casella or a Guarantor and (y) the guarantee by any Restricted Subsidiary that is not a Guarantor of Indebtedness of any other Restricted Subsidiary that is not a Guarantor; provided that, in each case, the Indebtedness being guaranteed is permitted to be incurred by another provision of the 2019 notes indenture;

(10)	indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of Casella or any of its Restricted Subsidiaries or Capital Stock of any of its Restricted Subsidiaries; provided that the maximum aggregate liability in respect of all of such obligations outstanding under this clause (10) shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Casella and its Restricted Subsidiaries in connection with such dispositions;

(11)	Acquired Debt incurred by the debtor prior to the time that the debtor thereunder was acquired by or merged into Casella or any of its Subsidiaries, or prior to the time that the related asset was acquired by Casella or any of its Subsidiaries, and was not incurred in connection with, or in contemplation of, such acquisition or merger, and Permitted Refinancing Indebtedness thereof, in an aggregate amount under this clause (11) not to exceed $15.0 million at any time outstanding;

(12)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds; provided that such Indebtedness is extinguished within five business days of incurrence; and

(13)	additional Indebtedness in an aggregate amount under this clause (13) not to exceed $20.0 million at any time outstanding (of which no more than $10.0 million may be incurred by Restricted Subsidiaries that are not Guarantors).

Notwithstanding any other provision in this covenant, the maximum amount of Indebtedness that Casella or any of its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded as a result of fluctuations in exchange rates of currencies. The outstanding principal amount of any particular Indebtedness shall be counted only once and any obligation arising under any Guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded, so long as the obligor is permitted to incur such obligation. For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the Coverage Ratio Exception, Casella will be permitted to divide and classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant (provided that all Indebtedness outstanding under the Senior Credit Facility on the Issue Date, for the avoidance of doubt only to the extent such Indebtedness is not refinanced, repaid or prepaid after the Issue Date, shall be deemed to have been incurred pursuant to clause (1) above).

No Senior Subordinated Debt. Casella will not, directly or indirectly, incur any Indebtedness that is, or purports to be, subordinate or junior in right of payment to any Senior Debt of Casella and senior in any respect in right of payment to the 2019 notes. No Guarantor will, directly or indirectly, incur any Indebtedness that is, or purports to be, subordinate or junior in right of payment to any Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor’s Subsidiary Guarantee. For purposes hereof, unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness solely because it is unsecured, and Indebtedness that is not Guaranteed by a particular Person shall not be deemed to be subordinate or junior to Indebtedness solely because it is not so Guaranteed. In addition, no Indebtedness or other obligation (including guarantees thereof) will be deemed to be subordinated in right of payment to any other Indebtedness or obligation solely by virtue of being secured by a junior priority lien or by virtue of the fact that the holders of such Indebtedness or other obligation have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them, including intercreditor agreements that contain customary provisions requiring turnover by holders of junior priority liens of proceeds of collateral in the event that the security interests in favor of the holders of the senior priority in such intended collateral are not perfected or are invalidated, and similar customary provisions protecting the holders of senior priority liens.

Liens. Casella will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except Permitted Liens, unless all payments due under the 2019 notes indenture and the 2019 notes are secured on an equal and ratable basis with the obligation so secured until such time as such is no longer secured by a Lien; provided that if such obligation is by its terms expressly subordinated to the 2019 notes or any Subsidiary Guarantee, the Lien securing such obligation shall be subordinate and junior to the Lien securing the 2019 notes and the Subsidiary Guarantees with the same relative priority as such subordinate or junior obligation shall have with respect to the 2019 notes and the Subsidiary Guarantees.

Dividend and Other Payment Restrictions Affecting Subsidiaries. Casella will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on or in respect of its Equity Interests to Casella or any of Casella’s Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Casella or any of Casella’s Restricted Subsidiaries;

(2)	make loans or advances to Casella or any of Casella’s Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to Casella or any of Casella’s Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	the Senior Credit Facility, the Second Lien Notes Documents or any Existing Indebtedness, in each case, as in effect on the date of the 2019 notes indenture and any amendments or refinancings thereof; provided that such amendments or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other restrictions than those contained in the Senior Credit Facility, the Second Lien Notes Documents or such Existing Indebtedness, as applicable, as in effect on the date of the 2019 notes indenture;

(2)	the 2019 notes indenture and the 2019 notes;

(3)	applicable law, rule, regulation or order of any governmental authority;

(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by Casella or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the 2019 notes indenture to be incurred;

(5)	customary non-assignment provisions (and sublease restrictions) in leases entered into in the ordinary course of business and consistent with past practices;

(6)	Purchase Money Obligations that impose restrictions only on the property acquired of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition; provided that such sale or disposition is made in compliance with the provisions of the 2019 notes indenture described under the caption “—Additional 7.75% Senior Subordinated Notes due 2019—Repurchase at the Option of Holders—Asset Sales”;

(8)	Permitted Refinancing Indebtedness; provided that such dividend and other restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “—Additional 7.75% Senior Subordinated Notes due 2019—Liens” that limit the right of Casella or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(10)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements (including, without limitation, agreements with respect to Restricted Subsidiaries that are not wholly owned) and other similar agreements entered into in the ordinary course of business;

(11)	customary restrictions on cash or other deposits or net worth imposed by customers or government authorities under contracts or other agreements entered into in the ordinary course of business; and

(12)	any agreement relating to a Sale and Leaseback Transaction, Purchase Money Obligation, industrial revenue bond or Capital Lease Obligation, in each case, otherwise not prohibited by the 2019 notes indenture, but only on the property subject to such transaction or lease and only to the extent that such restrictions or encumbrances are customary with respect to a Sale and Leaseback Transaction, Purchase Money Obligation, industrial revenue bond or capital lease.

Transactions with Affiliates. Casella will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”), unless:

(1)	such Affiliate Transaction is on terms that are no less favorable to Casella or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Casella or such Restricted Subsidiary with an unrelated Person; and

(2)	Casella delivers to the Trustee:

(i)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of Casella set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the Disinterested Directors of Casella, if there are any such Disinterested Directors; and

(ii)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, or in excess of $5.0 million if such transaction has not been approved by a majority of the Disinterested Directors or if at such time there are no Disinterested Directors, an opinion as to the fairness of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	transactions exclusively between or among Casella and/or one or more of its Restricted Subsidiaries; provided, in each case, such transaction is not otherwise prohibited by the 2019 notes indenture and that no Affiliate of Casella (other than a Restricted Subsidiary) owns any Equity Interests in any Restricted Subsidiary that is a party to such transaction;

(2)	any agreement in effect on the Issue Date as in effect on the Issue Date or as thereafter amended in a manner which is, taken as a whole, in the good faith judgment of the Board of Directors of Casella not materially less favorable to Casella or such Restricted Subsidiary than the original agreement as in effect on the Issue Date;

(3)	any employment, compensation, benefit or indemnity agreements, arrangements or plans in respect of any officer, director, employee or consultant of Casella or any of its Restricted Subsidiaries entered into in the ordinary course of business and approved by the Board of Directors of Casella or an authorized committee thereof;

(4)	loans and advances permitted by clause (6) of the definition of “Permitted Investments”;

(5)	transactions between Casella or any of its Restricted Subsidiaries on the one hand and any Person that is not a Subsidiary of Casella on the other hand; provided, in each case, that (i) such transaction (a) is on terms that are no less favorable to Casella or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Casella or such Restricted Subsidiary with an unrelated Person and (b) is not otherwise prohibited by the 2019 notes indenture and (ii) that no Affiliate of Casella (other than a Restricted Subsidiary) owns any Equity Interests in any Person that is a party to such transaction;

(6)	the issuance and sale of Qualified Capital Stock; and

(7)	Restricted Payments (other than Investments) that are permitted by the provisions of the 2019 notes indenture described under the caption “—Additional 7.75% Senior Subordinated Notes due 2019—Restricted Payments.”

Additional Subsidiary Guarantees. If any Restricted Subsidiary (i) becomes a guarantor, borrower and/or issuer in respect of the Senior Credit Facility or the Second Lien Notes or (ii) if the Senior Credit Facility has been terminated, becomes a guarantor of any other issue of Indebtedness of $5.0 million or more in aggregate principal amount (per issue) of Casella or any of its Restricted Subsidiaries (other than any Restricted Subsidiary of such Restricted Subsidiary), then that Restricted Subsidiary must become a Guarantor and shall, concurrently with the Guarantee of such Indebtedness:

(1)	execute and deliver to the trustee a supplemental indenture in form reasonably satisfactory to the trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of Casella’s obligations under the notes and the 2019 notes indenture on the terms set forth in the notes indenture; and

(2)	deliver to the trustee an Opinion of Counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a valid and legally binding and enforceable obligation of such Restricted Subsidiary, subject to customary exceptions.

Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the 2019 notes indenture.

Notwithstanding the preceding paragraph, any Subsidiary Guarantee provides by its terms that it will be automatically and unconditionally released and discharged under the circumstances described above under the caption “—Additional 7.75% Senior Subordinated Notes due 2019—Subsidiary Guarantees.” The form of the Subsidiary Guarantee will be attached as an exhibit to the notes indenture.

Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of Casella may designate (a “Designation”) any Restricted Subsidiary to be an Unrestricted Subsidiary if such Designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by Casella and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such Designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Additional 7.75% Senior Subordinated Notes due 2019—Restricted Payments” or for Permitted Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such Designation in accordance with the provisions of the second to last paragraph under “—Additional 7.75% Senior Subordinated Notes due 2019—Restricted Payments.” Such Designation will be permitted only if such Investment would be a Permitted Investment or otherwise would at the time of such Designation not be prohibited under provisions of the 2019 notes indenture described under the caption “—Additional 7.75% Senior Subordinated Notes due 2019—Restricted Payments.”

The Board of Directors of Casella may revoke any Designation of a Subsidiary of Casella as an Unrestricted Subsidiary (a “Revocation”); provided that

(1)	no Default exists at the time of or after giving effect to such Revocation; and

(2)	all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such Revocation would, if incurred at such time, have been permitted to be incurred (and shall be deemed to have been incurred) for all purposes of the notes indenture.

Any such Designation or Revocation by the Board of Directors of Casella after the Issue Date shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of Casella giving effect to such Designation or Revocation and an Officer’s Certificate certifying that such Designation or Revocation complied with the foregoing provisions.

Business Activities. Casella will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses.

Payments for Consent. Casella will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the 2019 notes indenture or the 2019 notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Reports. Whether or not required by the SEC, so long as any notes are outstanding, Casella will furnish to the Holders of 2019 notes, within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Casella were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Casella’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Casella were required to file such reports;

provided that any such above information or reports filed with the Interactive Data Electronic Applications (IDEA) system of the SEC (or successor system) and available publicly on the Internet shall be deemed to be furnished to the Holders of 2019 notes.

Also, Casella has agreed that, for so long as any 2019 notes remain outstanding, Casella will furnish to the Holders of 2019 notes, in each quarterly and annual report, the dollar amount of debt of Casella that would serve as the threshold for evaluating any entity that is a beneficial holder’s compliance with the first paragraph under “Limitation on Ownership of Notes.”

If Casella has designated any of its Subsidiaries as Unrestricted Subsidiaries, and the Unrestricted Subsidiaries taken as a whole account for at least 5.0% of the Consolidated EBITDA (calculated for Casella and its Subsidiaries, not just Restricted Subsidiaries) for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available, of Casella and its Subsidiaries, taken as a whole, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Casella and its Restricted Subsidiaries separate from the financial condition and results of operations of Casella’s Unrestricted Subsidiaries.

In addition, whether or not required by the SEC, Casella will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. Casella agrees that it will not take any action for the purpose of causing the SEC not to accept such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, Casella will post the reports specified in the preceding sentence on its website within the time periods that would apply if Casella were required to file those reports with the SEC.

Casella and the Guarantors have agreed that, for so long as any notes remain outstanding, Casella and the Guarantors will furnish to Holders of 2019 notes and securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Merger, Consolidation, or Sale of Assets.

(1)	Casella may not, directly or indirectly: (A) consolidate or merge with or into another Person (whether or not Casella is the surviving corporation); or (B) sell, assign, lease, transfer, convey or otherwise dispose of all or substantially all of Casella’s properties or assets (determined on a consolidated basis for Casella and its Restricted Subsidiaries), in one or more related transactions, to another Person, unless:

(i)	either: (A) Casella is the surviving corporation; or (B) the Person formed by or surviving any such consolidation or merger (if other than Casella) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (the “Surviving Person”) is a corporation organized under the laws of the United States, any State thereof or the District of Columbia;

(ii)	the Surviving Person assumes all the obligations of Casella under the 2019 notes, the 2019 notes indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(iii)	immediately after such transaction no Default exists (including, without limitation, after giving effect to any Indebtedness or Liens incurred, assumed or granted in connection with or in respect of such transaction); and

(iv)	immediately after such transaction Casella or the Surviving Person will be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception.

The foregoing clauses (iii) and (iv) shall not apply to (a) a merger or consolidation of any Restricted Subsidiary with or into Casella or (b) a transaction solely for the purpose of and with the effect of reincorporating Casella in another jurisdiction and/or forming a holding company to hold all of the Capital Stock of Casella or forming an intermediate holding company to hold all of the Capital Stock of Casella’s Subsidiaries.

In the event of any transaction described in and complying with the conditions listed in the preceding paragraph in which Casella is not the continuing corporation, the successor Person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, Casella and Casella will be discharged from all obligations and covenants under the 2019 notes indenture and the 2019 notes.

(2)	No Guarantor may, and Casella will not cause or permit any Guarantor to, consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person unless:

(i)	immediately after such transaction, no Default exists (including, without limitation, after giving effect to any Indebtedness or Liens incurred, assumed or granted in connection with or in respect of such transaction); and

(ii)	the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor under its Subsidiary Guarantee, the 2019 notes indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the trustee.

The requirements of this clause (2) shall not apply to (a) a consolidation or merger of any Guarantor with or into Casella or any other Guarantor so long as Casella or a Guarantor survives such consolidation or merger or (b) the sale by consolidation or merger of a Guarantor, which sale is covered by and complies with the provisions of the 2019 notes indenture described under “—Additional 7.75% Senior Subordinated Notes due 2019—Repurchase at the Option of Holders—Asset Sales.”

(3)	Casella will deliver to the trustee prior to the consummation of each proposed transaction an Officer’s Certificate certifying that the conditions set forth above are satisfied and an Opinion of Counsel, which opinion may contain customary exceptions and qualifications, that the proposed transaction and the supplemental indenture, if any, comply with the 2019 notes indenture.

Events of Default and Remedies. Each of the following is an “Event of Default”:

(1)	default for a continued period of 30 days in the payment when due of interest on the 2019 notes, whether or not prohibited by the subordination provisions of the 2019 notes indenture;

(2)	default in payment when due of the principal of or premium, if any, on the 2019 notes, whether or not prohibited by the subordination provisions of the 2019 notes indenture;

(3)	failure by Casella or any of its Subsidiaries to comply with the provisions described under the captions “—Additional 7.75% Senior Subordinated Notes due 2019—Repurchase at the Option of Holders—Change of Control” or “—Additional 7.75% Senior Subordinated Notes due 2019—Repurchase at the Option of Holders—Asset Sales”;

(4)	failure by Casella or any of its Restricted Subsidiaries to comply with any of the other agreements or covenants in the 2019 notes indenture or the 2019 notes for 60 days after delivery of written notice of such failure to comply by the trustee or Holders of not less than 25% of the principal amount of the 2019 notes then outstanding;

(5)	default by Casella or any of its Restricted Subsidiaries under any mortgage, the 2019 notes indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness whether such Indebtedness now exists or is created after the date of the 2019 notes indenture, if that default:

(i)	is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the applicable grace period (a “Payment Default”); or

(ii)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6)	failure by Casella or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7)	except as permitted by the 2019 notes indenture, any Subsidiary Guarantee of any Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee;

(8)	a court having jurisdiction in the premises enters (A) a decree or order for relief in respect of Casella or any of its Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging Casella or any of its Significant Subsidiaries a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Casella or any of its Significant Subsidiaries under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Casella or any of its Significant Subsidiaries or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order of the type in clause (A) or (B) above remains unstayed and in effect for a period of 60 consecutive days; or

(9)	Casella or any of its Significant Subsidiaries:

(i)	commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent;

(ii)	consents to the entry of a decree or order for relief in respect of Casella or any of its Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against Casella or any of its Significant Subsidiaries;

(iii)	files a petition, as debtor, or answer or consent seeking reorganization or relief under any applicable federal or state law;

(iv)	consents to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of Casella or any of its Significant Subsidiaries or of any substantial part of its property;

(v)	makes an assignment for the benefit of creditors; or

(vi)	admits in writing its inability to pay its debts generally as they become due.

In the case of an Event of Default under clause (8) or (9) with respect to Casella or any Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the 2019 notes to be due and payable immediately.

Holders of the 2019 notes may not enforce the 2019 notes indenture or the 2019 notes except as provided in the 2019 notes indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding 2019 notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the 2019 notes notice of any continuing Default (except a Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the 2019 notes then outstanding by notice to the trustee may on behalf of the Holders of all of the 2019 notes waive any existing Default and its consequences under the 2019 notes indenture except a continuing Default in the payment of interest on, or the principal or premium of, the 2019 notes.

Casella is required to deliver to the trustee annually a statement regarding compliance with the 2019 notes indenture. Upon becoming aware of any Default, Casella is required to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Casella or any Guarantor, as such, shall have any liability for any obligations of Casella or the Guarantors under the 2019 notes, the 2019 notes indenture, the Guarantors’ Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of 2019 notes by accepting a 2019 note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the 2019 notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance. Casella may, at its option and at any time, elect to have all of its Obligations discharged with respect to the outstanding notes and the notes indenture, and all Obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding 2019 notes to receive payments in respect of the principal of, premium, if any, and interest on such 2019 notes when such payments are due from the trust referred to below;

(2)	Casella’s obligations with respect to the 2019 notes concerning issuing temporary 2019 notes, registration of 2019 notes, mutilated, destroyed, lost or stolen 2019 notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and Casella’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the 2019 notes indenture.

In addition, Casella may, at its option and at any time, elect to have the obligations of Casella and the Guarantors released with respect to certain covenants that are described in the 2019 notes indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default with respect to the 2019 notes. In the event Covenant Defeasance occurs, (i) any event described in clauses (3), (4), (5), (6) or (7) of the definition of “Event of Default” will no longer constitute an Event of Default with respect to the 2019 notes and (ii) any event described in clauses (1), (2), (8) or (9) of the definition of “Event of Default” will continue to constitute an Event of Default with respect to the 2019 notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	Casella must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the 2019 notes, cash in U.S. dollars, non-callable government securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding 2019 notes on the Stated Maturity or on the applicable redemption date, as the case may be, and Casella must specify whether the 2019 notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, Casella shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that (A) Casella has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the 2019 notes indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding 2019 notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, Casella shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding 2019 notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default shall have occurred and be continuing either: (A) on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit), or (B) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; provided that such Legal Defeasance or Covenant Defeasance, as the case may be, shall be deemed to have occurred on the date of such deposit, subject to an Event of Default from bankruptcy or insolvency within such 91-day period;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the 2019 notes indenture) to which Casella or any of its Restricted Subsidiaries is a party or by which Casella or any of its Restricted Subsidiaries is bound;

(6)	Casella must deliver to the trustee an Officer’s Certificate stating that the deposit was not made by Casella with the intent of preferring the Holders of 2019 notes over the other creditors of Casella with the intent of defeating, hindering, delaying or defrauding creditors of Casella or others; and

(7)	Casella must deliver to the trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver. Casella and the Guarantors, when authorized by board resolutions, and the Trustee may enter into one or more supplemental indentures to amend the 2019 notes indenture or the 2019 notes with the written consent of Holders of a majority of the principal amount of the then outstanding 2019 notes. The Holders of a majority in principal amount of then outstanding 2019 notes may waive any existing Default or compliance with any provision of the 2019 notes indenture or the 2019 notes without prior notice to any holder of 2019 notes.

Notwithstanding the foregoing, without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1)	reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change or have the effect of changing the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions of the notes indenture described above under the caption “—Additional 7.75% Senior Subordinated Notes due 2019—Repurchase at the Option of Holders,” subject to clause (9) below);

(3)	reduce the rate of or change the time for payment of interest on any 2019 note;

(4)	waive an uncured Default in the payment of principal of or premium, if any, or interest on the 2019 notes (except a rescission of acceleration of the 2019 notes by the Holders of at least a majority in aggregate principal amount of the 2019 notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any 2019 note payable in money other than that stated in the 2019 notes;

(6)	impair or affect the right of any Holder of notes to receive payment of principal of and interest on the 2019 notes on or after the due dates therefor or to institute suit for payment for the enforcement of any such payment on or after the due dates therefor, or make any changes in the provisions of the 2019 notes indenture permitting Holders of a majority in principal amount of 2019 notes to waive any past Default and its consequences;

(7)	waive a redemption payment with respect to any 2019 note (other than a payment required by one of the provisions of the 2019 notes indenture described above under the caption “—Additional 7.75% Senior Subordinated Notes due 2019—Repurchase at the Option of Holders,” subject to clause (9) below);

(8)	release any Guarantor from any of its obligations under its Subsidiary Guarantee or the 2019 notes indenture otherwise than in accordance with the terms of the 2019 notes indenture;

(9)	in the event that a Change of Control has occurred or an Asset Sale has been consummated, amend, change or modify in any material respect the obligation of Casella to make and consummate a Change of Control Offer or make and consummate an Asset Sale Offer with respect to such Change of Control or Asset Sale;

(10)	make any change to the provisions of the 2019 notes indenture relating to subordination (including the related definitions) that adversely affects the rights of the Holders of the 2019 notes; or

(11)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of or prior notice to any Holder of notes, Casella and the trustee may amend or supplement the 2019 notes indenture or the 2019 notes:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated 2019 notes in addition to or in place of certificated 2019 notes;

(3)	to provide for the assumption of Casella’s obligations to Holders of 2019 notes in the case of a merger or consolidation or sale of all or substantially all of Casella’s assets;

(4)	to make any change that would provide any additional rights or benefits to the Holders of 2019 notes or that does not adversely affect the legal rights under the 2019 notes indenture of any Holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the 2019 notes indenture under the Trust Indenture Act; or

(6)	to evidence and provide for the acceptance of appointment under the 2019 notes indenture by a successor or replacement trustee.

The consent of Holders of the notes is not necessary under the 2019 notes indenture to approve the particular form of any proposed amendment; it is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the 2019 notes indenture becomes effective, Casella is required to mail to the respective Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No amendment of, or supplement or waiver to, the 2019 notes indenture shall adversely affect the rights of any holder of Senior Debt under the subordination provisions of the 2019 notes indenture without the consent of such holder or its Representative.

Limitation on Ownership of Notes. The 2019 notes indenture requires that each entity that is a beneficial holder of 2019 notes not knowingly acquire 2019 notes such that, after giving effect thereto, such entity owns

10% or more of the consolidated debt of Casella for which relevant subsidiaries of Casella are obligated (and to dispose of 2019 notes or other debt of Casella to the extent such entity becomes aware of exceeding such threshold), if such ownership would require consent of any regulatory authority under applicable law or regulation governing solid waste operators and such consent has not been obtained.

Casella and each Guarantor will use commercially reasonable efforts to obtain the consent, permit modification, exemption or other relief necessary for any entity that is a beneficial holder or potential beneficial holder of 2019 notes to exceed any applicable debt ownership level under any applicable law or regulation promptly following written request by such entity that is a beneficial holder or potential beneficial holder (provided that such entity that is a beneficial holder or potential beneficial holder would qualify as an eligible or suitable holder under such law or regulation); provided, however, that nothing in this paragraph shall affect the provisions of the prior paragraph requiring a beneficial holder to dispose of notes or other debt if such consent has not been obtained and the failure to have such consent would constitute a violation of applicable law or regulation.

Governing Law. The 2019 notes indenture, the notes and the Subsidiary Guarantees are governed by the laws of the State of New York.

Concerning the Trustee. If the trustee becomes a creditor of Casella or any Guarantor, the 2019 notes indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding 2019 notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The 2019 notes indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the 2019 notes indenture at the request of any Holder of notes, unless such Holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions. Set forth below are certain defined terms used in the 2019 notes indenture. Reference is made to the 2019 notes indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person or which is assumed by such specified Person at the time such specified Person acquires the assets of such other Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or selling its assets to, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“amend” means amend, modify, supplement, restate or amend and restate, including successively; and “amending” and “amended” have correlative meanings.

“asset” means any asset or property, whether real, personal or other, tangible or intangible.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets, other than sales of inventory in the ordinary course of business consistent with past practices (such inventory to include solid waste, recyclables and other by-products of the wastestream collected by Casella and its Restricted Subsidiaries and sold to, or disposed of with, third parties in the ordinary course of business consistent with past practices); and

(2)	the issuance of Equity Interests by any of Casella’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries or the sale of Equity Interests held by Casella or its Restricted Subsidiaries in any of its Unrestricted Subsidiaries.

Notwithstanding the preceding, the following shall not be deemed to be Asset Sales:

(1)	any single transaction or series of related transactions that (A) involves assets having a fair market value of less than $5.0 million or (B) results in net proceeds to Casella and its Restricted Subsidiaries of less than $5.0 million;

(2)	a transfer of assets between or among Casella and/or one or more of its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by, or a transfer of Equity Interests in, a Restricted Subsidiary to Casella or to another Restricted Subsidiary;

(4)	[reserved];

(5)	disposals or replacements in the ordinary course of business of equipment that has become worn-out, obsolete or damaged or otherwise unsuitable for use in connection with the business of Casella and its Restricted Subsidiaries;

(6)	the sale or disposition of cash or Cash Equivalents;

(7)	the release, surrender or waiver of contract, tort or other claims of any kind as a result of the settlement of any litigation or threatened litigation;

(8)	the granting or existence of Liens (and foreclosure thereon) not prohibited by the 2019 notes indenture; and

(9)	a Restricted Payment or a Permitted Investment that is not prohibited by the covenant described above under the caption “—Additional 7.75% Senior Subordinated Notes due 2019—Certain Covenants—Restricted Payments.”

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Available Amount” means $50.0 million minus, with respect to each of clauses (2) and (3) of the definition of “Permitted Debt”, the amount incurred from the Available Amount under the other such clause.

“Basket” has the meaning ascribed to such term in clause (3) of the first paragraph of the “Restricted Payments” covenant.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Board of Directors” means (1) in the case of a corporation, the board of directors and (2) in all other cases, a body performing substantially similar functions as a board of directors.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Casella” means Casella Waste Systems, Inc., a Delaware corporation.

“Cash Equivalents” means:

(1)	a marketable obligation, maturing within one year after issuance thereof, issued, guaranteed or insured by the government of the United States of America or an instrumentality or agency thereof;

(2)	demand deposits, certificates of deposit, eurodollar time deposits, banker’s acceptances, in each case, maturing within one year after issuance thereof, and overnight bank deposits, in each case, issued by any lender under the Senior Credit Facility, or a U.S. national or state bank or trust company or a European, Canadian or Japanese bank having capital, surplus and undivided profits of at least $500.0 million and whose long-term unsecured debt has a rating of “A” or better by S&P or A2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency (provided that the aggregate face amount of all Investments in certificates of deposit or bankers’ acceptances issued by the principal offices of or branches of such European or Japanese banks located outside the United States shall not at any time exceed 331/3% of all Investments described in this definition);

(3)	open market commercial paper, maturing within 270 days after issuance thereof, which has a rating of A-2 or better by S&P or P-2 or better by Moody’s, or the equivalent rating by any other nationally recognized rating agency;

(4)	repurchase agreements and reverse repurchase agreements with a term not in excess of one year with any financial institution which has been elected a primary government securities dealer by the Federal Reserve Board or whose securities are rated AA– or better by S&P or Aa3 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America; and

(5)	shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s or any other mutual fund at least 95% of the assets of which consist of the type specified in clauses (1) through (4) above.

“Change of Control” means the occurrence of any of the following:

(1)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the Beneficial Owner, directly or indirectly, of securities representing 50% or more of the voting power of all Voting Stock of Casella; or

(2)	Continuing Directors shall cease to constitute at least a majority of the directors constituting the Board of Directors of Casella; or

(3)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Casella and its Restricted Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act); or

(4)	Casella consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Casella, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Casella is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Casella outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Capital Stock) of the surviving or transferee Person or the parent of such surviving or transferee Person representing a majority of the voting power of all Voting Stock of such surviving or transferee Person or the parent of such surviving or transferee Person immediately after giving effect to such issuance; or

(5)	the adoption by the stockholders of Casella of a plan or proposal for the liquidation or dissolution of Casella.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of

(1)	Consolidated Net Income, and

(2)	to the extent Consolidated Net Income has been reduced thereby,

(i)	all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary gains or losses or income taxes attributable to Asset Sales and other sales or dispositions outside the ordinary course of business to the extent that gains or losses from such transactions have been excluded from the computation of Consolidated Net Income),

(ii)	Consolidated Interest Expense, and

(iii)	Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period (except to the extent such non-cash item increasing Consolidated Net Income relates to a cash benefit for any future period), all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of (1) Consolidated EBITDA of such Person during the four full fiscal quarters for which financial statements are available (the “Four Quarter Period”) ending on or prior to the Transaction Date to (2) Consolidated Fixed Charges of such Person for the Four Quarter Period.

For purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis in accordance with Regulation S-X under the Exchange Act to the incurrence, repayment or redemption of any Indebtedness of such Person or any of its Restricted Subsidiaries giving rise to the need to make such calculation and any incurrence, repayment or redemption of other Indebtedness, other than the incurrence, repayment or redemption of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and prior to the Transaction Date, as if such incurrence, repayment or redemption, as the case may be, occurred on the first day of the Four Quarter Period.

In addition, Investments (including any Designation of Unrestricted Subsidiaries), Revocations, acquisitions, dispositions, mergers and consolidations that have been made by Casella or any of its Restricted Subsidiaries during the Four Quarter Period or subsequent to the Four Quarter Period and on or prior to the Transaction Date shall be given effect on a pro forma basis in accordance with Regulation S-X under the Exchange Act, to the extent applicable, assuming that all such Investments, Revocations, acquisitions, dispositions, mergers and consolidations (and the reduction or increase of any associated Consolidated Fixed Charges, and the change in Consolidated EBITDA, resulting therefrom) had occurred on the first day of the Four Quarter Period. If, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into Casella or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, Revocation, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, Revocation, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable Four Quarter Period.

If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Indebtedness of a Person other than Casella or a Restricted Subsidiary, the preceding paragraph will give effect to the incurrence of such Guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such Guaranteed Indebtedness.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,”

(1)	interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the weighted average rate of interest during the Four Quarter Period;

(2)	if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(3)	notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the weighted average rate per annum during the Four Quarter Period resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of

(1)	Consolidated Interest Expense, plus

(2)	the amount of all dividend payments on any series of Preferred Stock of such Person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid to such Person or to a Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period (provided that dividends paid by the increase in liquidation preference, or the issuance, of Disqualified Capital Stock shall be valued at the amount of such increase in liquidation preference or the value of the liquidation preference of such issuance, as applicable).

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication,

(1)	the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without limitation,

(i)	any amortization of debt premium, discount and deferred financing costs, excluding (A) the write-off and non-cash amortization of debt premium, discount and deferred financing costs as a result of the prepayments of Indebtedness and (B) the amortization of debt premium, discount and deferred financing costs in connection with the notes, the Second Lien Notes and Permitted Refinancing Indebtedness in respect thereof, and the Senior Credit Facility;

(ii)	the net costs under Hedging Obligations;

(iii)	all capitalized interest; and

(iv)	the interest portion of any deferred payment obligation;

(2)	the interest component of Capital Lease Obligations and Attributable Debt paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; and

(3)	all interest on any Indebtedness of the type described in clause (a) or (b) of the concluding sentence of the first paragraph of the definition of “Indebtedness.”

“Consolidated Net Income” means, with respect to any Person (such Person, for purposes of this definition, the “Referent Person”), for any period, the net income (or loss) of the Referent Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded from such net income (loss), to the extent otherwise included therein, without duplication,

(1)	after-tax gains or losses on Asset Sales or other asset sales outside the ordinary course of business or abandonments or reserves relating thereto;

(2)	after-tax extraordinary gains or extraordinary losses determined in accordance with GAAP;

(3)	the net income (but not loss) of any Restricted Subsidiary of the Referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted;

(4)	the net income or loss of any Person that is not a Restricted Subsidiary of the Referent Person except to the extent of cash dividends or distributions paid to the Referent Person or to a Wholly Owned Restricted Subsidiary of the Referent Person (subject, in the case of a dividend or distribution paid to a Restricted Subsidiary, to the limitation contained in clause (3) above);

(5)	any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(6)	the net income of any Person earned prior to the date it becomes a Restricted Subsidiary of the Referent Person or is merged or consolidated with the Referent Person or any Restricted Subsidiary of the Referent Person;

(7)	in the case of a successor to the Referent Person by consolidation or merger or as a transferee of the Referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(8)	gains or losses from the cumulative effect of any change in accounting principles, methods or interpretations;

(9)	the write-off of deferred financing costs as a result of the prepayments of Indebtedness on the Issue Date described in the offering memorandum related to the 2011 private offering of the 2019 notes; and

(10)	gains or losses from the extinguishment of Indebtedness.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash charges of such Person and its Restricted Subsidiaries reducing the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (excluding any such charges to the extent requiring an accrual of or a reserve for cash charges for any future period, but not excluding non-cash charges for closure, capping or post-closure obligations with respect to any landfills to the extent such obligations are not payable prior to the maturity date of the 2019 notes).

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of Casella who:

(1)	was a member of such Board of Directors on the date of the 2019 notes indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Coverage Ratio Exception” has the meaning set forth in the first paragraph of the covenant described under the caption “—Additional 7.75% Senior Subordinated Notes due 2019—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Senior Debt” means (1) the Senior Credit Facility and all Hedging Obligations with respect thereto, (2) the obligations under the Second Lien Notes Documents and (3) any other Senior Debt permitted under the 2019 notes indenture (a) the principal amount of which is $25.0 million or more and (b) that has been designated by Casella as “Designated Senior Debt.”

“Designation” has the meaning set forth in the “—Additional 7.75% Senior Subordinated Notes due 2019—Designation of Restricted and Unrestricted Subsidiaries” covenant.

“Disinterested Director” means, with respect to any transaction or series of related transactions, a member of the Board of Directors of Casella who (1) does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions and (2) is not an Affiliate, officer, director or employee of any Person (other than Casella or any Restricted Subsidiary) who has any direct or indirect financial interest in or with respect to such transaction or series of related transactions.

“Disqualified Capital Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is

(1)	required to be redeemed or is redeemable at the option of the holder of such class or series of Capital Stock at any time on or prior to the date that is 91 days after the Stated Maturity of the principal of the notes; or

(2)	convertible into or exchangeable at the option of the holder thereof for Capital Stock referred to in clause (1) above or Indebtedness having a scheduled maturity on or prior to the date that is 91 days after the Stated Maturity of the principal of the 2019 notes.

Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Capital Stock solely because the holders of the Capital Stock have the right to require the issuer thereof to repurchase such Capital Stock upon the occurrence of a “change of control” or “asset sale” will not constitute Disqualified Capital Stock if such requirement only becomes operative after compliance with such terms applicable to the 2019 notes, including the purchase of any 2019 notes tendered pursuant thereto.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing Indebtedness” means Indebtedness of Casella and its Restricted Subsidiaries in existence on the Issue Date (after giving effect to the use of proceeds from the offering of the 2019 notes on the Issue Date as described in the offering memorandum related to the 2011 private offering of the 2019 notes under the caption “Use of Proceeds” therein) other than Indebtedness under the Senior Credit Facility, Indebtedness under the Second Lien Notes Documents and Indebtedness owed to Casella or any of its Subsidiaries, until such amounts are repaid.

“FCR Disposition” means (1) the sale of the assets and Equity Interests of FCR, LLC, Blue Mountain Recycling and their respective Subsidiaries as described under the heading “—Additional 7.75% Senior Subordinated Notes due 2019—Summary—Recent Developments—Sale of Assets” in the offering memorandum related to the 2011 private offering of the 2019 notes or (2) if the sale described in clause (1) is not consummated, any other sale of all or a portion of the companies and assets comprising the FCR operating segment and any related intellectual property to the extent that the aggregate Net Proceeds of any such sale does not exceed the amount of Net Proceeds contemplated for the sale referenced under clause (1); provided that only the amount of Net Proceeds that exceeds the amount contemplated for the sale described in clause (1) shall be deemed to be excluded from the definition of FCR Disposition.

“Foreign Subsidiary” means any Restricted Subsidiary of Casella organized under the laws of any jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Four Quarter Period” has the meaning set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, in effect on the date of the 2019 notes indenture.

“GreenFiber” means U.S. GreenFiber LLC, a Delaware limited liability company.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means:

(1)	each of the Restricted Subsidiaries of Casella that is a borrower (other than Casella) or guarantor under the Senior Credit Facility or the 2019 notes indenture governing the Second Lien Notes as of the Issue Date; and

(2)	each other Subsidiary of Casella that executes a Subsidiary Guarantee in accordance with the provisions of the 2019 notes indenture;

and their respective successors and assigns, and in each case, until such Person is released from its Subsidiary Guarantee in accordance with the provisions of the 2019 notes indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, foreign currency collar agreements, foreign currency hedging agreements or foreign currency swap agreements or other similar arrangements or agreements; and

(2)	forward contracts, commodity swap agreements, commodity option agreements or other similar agreements or arrangements.

“Holder” means the registered holder of any 2019 note.

“incur” means to directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness and “incurrence” shall have a correlative meaning. For the avoidance of doubt, the accrual of interest, accretion or amortization of original issue discount and increase in the liquidation preference of Preferred Stock in lieu of payment of cash dividends thereon shall not be an incurrence; provided, in each such case, that the amount thereof is included in Consolidated Fixed Charges of Casella as accrued in the respective period. For the avoidance of doubt, Existing Indebtedness shall be deemed to have been incurred prior to the date of the 2019 notes indenture.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(6)	representing any Hedging Obligations;

(7)	representing any Disqualified Capital Stock of such Person and any Preferred Stock issued by a Restricted Subsidiary of such Person; or

(8)	in respect of Attributable Debt,

if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations, Disqualified Capital Stock and Preferred Stock) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (a) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), and (b) to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date shall be:

(1)	the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

(2)	the maximum fixed price upon the mandatory redemption or repurchase (including upon the option of the holder), in the case of Disqualified Capital Stock of such Person;

(3)	the maximum voluntary or involuntary liquidation preferences plus accrued and unpaid dividends, in the case of Preferred Stock of a Restricted Subsidiary of such Person; and

(4)	the principal amount thereof, together with any interest thereon that is more than 30 days past due and any premium thereon if such Indebtedness is redeemable at the option of the holder at such date, in the case of any other Indebtedness.

“Insurance Subsidiary” means a Wholly Owned Restricted Subsidiary of Casella organized and operated as a captive insurance subsidiary under the laws of any State of the United States.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. “Investment” excludes (1) extensions of trade credit by Casella and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of Casella or such Restricted Subsidiary, as the case may be, and (2) any purchase, redemption or other acquisition or retirement for value of any Capital Stock of Casella or any warrants, options or other rights to purchase or acquire any such Capital Stock. If Casella or any Restricted Subsidiary of Casella sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Casella such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Casella, Casella shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption “—Additional 7.75% Senior Subordinated Notes due 2019—Certain Covenants—Restricted Payments.” The amount of any Investment shall be the original cost of such Investment, without any adjustments for increases or decreases in value, or write-ups, write downs or write-offs with respect to such Investment but less all cash distributions constituting a return of capital.

“Issue Date” means February 7, 2011, the date on which the 2019 notes were first issued.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof (other than an operating lease), any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“MERC” means Maine Energy Recovery Corporation, Limited Partnership, a limited partnership formed under the laws of Maine.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Net Proceeds” means the aggregate cash proceeds received by Casella or any of its Restricted Subsidiaries in respect of any Asset Sale, net of (1) the direct costs relating to such Asset Sale, including, without limitation, (i) legal, accounting and investment banking fees, and sales commissions, (ii) any relocation expenses incurred as a result thereof, and (iii) taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements, (2) amounts required to be applied to the repayment of Indebtedness, other than subordinated Indebtedness, secured by a Lien on the specific asset or assets that were the subject of such Asset Sale, which Lien is permitted by the 2019 notes indenture, (3) if the assets subject to such Asset Sale were financed by industrial revenue bonds or solid waste disposal bonds, amounts required to be applied to the repayment of such bonds (or to the repayment of Indebtedness funded by such bonds) with the proceeds of such disposition by the terms of such bonds or such Indebtedness and (4) appropriate amounts to be provided by Casella or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by Casella or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officer’s Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Proceeds.

“Obligations” means, with respect to any Indebtedness, the principal, premium, if any, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing such Indebtedness.

“Officer’s Certificate” means a certificate signed on behalf of Casella by any one of the following: the Chief Executive Officer, the President, the Vice President Finance, the Chief Financial Officer, Treasurer, Controller or the Secretary of Casella and delivered to the trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the trustee. The counsel may be an employee of or counsel to Casella, a Guarantor or the trustee.

“Permitted Business” means the business of Casella and its Restricted Subsidiaries conducted on the Issue Date and businesses ancillary or reasonably related thereto, which, for purposes hereof, shall include the business conducted by GreenFiber and businesses ancillary or reasonably related thereto.

“Permitted Investments” means:

(1)	any Investment in Cash Equivalents;

(2)	any Investment in Casella or any Restricted Subsidiary;

(3)	any Investment by Casella or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

(i)	such Person becomes a Restricted Subsidiary; or

(ii)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Casella or a Restricted Subsidiary;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the provisions of the 2019 notes indenture described above under the caption “—Additional 7.75% Senior Subordinated Notes due 2019—Repurchase at the Option of Holders—Asset Sales” or any transaction not constituting an Asset Sale by reason of the $5.0 million threshold contained in clause (1) of the definition thereof;

(5)	any Investment acquired in exchange for the issuance of, or acquired with the net cash proceeds of any substantially concurrent issuance and sale of, Qualified Capital Stock; provided that no such issuance or sale shall increase the Basket;

(6)	loans and advances in the ordinary course of business to employees, officers or directors of Casella or any of its Restricted Subsidiaries in an aggregate amount, when taken together with all other Investments made pursuant to this clause (6) since the date of the 2019 notes indenture, not to exceed $2.0 million at any one time outstanding;

(7)	Hedging Obligations permitted by clause (6) of the second paragraph of the covenant described under the caption “—Additional 7.75% Senior Subordinated Notes due 2019—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8)	Investments in securities of trade creditors or customers received in settlement of obligations or upon the bankruptcy or insolvency of such trade creditors or customers pursuant to any plan of reorganization or similar arrangement;

(9)	other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) since the date of the 2019 notes indenture, not exceeding $15.0 million at any one time outstanding;

(10)	Investments in an Insurance Subsidiary having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) since the date of the 2019 notes indenture, not exceeding $20.0 million at any one time outstanding; and

(11)	Investments in joint ventures engaged in a Permitted Business having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) since the date of the 2019 notes indenture, not exceeding $20.0 million at any one time outstanding.

The amount of Investments outstanding at any time pursuant to clauses (9) and (11) above shall be deemed to be reduced, without duplication:

(a)	upon the disposition or repayment of or return on any Investment made pursuant to clauses (9) or (11) above, by an amount equal to the return of capital with respect to such Investment to Casella or any of its Restricted Subsidiaries (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes;

(b)	upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the fair market value of Casella’s proportionate interest in such Subsidiary immediately following such redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clauses (9) or (11) above; and

(c)	upon the making of an Investment in a Person that was not a Restricted Subsidiary of Casella immediately prior to the making of such Investment but that subsequently becomes a Restricted Subsidiary of Casella, by an amount equal to the lesser of (x) the fair market value of Casella’s proportionate interest in such Subsidiary immediately following such redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clauses (9) or (11) above.

“Permitted Junior Securities” means: (1) Equity Interests in Casella or any Guarantor; or (2) debt securities of Casella or any Guarantor that are subordinated to all Senior Debt and any debt securities issued in a plan of reorganization in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the 2019 notes and the Subsidiary Guarantees are subordinated to Senior Debt pursuant to the 2019 notes indenture.

“Permitted Liens” means:

(1)	Liens on assets of Casella or any Guarantor to secure Senior Debt of Casella or such Guarantor;

(2)	Liens in favor of Casella or any Restricted Subsidiary;

(3)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Casella or any Restricted Subsidiary of Casella; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Casella or its Restricted Subsidiary;

(4)	Liens on property existing at the time of acquisition thereof by Casella or any Restricted Subsidiary of Casella; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets other than the property so acquired;

(5)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)	Liens to secure Indebtedness permitted by clause (4) of the second paragraph of the covenant entitled “—Additional 7.75% Senior Subordinated Notes due 2019—Incurrence of Indebtedness and Issuance of Preferred Stock;” provided that no such Liens shall extend to any asset other than the specified asset being financed and additions and improvements thereon;

(7)	Liens existing on the date of the 2019 notes indenture and continuation statements with respect to such Liens filed in accordance with the provisions of the Uniform Commercial Code or similar state commercial codes;

(8)	judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(9)	Liens securing Permitted Refinancing Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien permitted under the 2019 notes indenture and which has been incurred in accordance with the provisions of the 2019 notes indenture; provided that such Liens (a) are not materially less favorable to the Holders and are not materially more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced and (b) do not extend to or cover any property or assets of Casella or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(10)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(11)	Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(12)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(13)	Liens securing Hedging Obligations;

(14)	deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;

(15)	Liens of carriers, warehousemen, mechanics and materialmen, and other like liens incurred in the ordinary course of business;

(16)	Liens on any landfill acquired after the Issue Date securing reasonable royalty or similar payments (determined by reference to volume or weight utilized) due to the seller of such landfill as a consequence of such acquisition;

(17)	Liens securing cash management obligations of Casella and its Restricted Subsidiaries that are secured by the collateral securing the Senior Credit Facility;

(18)	other Liens incurred in the ordinary course of business of Casella or any Restricted Subsidiary of Casella with respect to obligations that do not exceed $5.0 million at any one time outstanding; and

(19)	Liens on assets of any Restricted Subsidiary that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary permitted hereunder.

“Permitted Refinancing Indebtedness” means any Indebtedness of Casella or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refinance other Indebtedness of Casella or any of its Restricted Subsidiaries; provided that:

(1)	the principal amount (or accreted value, if applicable) or liquidation preference of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus accrued interest and premium, if any, on the Indebtedness, or the liquidation preference, plus accrued dividends and premium, if any, on the Preferred Stock, so refinanced (plus the amount of reasonable expenses incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date, or mandatory redemption date, later than the final maturity date, or mandatory redemption date as applicable, of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or Preferred Stock being refinanced;

(3)

if the Indebtedness being refinanced is subordinated in right of payment to the notes, or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the 2019 notes on terms at least as favorable to the Holders of 2019 notes or the Subsidiary Guarantees, as applicable, as those contained in the documentation governing the Indebtedness being refinanced;

(4)	if the Indebtedness being refinanced ranks pari passu with the 2019 notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness ranks pari passu with, or is subordinated in right of payment to, the 2019 notes or the Subsidiary Guarantees, as applicable;

(5)	Preferred Stock shall be refinanced only with Preferred Stock; and

(6)	the obligor(s) on the Permitted Refinancing Indebtedness thereof shall include only obligor(s) on such Indebtedness being refinanced, Casella and/or one or more of the Guarantors.

“Person” means an individual, partnership, corporation, limited liability company, firm, association, joint stock company, unincorporated organization, trust, bank, trust company, land trust, business trust or other enterprise, joint venture, or a governmental agency or political subdivision thereof or other entity.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemption or upon liquidation.

“Public Equity Offering” means any underwritten public offering of common stock of Casella.

“Purchase Money Obligations” means Indebtedness of Casella or any of its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of construction or improvement, of any assets to be used in the business of Casella or such Restricted Subsidiary; provided, however, that (1) the aggregate amount of such Indebtedness shall not exceed such purchase price or cost, (2) such Indebtedness shall be incurred no later than 180 days after the acquisition of such assets or such construction or improvement and (3) such Indebtedness shall not be secured by any assets of Casella or any of its Restricted Subsidiaries other than the assets so acquired, constructed or improved.

“Qualified Capital Stock” means any Capital Stock of Casella that is not Disqualified Capital Stock.

“refinance” means to extend, refinance, renew, replace, defease or refund, including successively; and “refinancing” and “refinanced” shall have correlative meanings.

“Registration Rights Agreement” means (1) the registration rights agreement dated as of the Issue Date among Casella, the Guarantors and the initial purchasers of the 2019 notes issued on the Issue Date and (2) any other registration rights agreement entered into in connection with an issuance of Additional Notes in a private offering after the Issue Date.

“Replacement Asset” has the meaning set forth in the “—Additional 7.75% Senior Subordinated Notes due 2019—Repurchase at the Option of Holders—Asset Sales” covenant.

“Representative” means the notes indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Revocation” has the meaning set forth in the “—Additional 7.75% Senior Subordinated Notes due 2019—Designation of Restricted and Unrestricted Subsidiaries” covenant.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Sale and Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby Casella or a Restricted Subsidiary of Casella transfers such property to a Person and Casella or a Restricted Subsidiary of Casella leases it from such Person.

“SEC” means the Securities and Exchange Commission.

“Second Lien Notes” means Casella’s 11.0% Senior Second Lien Notes due 2014 issued under the Second Lien Notes Documents.

“Second Lien Notes Documents” means that certain indenture dated as of July 9, 2009 by and among Casella, the guarantors named therein and Wilmington Trust Company, as trustee, including any notes, guarantees, collateral and security documents (including mortgages, pledge agreements and other security arrangements), instruments and agreements executed in connection therewith, and in each case as amended or refinanced from time to time, including any agreement or agreements extending the maturity of, refinancing or otherwise restructuring (including increasing the amount of other Indebtedness outstanding or available to be borrowed thereunder) all or any portion of the Indebtedness under such agreement, and any successor or replacement indenture.

“Senior Credit Facility” means the Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of July 9, 2009, among Casella, the Guarantors, Bank of America, N.A., as administrative agent, and the lenders party thereto, including any notes, guarantees, collateral and security documents (including mortgages, pledge agreements and other security arrangements), instruments and agreements executed in connection therewith, and in each case as amended or refinanced from time to time, including any agreement or agreements extending the maturity of, refinancing or otherwise restructuring (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder) all or any portion of the Indebtedness under such agreement, and any successor or replacement agreement or agreements with the same or any other borrowers, agents, creditors, lenders or group of creditors or lenders.

“Senior Debt” means:

(1)	all Indebtedness outstanding under the Senior Credit Facility, and all Hedging Obligations with respect thereto;

(2)	all Indebtedness outstanding under the Second Lien Notes and the Second Lien Notes Documents, and all Hedging Obligations with respect thereto;

(3)	any other Indebtedness of Casella or a Guarantor not prohibited under the terms of the 2019 notes indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with the 2019 notes or subordinated in right of payment to the 2019 notes or any other Indebtedness of Casella; and

(4)	all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3) (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1)	any liability for federal, state, local or other taxes owed or owing by Casella;

(2)	any Indebtedness of Casella to any of its Subsidiaries or other Affiliates;

(3)	any trade payables; or

(4)

any Indebtedness that is incurred in violation of the 2019 notes indenture (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (4) if the holders(s) of such obligation or their Representative shall have received an Officer’s Certificate of Casella to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date of the initial borrowing thereunder is made would not) violate the 2019 notes indenture).

“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof or (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (7), (8) or (9) under “Events of Default” has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Specified Assets” means the assets or Equity Interests of K-C International Ltd., the brokerage business of Casella Recycling LLC (f/k/a KTI Recycling of New England Inc.), U.S. GreenFiber LLC, KTI New Jersey Fibers, Inc., Casella RTG Investors Co., LLC, RecycleRewards, Inc. (the parent company of RecycleBank, LLC), MERC, the Ghent, NY recycling facility, the landfill gas-to-energy facility of The Hyland Facility Associates, the landfill gas-to-energy facility of New England Waste Services of N.Y., Inc., the landfill gas-to-energy facility of New England Waste Services of Maine, Inc., the Westfield, Jamestown and/or Dunkirk hauling companies and assets of Casella Waste Management of N.Y., Inc., the Peabody and/or Salem hauling companies and assets of Casella Waste Management of Massachusetts, Inc., or the successors of the foregoing only with respect to the businesses conducted by the foregoing on the date of the 2019 notes indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which such payment of interest or principal is scheduled to be paid in the documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantee” means the subordinated Guarantee by each Guarantor of Casella’s payment obligations under the 2019 notes indenture and the 2019 notes, executed pursuant to the 2019 notes indenture.

“Transaction Date” means the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio.

“Unrestricted Subsidiary” of any Person means

(1)	any Subsidiary of such Person that at the time of determination has been designated an Unrestricted Subsidiary, and has not been redesignated a Restricted Subsidiary, in accordance with the “—Additional 7.75% Senior Subordinated Notes due 2019—Designation of Restricted and Unrestricted Subsidiaries” covenant; and

(2)	any Subsidiary of such Unrestricted Subsidiary.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Capital Stock at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal or liquidation preference, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount or liquidation preference of such Indebtedness or Disqualified Capital Stock.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is intended as a summary only and, therefore, is not a complete description of our capital stock. This description is based upon, and is qualified by reference to, our certificate of incorporation, our bylaws and applicable provisions of Delaware corporate law. You should read our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

Our authorized capital stock consists of 100,000,000 shares of class A common stock, 1,000,000 shares of class B common stock and 944,250 shares of preferred stock. As of December 12, 2014, 39,544,805 shares of class A common stock were outstanding, 988,200 shares of class A common stock were issuable upon the conversion of outstanding shares of class B common stock, and no shares of preferred stock were outstanding. The only common stock that we would offer under this prospectus is class A common stock.

Common Stock

Annual Meeting. Annual meetings of our stockholders are held on the date designated in accordance with our by-laws. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than 60 days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose by the chief executive officer or the chairman of the board of directors. Except as may be otherwise provided by applicable law, our restated certificate of incorporation or our by-laws, all elections shall be decided by a plurality, and all other questions shall be decided by a majority, of the votes cast by stockholders entitled to vote thereon at a duly held meeting of stockholders at which a quorum is present.

Voting Rights. On all matters submitted to a vote of our stockholders, the holders of our class A common stock are entitled to one vote per share, and the holders of our class B common stock are entitled to ten votes per share. The holders of all classes of our common stock entitled to vote will generally vote together as a single class on all matters presented to the stockholders for their vote or approval, except that the holders of class A common stock, voting separately as a class, will at all times be entitled to elect one director, and such director may be removed, with or without cause, only by the holders of our class A common stock.

Dividends. The holders of our class A common stock and class B common stock are entitled to receive dividends if, as and when such dividends are declared by our board of directors out of assets legally available therefor, subject to any preferential rights of our preferred stock, if any. We may not make any dividend or distribution to any holder of any class of our common stock unless simultaneously with such dividend or distribution we make the same dividend or distribution with respect to each outstanding share of our common stock regardless of class. In the case of a dividend or other distribution payable in shares of a class of our common stock, including distributions pursuant to stock splits or divisions of common stock, only shares of our class A common stock may be distributed with respect to class A common stock, and only shares of our class B common stock may be distributed with respect to class B common stock. Whenever a dividend or distribution, including distributions pursuant to stock splits or divisions of common stock, is payable in shares of a class of common stock, the number of shares of each class of common stock payable per share of such class of common stock shall be equal in number. In the case of dividends or other distributions consisting of our other voting securities or of voting securities of any corporation which is a wholly-owned subsidiary of ours, we shall declare and pay such dividends in two separate classes of such voting securities, identical in all respects except that:

•	the voting rights of each such security issued to the holders of class A common stock shall be one-tenth of the voting rights of each such security issued to holders of class B common stock;

•	such security issued to holders of class B common stock shall convert into the security issued to the holders of class A common stock upon the same terms and conditions applicable to the conversion of class B common stock into class A common stock and shall have the same restrictions on transfer and ownership applicable to the transfer and ownership of our class B common stock; and

•	with respect only to dividends or other distributions of voting securities of any corporation which is a wholly owned subsidiary of ours, the respective voting rights of each such security issued to holders of class A common stock and class B common stock with respect to elections of directors shall otherwise be as comparable as is practicable to those of our class A common stock and class B common stock, respectively.

In the case of dividends or other distributions consisting of securities convertible into, or exchangeable for, our voting securities or of voting securities of any corporation which is a wholly owned subsidiary of ours, we are required to provide that such convertible or exchangeable securities and the underlying securities are identical in all respects, including, without limitation, the conversion or exchange rate, except that the underlying securities shall have the same differences as they would have if we issued voting securities of ours or of a wholly-owned subsidiary of ours rather than issuing securities convertible into, or exchangeable for, such securities.

Reclassification and Merger. In the event we enter into any consolidation, merger, combination or other transaction in which shares of our common stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, and in such event, the shares of each class of our common stock will be exchanged for or changed into either:

•	the same amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of any other class of common stock is exchanged or changed; provided, however, that if shares of common stock are exchanged for or changed into shares of capital stock, such share so exchanged for or changed into may differ to the extent and only to the extent that our class A common stock and class B common stock differ as provided in our certificate of incorporation; or

•	if holders of each class of common stock are to receive different distributions of stock, securities, cash and/or any other property, an amount of stock, securities, cash and/or property per share having a value, as determined by an independent investment banking firm of national reputation selected by our board of directors, equal to the value per share into which or for which each share of any other class of common stock is exchanged or changed.

Liquidation and Dissolution. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, after payment or provision for payment of our debts and our other liabilities and after making provision for the holders of our preferred stock, if any, our remaining assets and funds, if any, will be divided among and paid ratably to the holders of our class A common stock and class B common stock treated as a single class.

Other Rights. The holders of our class A common stock and class B common stock are not entitled to preemptive rights. None of the class A common stock or class B common stock may be subdivided or combined in any manner unless the other class of common stock is subdivided or combined in the same proportion. We may not make any offering of options, rights or warrants to subscribe for shares of class B common stock. If we make an offering of options, rights or warrants to subscribe for shares of any other class or classes of capital stock (other than class B common stock) to all holders of a class of common stock, then we are required to simultaneously make an identical offering to all holders of the other classes of common stock other than to any class the holders of which, voting as a separate class, agree that such offering need not be made to such class. All such options, rights or warrants offerings shall offer the respective holders of class A common stock and class B common stock the right to subscribe at the same rate per share.

Transfer Agent and Registrar. Computershare is transfer agent and registrar for the Class A common stock.

Preferred Stock

We are authorized to issue “blank check” preferred stock, which may be issued in one or more series upon authorization of our board of directors. Our board of directors is authorized to fix the designation of the series, the number of authorized shares of the series, dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, powers, preferences and limitations applicable to each series of preferred stock. The authorized shares of our preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. If the approval of our stockholders is not required for the issuance of shares of our preferred stock, our board may determine not to seek stockholder approval. The specific terms of preferred stock offered pursuant to this prospectus will be described in the prospectus supplement relating to that series of preferred stock.

A series of our preferred stock could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue such shares based upon its judgment as to the best interests of our stockholders. Our directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.

The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of preferred stock. You should read the prospectus supplement relating to the particular series of preferred stock being offered for specific terms, including:

•	the designation and stated value per share of the preferred stock and the number of shares offered;

•	the amount of liquidation preference per share;

•	the dividend rate, or method of calculation of dividends, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to accumulate;

•	the price at which the preferred stock will be issued;

•	any redemption or sinking fund provisions;

•	if other than the currency of the United States, the currency or currencies including composite currencies in which the preferred stock is denominated and/or in which payments will or may be payable;

•	any conversion provisions;

•	whether we have elected to offer depositary shares as described under “Description of Depositary Shares;” and

•	any other rights, preferences, privileges, limitations and restrictions on the preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, each series of preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.

As described under “Description of Depositary Shares,” we may, at our option, with respect to any series of preferred stock, elect to offer fractional interests in shares of preferred stock, and provide for the issuance of depositary receipts representing depositary shares, each of which will represent a fractional interest in a share of the series of preferred stock. The fractional interest will be specified in the prospectus supplement relating to a particular series of preferred stock.

Rank. Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up of its affairs, rank:

•	senior to our common stock and to all equity securities ranking junior to such preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs;

•	on a parity with all equity securities issued by us, the terms of which specifically provide that such equity securities rank on a parity with the preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs; and

•	junior to all equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs.

The term “equity securities” does not include convertible debt securities.

Dividends. Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends at such rates and on such dates described in the applicable prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our board of directors, as specified in the applicable prospectus supplement.

Dividends on any series of preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.

No dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless full dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities.

No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.

Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before we make any distribution or payment to the holders of any common stock or any other class or series of our capital stock ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of our affairs, the holders of each series of preferred stock shall be entitled to receive out of assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share set forth in the applicable prospectus supplement, plus any accrued and unpaid dividends thereon. Such dividends will not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods. Unless otherwise specified in the applicable prospectus supplement, after payment of the full amount of their liquidating distributions, the holders of preferred stock will have no right or claim to any of our remaining assets. Upon any such voluntary or involuntary liquidation, dissolution or winding up, if our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock and the corresponding amounts payable on all other classes or series of our capital stock ranking on parity with the preferred stock and all other such classes or series of shares of capital stock ranking on parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other such classes or series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

Upon any such liquidation, dissolution or winding up and if we have made liquidating distributions in full to all holders of preferred stock, we will distribute our remaining assets among the holders of any other classes or series of capital stock ranking junior to the preferred stock according to their respective rights and preferences and, in each case, according to their respective number of shares. For such purposes, our consolidation or merger with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or assets will not be deemed to constitute a liquidation, dissolution or winding up of our affairs.

Redemption. If so provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares of preferred stock that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon to the date of redemption. Unless the shares have a cumulative dividend, such accrued dividends will not include any accumulation in respect of unpaid dividends for prior dividend periods. We may pay the redemption price in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of shares of our capital stock, the terms of such preferred stock may provide that, if no such shares of our capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock shall automatically and mandatorily be converted into the applicable shares of our capital stock pursuant to conversion provisions specified in the applicable prospectus supplement. Notwithstanding the foregoing, we will not redeem any preferred stock of a series unless:

•	if that series of preferred stock has a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends on the preferred stock for all past dividend periods and the then current dividend period; or

•	if such series of preferred stock does not have a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends for the then current dividend period.

In addition, we will not acquire any preferred stock of a series unless:

•	if that series of preferred stock has a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends on all outstanding shares of such series of preferred stock for all past dividend periods and the then current dividend period; or

•	if that series of preferred stock does not have a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends on the preferred stock of such series for the then current dividend period.

However, at any time we may purchase or acquire preferred stock of that series (1) pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of such series or (2) by conversion into or exchange for shares of our capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation.

If fewer than all of the outstanding shares of preferred stock of any series are to be redeemed, we will determine the number of shares that may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder or by any other equitable manner that we determine. Such determination will reflect adjustments to avoid redemption of fractional shares.

Unless otherwise specified in the applicable prospectus supplement, we will mail notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock to be redeemed at the address shown on our stock transfer books. Each notice shall state:

•	the redemption date;

•	the number of shares and series of preferred stock to be redeemed;

•	the redemption price;

•	the place or places where certificates for such preferred stock are to be surrendered for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accrue on such redemption date;

•	the date on which the holder’s conversion rights, if any, as to such shares shall terminate; and

•	the specific number of shares to be redeemed from each such holder if fewer than all the shares of any series are to be redeemed.

If notice of redemption has been given and we have set aside the funds necessary for such redemption in trust for the benefit of the holders of any shares called for redemption, then from and after the redemption date, dividends will cease to accrue on such shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

Voting Rights. Holders of preferred stock will not have any voting rights, except as required by law or as indicated in the applicable prospectus supplement.

Unless otherwise provided for under the terms of any series of preferred stock, no consent or vote of the holders of shares of preferred stock or any series thereof shall be required for any amendment to our certificate of incorporation that would increase the number of authorized shares of preferred stock or the number of authorized shares of any series thereof or decrease the number of authorized shares of preferred stock or the number of authorized shares of any series thereof (but not below the number of authorized shares of preferred stock or such series, as the case may be, then outstanding).

Conversion Rights. The terms and conditions, if any, upon which any series of preferred stock is convertible into our common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the shares of preferred stock are convertible, the conversion price, rate or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at our option or at the option of the holders of the preferred stock, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption.

Transfer Agent and Registrar. The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law That May Have Anti-Takeover Effects

Board of Directors. Our certificate of incorporation and by-laws provide for the division of our board of directors into three classes as nearly equal in size as possible, with no class having more than one director more than any other class, with staggered three-year terms. The director nominated by holders of our class A common stock and elected to office is a class I director. Our certificate of incorporation and by-laws provide that directors may be removed with or without cause by the vote of the holders of shares representing at least 75% of the votes which all of our stockholders would be entitled to cast at any election of directors, other than an election of the class A director. The class A director may be removed only by the holders of at least 75% of the outstanding shares of our class A common stock. Moreover, our certificate of incorporation and by-laws provide that any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office. The term of any director elected to fill a vacancy between annual meetings will last until the next annual meeting and until such director’s successor has been elected and qualified, or until his earlier death, resignation or removal. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or discourage a third party from acquiring, us.

Removal of Directors by Stockholders. Delaware law provides that members of our board of directors may only be removed for cause by a vote of the holders of a majority of the outstanding shares entitled to vote on the election of the directors.

Stockholder Nomination of Directors. Our by-laws provide that a stockholder must notify us in writing of any stockholder nomination of a director not earlier than the 120th day and not later than the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of (x) the 90th day prior to the date of such meeting and (y) the 10th day following the day on which notice of the date such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever occurs first.

No Action By Written Consent. Our restated certificate of incorporation provides that our stockholders may not act by written consent and may only act at duly called meetings of stockholders.

Delaware Business Combination Statute. Section 203 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, is applicable to us. Section 203 of the DGCL restricts some types of transactions and business combinations between a corporation and a 15% stockholder. A 15% stockholder is generally considered by Section 203 to be a person owning 15% or more of the corporation’s outstanding voting stock. Section 203 refers to a 15% stockholder as an “interested stockholder.” Section 203 restricts these transactions for a period of three years from the date the stockholder acquires 15% or more of our outstanding voting stock. With some exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, Section 203 prohibits significant business transactions such as:

•	a merger with, disposition of significant assets to or receipt of disproportionate financial benefits by the interested stockholder, and

•	any other transaction that would increase the interested stockholder’s proportionate ownership of any class or series of our capital stock.

The shares held by the interested stockholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval.

The prohibition against these transactions does not apply if:

•	prior to the time that any stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction in which such stockholder acquired 15% or more of our outstanding voting stock, or

•	the interested stockholder owns at least 85% of our outstanding voting stock as a result of a transaction in which such stockholder acquired 15% or more of our outstanding voting stock. Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation.

Directors’ Liability

Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•	for any transaction from which the director derived an improper personal benefit

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

Our certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. In addition, we have entered into indemnification agreements with our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify each such director or executive officer, as applicable, for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of our directors or executive officers, as applicable.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

DESCRIPTION OF DEPOSITARY SHARES

General

We may, at our option, elect to offer fractional shares of preferred stock, which we call depositary shares, rather than full shares of preferred stock. If we do, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be described in the applicable prospectus supplement, of a share of a particular series of preferred stock. Unless otherwise provided in the applicable prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The description of the terms of the depositary shares contained in this prospectus is not complete. You should refer to the form of the deposit agreement, our certificate of incorporation and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions, if any, received in respect of the preferred stock underlying the depositary shares to the record holders of depositary shares in proportion to the numbers of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the underlying preferred stock.

If there is a distribution other than in cash, the depositary will distribute property (including securities) received by it to the record holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, adopt another method for the distribution, including selling the property and distributing the net proceeds from the sale to the holders.

Liquidation Preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of the voluntary or involuntary liquidation, dissolution or winding up of us, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Withdrawal of Stock

Unless the related depositary shares have been previously called for redemption, upon surrender of the depositary receipts at the office of the depositary, the holder of the depositary shares will be entitled to delivery, at the office of the depositary to or upon his or her order, of the number of whole shares of the preferred stock and any money or other property represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. In no event will the depositary deliver fractional shares of preferred stock upon surrender of depositary receipts. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.

Redemption of Depositary Shares

Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, so long as we have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accumulated and unpaid dividends on the preferred stock to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable on the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata or by any other equitable method as may be determined by the depositary.

After the date fixed for redemption, depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of depositary shares will cease, except the right to receive the monies payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon redemption upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts relating to that preferred stock. The record date for the depositary receipts relating to the preferred stock will be the same date as the record date for the preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by the depositary shares in accordance with those instructions, and we will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote any shares of preferred stock except to the extent it receives specific instructions from the holders of depositary shares representing that number of shares of preferred stock.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and such other charges (including those in connection with the receipt and distribution of dividends, the sale or exercise of rights, the withdrawal of the preferred stock and the transferring, splitting or grouping of depositary receipts) as are expressly provided in the deposit agreement to be for their accounts. If these charges have not been paid by the holders of depositary receipts, the depositary may refuse to transfer depositary shares, withhold dividends and distributions and sell the depositary shares evidenced by the depositary receipt.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by the holders of a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may remove the depositary at any time. Any resignation or removal of the depositary will take effect upon our appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having the requisite combined capital and surplus as set forth in the applicable agreement.

Notices

The depositary will forward to holders of depositary receipts all notices, reports and other communications, including proxy solicitation materials received from us, that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Limitation of Liability

Neither we nor the depositary will be liable if either we or it is prevented or delayed by law or any circumstance beyond its control in performing its obligations. Our obligations and those of the depositary will be limited to performance in good faith of our and their duties thereunder. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts, including contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified number of shares of our common stock, preferred stock or depositary shares at a future date or dates, which we refer to in this prospectus as purchase contracts. The price per share of common stock, preferred stock or depositary shares and the number of shares of each may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units, often known as purchase units, consisting of one or more purchase contracts and beneficial interests in debt securities or any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the common stock, preferred stock or depositary shares under the purchase contracts.

The purchase contracts may require us to make periodic payments to the holders of the purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under those contracts in a specified manner, including pledging their interest in another purchase contract.

The applicable prospectus supplement will describe the terms of the purchase contracts and purchase units, including, if applicable, collateral or depositary arrangements.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, common stock, preferred stock or depositary shares. We may offer warrants separately or together with one or more additional warrants, debt securities, common stock, preferred stock or depositary shares, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the applicable prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the expiration date of the warrants. The applicable prospectus supplement will also describe the following terms of any warrants:

•	the specific designation and aggregate number of, and the offering price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants are to be sold separately or with other securities as parts of units;

•	whether the warrants will be issued in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the designation and terms of any equity securities purchasable upon exercise of the warrants;

•	the designation, aggregate principal amount, currency and terms of any debt securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities, common stock, preferred stock or depositary shares with which the warrants are issued and, the number of warrants issued with each security;

•	if applicable, the date from and after which any warrants issued as part of a unit and the related debt securities, common stock, preferred stock or depositary shares will be separately transferable;

•	the number of shares of common stock, the number of shares of preferred stock or the number of depositary shares purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the antidilution provisions of, and other provisions for changes to or adjustment in the exercise price of, the warrants, if any;

•	any redemption or call provisions; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange or exercise of the warrants.

FORMS OF SECURITIES

Each debt security, depositary share, purchase contract, purchase unit and warrant will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Unless the applicable prospectus supplement provides otherwise, certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, depositary shares, purchase contracts, purchase units or warrants represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the debt securities, depositary shares, purchase contracts, purchase units and warrants in the form of one or more fully global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a global security may not be transferred except as a whole by and among the depositary for the global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in global securities.

So long as the depositary, or its nominee, is the registered owner of a global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the global security for all purposes under the applicable indenture, deposit agreement, purchase contract, warrant agreement or purchase unit agreement. Except as described below, owners of beneficial interests in a global security will not be entitled to have the securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, deposit agreement, purchase contract, purchase unit agreement or warrant agreement. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for that global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, deposit agreement, purchase contract, purchase unit agreement or warrant agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, deposit agreement, purchase contract, purchase unit agreement or warrant agreement, the depositary for the global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to depositary shares, warrants, purchase agreements or purchase units, represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security. None of us, the trustees, the warrant agents, the unit agents or any other agent of ours, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a global security, upon receipt of any payment to holders of principal, premium, interest or other distribution of underlying securities or other property on that global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of the securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the global security that had been held by the depositary. Any securities issued in definitive form in exchange for a global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We may sell securities:

•	through underwriters;

•	through dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

We may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act, and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name of the agent or any underwriters;

•	the public offering or purchase price and the proceeds we will receive from the sale of securities;

•	any discounts and commissions to be allowed or paid to the agent or underwriters;

•	all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or re-allowed or paid to dealers; and

•	any exchanges on which the securities will be listed.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Remarketing firms, agents, underwriters, dealers and other persons may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•	the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

•	if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Certain agents, underwriters and dealers, and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

To comply with the securities laws of some states, if applicable, the securities may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the securities in respect of which this prospectus is being delivered will be passed upon by Wilmer Cutler Pickering Hale and Dorr LLP and certain specific matters under New Hampshire law will be passed upon by Cleveland, Waters & Bass, P.A., certain specific matters under Pennsylvania law will be passed upon by Cohen & Grigsby, PC, certain specific matters under New Jersey law will be passed upon by Fox Rothschild LLP, certain specific matters under Virginia law will be passed upon by Hunton & Williams LLP, certain specific matters under Vermont law will be passed upon by Paul Frank + Collins, P.C. and certain specific matters under Maine law will be passed upon by Pierce Atwood LLP.

EXPERTS

The consolidated financial statements and financial statement schedule of Casella Waste Systems, Inc. and subsidiaries (the “Company”) included in the Company’s Annual Report (Form 10-K) as of April 30, 2014 and 2013 and for the three years ended April 30, 2014, and the effectiveness of the Company’s internal control over financial reporting as of April 30, 2014 have been audited by McGladrey LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

$60,000,000

Casella Waste Systems, Inc.

7.75% Senior Subordinated Notes due 2019

PROSPECTUS    SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch

J.P. Morgan

Co-Managers

Comerica Securities

Raymond James

                    , 2015